UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

CORD BLOOD AMERICA, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$15,500,000

(5)	Total fee paid:

$1,929.75

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY MATERIAL; SUBJECT TO COMPLETION

CORD BLOOD AMERICA, INC.

March [ ], 2018

Dear Shareholder:

You are invited to attend a special meeting (the “Meeting”) of the holders of shares (“Shareholders”) of common stock (“Common Stock”) of Cord Blood America, Inc. (the “Company”) to be held at [_____________] on [___________], 2018 at [_______] [Eastern] Time.

As described in more detail in the enclosed proxy statement (the “Proxy Statement”), on February 6, 2018, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with California Cryobank Stem Cell Services LLC, a California limited liability company, pursuant to which we agreed, subject to the approval of our Shareholders, to, among other things, sell substantially all of the operating assets of the Company (excluding the Company’s cash and certain other assets) (the “Sale”).

At the Meeting, you will be asked to consider and vote upon a proposal to approve the Sale.  As part of the Sale, we also are selling the name of the Company and we will need to change our name.  Accordingly, we also are asking you to vote to amend our Amended and Restated Articles of Incorporation to change our name to “[CBA, Inc.]” contingent upon the closing of the Sale. In addition, we are asking you to vote to amend our Amended and Restated Articles of Incorporation to adopt a provision to protect the Company’s net operating losses for tax purposes (the “Protective Amendment”).

The Company plans to distribute, in an initial distribution (with potential subsequent installment distributions thereafter), cash from the Sale and the Company’s other cash, subject to a contingency reserve for remaining costs and liabilities, following the closing of the Sale.  The amount and timing of the distributions to Shareholders will be determined by the Board in its discretion, subject to the provisions of the Asset Purchase Agreement.  On the bases described in the Proxy Statement, the Board anticipates that the amount of the initial distribution to Shareholders will be between approximately [$___] and [$___] per share of Common Stock.

The Sale pursuant to the Asset Purchase Agreement is the result of a broad review of strategic alternatives by the Board.  The Board retained CREO | Montminy & Co., LLC (“CM&Co.”) to, among other things, provide an opinion (the “Fairness Opinion”) regarding the fairness to the Company, from a financial point of view, of the consideration to be paid to the Company pursuant to the Sale.  CM&Co. has provided the Board with its opinion that as of February 6, 2018 the consideration to be received by the Company pursuant to the Sale is fair to the Company from a financial point of view.

The Board has reviewed the Asset Purchase Agreement and the Fairness Opinion, as well as other relevant materials, carefully and has unanimously concluded that the Sale, pursuant to the Asset Purchase Agreement, in its opinion, is advisable and fair to and in the best interests of the Company and the Shareholders, and should be presented to the Shareholders for approval.  The Board additionally has concluded that it is in the best interests of the Company to effect the change of the Company’s name, subject to the consummation of the Sale and adopt the Protective Amendment.  The Board unanimously recommends that Shareholders vote in favor of the Sale and the two amendments to the Company’s Amended and Restated Articles of Incorporation.

The Proxy Statement sets forth information about the background and details of the Sale, the background and details of the Protective Amendment and the Meeting.  The Proxy Statement additionally requests Shareholder approval of, and contains information with respect to the grant of authority of the Board to adjourn the Meeting, even if a quorum is present, if necessary or appropriate in the sole discretion of the Board, including to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Sale, the change of the Company’s name and the Protective Amendment.  The Board unanimously recommends that the Shareholders vote in favor of this additional proposal.

Please carefully consider the information set forth in the Proxy Statement and related materials and consult your financial, income tax or other professional advisor as appropriate.

On behalf of the Board, I hope that you will attend the Meeting and vote in favor of the proposals.

Sincerely,

/s/ David Sandberg
Chairman of the Board

Cord Blood America, Inc.

1857 Helm Drive

Las Vegas, NV 89119

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

REGARDING THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS

OF

CORD BLOOD AMERICA, INC.

TO BE HELD [_________________], 2018

To the Shareholders of Cord Blood America, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Cord Blood America, Inc. (the “Company”) will be held on [_______, ______________ ____], 2018 at [__________] [Eastern] Time at [______________] (the “Meeting”), for the following purposes:

1.           To consider and vote on a proposal to approve the sale of substantially all of the assets of the Company and its subsidiaries (the “Sale”) pursuant to, and the other transactions contemplated by, the Asset Purchase Agreement attached as Annex A to the accompanying proxy statement (the “Asset Purchase Agreement”);

2.           To consider and vote on a proposal to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to change its corporate name to “[CBA, Inc.]”, contingent on and effective upon the consummation of the Sale;

3.           To consider and vote on a proposal to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to adopt a provision to protect the Company’s net operating losses for tax purposes (the “Protective Amendment”);

4.           To grant authority to the Board of Directors of the Company (the “Board”) to adjourn the Meeting, even if a quorum is present, if necessary or appropriate in the sole discretion of the Board, including to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Sale, the change of the Company’s name and/or the adoption of the Protective Amendment; and

5.           To take action on any other business that may properly come before the Meeting and any adjournment or postponement thereof.

Only shareholders of the Company who owned the Company’s common stock at the close of business on [____________], 2018 can vote at the Meeting or any adjournment or postponement of the Meeting.

All shareholders of the Company are cordially invited to attend the Meeting in person.  To assure your representation at the Meeting, however, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope for that purpose.  If you later desire to revoke your proxy for any reason, you may do so in the manner provided in the accompanying proxy statement.  Your shares of the Company’s common stock will be voted in accordance with the instructions you have given in the proxy.  You will find more instructions on how to vote in the accompanying proxy statement.

Accompanying this Notice of Special Meeting of the Company’s shareholders are (a) a proxy statement and attached annexes and (b) a form of proxy (or a voting instruction form if you hold shares of common stock through a broker or other intermediary).

The Company has concluded that its shareholders who are entitled to vote on Proposal No. 1 are entitled to assert dissenters’ rights with respect to Proposal No. 1 under Sections 607.1301 to 607.1333 of the Florida Business Corporation Act. The procedure for dissent and appraisal is described in Sections 607.1301 to 607.1333 of the Florida Business Corporation Act, which is attached as Appendix C to the Proxy Statement accompanying this Notice. We are providing this notice and a copy of such sections pursuant to Section 607.1320 of the Florida Business Corporation Act. We require strict adherence to the procedures set forth therein, and failure to do so may result in the loss of all dissenters’ appraisal rights. Accordingly, each shareholder who is entitled to and might desire to exercise dissenters’ appraisal rights should carefully consider and comply with the provisions of those sections and consult his or her legal advisor.

The enclosed materials require the Company’s shareholders to make important decisions with respect to the Company.  Please read carefully the accompanying proxy statement and its annexes, as these documents contain detailed information relating to, among other things, the sale of substantially all of the assets of the Company.  If you are in doubt as to how to make these decisions, please consult your financial, legal or other professional advisors.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED ANY OF THE MATTERS TO BE ACTED UPON AT THE SPECIAL MEETING, PASSED UPON THE MERITS OR FAIRNESS OF SUCH MATTERS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

InvestorCom, Inc.

Stockholders Call Toll Free: 877-972-0090

Banks and Brokers Call Collect: 203-972-9300

By order of the Board of Directors,

Anthony Snow Corporate Secretary

Las Vegas, Nevada March [ ], 2018

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

to be Held on [_______________], 2018:

This Notice of Special Meeting of the Company’s shareholders and the proxy statement and related materials are available on the Company’s website, available at https://www.cordblood-america.com/investors

TABLE OF CONTENTS

INTRODUCTION	1
SUMMARY TERM SHEET	1
GLOSSARY OF TERMS	10
FORWARD-LOOKING STATEMENTS	11
CAUTIONARY STATEMENT	12
QUESTIONS AND ANSWERS ABOUT THE MEETING	12
RISK FACTORS	20
PROPOSAL NO. 1 – SALE	23
PROPOSAL NO. 2 – NAME CHANGE	39
PROPOSAL NO. 3 – PROTECTIVE AMENDMENT	40
PROPOSAL NO. 4 – ADJOURNMENT	47
COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	48
INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	49
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	49
GENERAL	51
SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING	51
WHERE YOU CAN FIND ADDITIONAL INFORMATION	52

Annex A	Asset Purchase Agreement, dated February 6, 2018, by and between Cord Blood America, Inc. and California Cryobank Stem Cell Services LLC. *The foregoing exhibit excludes confidential disclosure schedules that are part of the Asset Purchase Agreement.

Annex B	Opinion of CREO | Montminy & Co.

Annex C	Florida Business Corporation Act – Appraisal Rights Statute

Annex D	Proposed Form of Protective Amendment

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

INTRODUCTION

This Proxy Statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies from the holders of shares of the issued and outstanding common stock (“Common Stock”) of Cord Blood America, Inc. (the “Company”) to be voted at a Special Meeting of Shareholders to be held on [________________], 2018, at [__________] Time, at [_______________________________________] (the “Meeting”).

The enclosed proxy is solicited by the Board of Directors of the Company (the “Board”).  These proxy materials have been prepared for the Board by the Company’s management.  This Proxy Statement and the proxy card are first being mailed to the holders of Common Stock entitled to vote at the Meeting (“Shareholders”) on or about [____], 2018.

The mailing address of the Company’s principal executive office is 1857 Helm Drive, Las Vegas, NV 89119.

Capitalized terms used but not defined in this Proxy Statement have the meanings set forth in the “Glossary of Terms” section beginning on page 10 below.

The terms “we,” ”our,” “us” or “Cord Blood” refer to the Company and its subsidiaries.

SUMMARY TERM SHEET

The following is a summary of certain information contained elsewhere in this Proxy Statement or in its annexes.  This information is not, and is not intended to be, complete.  This is a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement and the annexes hereto.  Shareholders are urged to review carefully the entirety of this Proxy Statement and all annexes hereto.  Certain capitalized terms used in this Proxy Statement have the meanings set forth in the “Glossary of Terms” section beginning on page 10 below.

Meeting

The Meeting will be held on [__________], 2018 at [____________] Time at [__________________] for the purposes of approving:

•	The sale of substantially all of the assets of the Company and its subsidiaries pursuant to, and the other transactions contemplated by, the Asset Purchase Agreement (the “Asset Purchase Agreement”) attached as Annex A to this Proxy Statement (the “Sale” and such proposal being the “Sale Proposal”);

•	An amendment to the Company’s Amended and Restated Articles of Incorporation to change its corporate name to “[CBA, Inc.]”, contingent on and effective upon the consummation of the Sale (the “Name Change” and such proposal being the “Name Change Proposal”);

•	An amendment to the Company’s Amended and Restated Articles of Incorporation to adopt a provision to protect the Company’s net operating losses for tax purposes (the “Protective Amendment”, and such proposal being the “Protective Amendment Proposal”);

•	The grant of authority to the Board to adjourn the Meeting, even if a quorum is present, in the sole discretion of the Board, including to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Sale, the Name Change and/or the Protective Amendment (the “Adjournment Proposal”); and

•	Any other business that may properly come before the Meeting and any adjournment or postponement thereof.

The Record Date and Quorum

The record date for determining the Shareholders entitled to receive notice of and to vote at the Meeting is the close of business on [_______________], 2018 (the “Record Date”).

A Shareholder is entitled to receive notice of, and to vote at, the Meeting if such Shareholder owned shares of Common Stock at the close of business on the Record Date.  A Shareholder of record will have one vote for each share of Common Stock held at the close of business on the Record Date.  At the close of business on the Record Date, there were [_____________] shares of Common Stock outstanding and entitled to vote at the Meeting.

A quorum is necessary to hold the Meeting and conduct business.  The presence, either in person or represented by proxy, of Shareholders who can direct the vote of at least a majority of the outstanding shares of Common Stock as of the Record Date is considered a quorum.  A Shareholder is counted present at the meeting if (a) the Shareholder is present and votes in person at the meeting or (b) the Shareholder has properly submitted a proxy.

Shares of Common Stock that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote and does not have discretionary authority to vote (i.e., broker non-votes) and shares that are not voted in other circumstances in which proxy authority is defective or has been withheld, will be counted for purposes of establishing a quorum.

If a quorum is not present, the Meeting will be adjourned until a quorum is obtained.

In addition, even if a quorum is present, the Board may hold a vote on the Adjournment Proposal, if in its sole discretion, it determines that it is necessary or appropriate for any reason to adjourn the Meeting to a later date.  See “Proposal No. 4 – Adjournment.”

The Parties

The Seller Parties under the Asset Purchase Agreement include the Company and its following wholly-owned subsidiaries: Cord Partners, Inc., CorCell Companies, Inc., CorCell, Ltd., CBA Properties, Inc., and Career Channel, Inc. (formerly Rainmakers International). The Company, along with its subsidiaries, facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children. The Company’s principal executive office is located at 1857 Helm Drive, Las Vegas, NV 89119, and its website is: http://www.cordblood-america.com.

Buyer in the Sale is California Cryobank Stem Cell Services LLC, a California limited liability company. In this Proxy Statement, we refer to California Cryobank Stem Cell Services LLC as “Buyer”. Founded in 1997, Buyer has more than 20 years of experience and is one of the fastest growing cord blood and cord tissue companies in the United States. Buyer has nearly 100,000 units in storage for families that want a biologic resource that can be used to protect their families with future stem cell treatments. Buyer is a subsidiary of the California Cryobank LLC, a California limited liability company, which is the world leader in frozen donor gamete services (donor sperm and egg services), as well as fertility preservation. California Cryobank and its affiliates are portfolio companies of two healthcare-focused private investment firms, Longitude Capital and NovaQuest Capital Management. Buyer’s corporate address is 11915 La Grange Avenue, Los Angeles, CA 90025, and its website is: http://CaliforniaCryobank.com.

Prior to entering into the Asset Purchase Agreement, none of the Seller Parties had done business of a material nature with or entered into any other material transactions with Buyer or any of its affiliates within the preceding two years.

The Sale

Asset Purchase Agreement

Following is a summary of the principal terms of the Asset Purchase Agreement:

•	Pursuant to the Asset Purchase Agreement, the Seller Parties will sell to the Buyer substantially all of the operating assets of the Seller Parties.

•	The total consideration for the purchase and sale of the assets of the Seller Parties is $15.5 million in cash, plus the assumption of certain specified liabilities. At Closing, $3,000,000 of the Purchase Price will be held back in an escrow account to cover potential indemnification claims during the two years following closing. The remaining $12.5 million of the Purchase Price will be paid to the Company. The Purchase Price and the Escrow Payment are more specifically described in the Asset Purchase Agreement and elsewhere in this Proxy Statement. See “Proposal No. 1 – Sale – Summary of Proxy Statement – Purchase Price.”

•	The Asset Purchase Agreement contains a number of representations and warranties of the Seller Parties to the Buyer relating to, among other things: organization of the Seller Parties; authority of the Seller Parties; conflicts and consents; capitalization of the Seller Parties; title to the purchased assets; condition and sufficiency of assets; real property; material contracts; licenses; intellectual property; management of the Company; legal proceedings and Governmental Orders; compliance with laws and permits; periodic reporting with the Commission and financial statements; the absence of undisclosed liabilities; the absence of certain changes and certain events; taxes; employee benefit matters; insurance; product warranties; brokers; environmental matters; privacy and data security; employment matters; lack of restrictions on business activities; transactions with affiliates; solvency; non-applicability of the Health Insurance Portability and Accountability act of 1996, as amended (“HIPAA”); compliance with anti-corruption laws; and certain assets in the custody of a third party.

•	The Asset Purchase Agreement contains a number of representations and warranties of the Buyer to the Seller Parties relating to, among other things: organization of the Buyer; authority of the Buyer; conflicts and consents; brokers; licenses; and the Buyer’s credit facility and financing of the Sale.

•	The conditions precedent to the obligations of the Buyer to complete the Sale (each of which may be waived by Buyer at or before Closing), include the following:

o	the representations and warranties of the Seller Parties in the Asset Purchase Agreement must be true and correct in all material respects on and as of the date of signing the Asset Purchase Agreement and on the Closing Date (subject to certain exceptions);

o	the Seller Parties’ performance of their respective agreements, covenants and conditions set forth in the Asset Purchase Agreement, as applicable, through the Closing Date;

o	the Seller Parties receiving all approvals, consents, and waivers that are necessary to consummate the Sale, such that the Buyer shall have received all such requisite consents and approvals to assume, acquire and have the benefit of at least 97% of the contracts assumed by it pursuant to the Sale;

o	the absence of a Governmental Order making the Sale illegal, or otherwise restraining or prohibiting the consummation of the Sale;

o	the absence of a Material Adverse Effect;

o	the delivery of the signatures, certificates, instruments, and other deliverables by the Seller Parties and the Company that are contemplated by the Asset Purchase Agreement;

o	the Company shall have received approval from the Shareholders of the Asset Purchase Agreement and the Sale; and

o	the Company shall have received the consent of the lessor of its headquarters facility to the deemed assignment of the applicable lease as a result of the Sale and related transactions.

•	The conditions precedent to the obligations of the Company to complete the Sale (each of which may be waived by the Company at or before Closing), include the following:

o	the representations and warranties of the Buyer in the Asset Purchase Agreement must be true and correct in all material respects on and as of the date of signing the Asset Purchase Agreement and on the Closing Date (subject to certain exceptions);

o	the Buyer’s performance of its agreements, covenants and conditions set forth in the Asset Purchase Agreement, as applicable, through the Closing Date;

o	the Company shall have received approval from the Shareholders of the Asset Purchase Agreement and the Sale; and

o	the delivery of the signatures, certificates, instruments, and other deliverables by the Buyer that are contemplated by the Asset Purchase Agreement;

•	The Asset Purchase Agreement contains numerous covenants of the Seller Parties and the Buyer during the period up to and including the Closing Date. The covenants that are specific to the Seller Parties generally relate to, among other things: the conduct of the Seller Parties’ business operations before the Closing; providing the Buyer with access to, and deliveries of, certain information; holding a meeting of the Shareholders and soliciting proxies to the Shareholders to obtain the approval of the Sale by the Shareholders; notifications to Buyer of certain events; the Seller Parties’ agreement not to compete for three years; changing of the name of the Seller Parties at or prior to Closing; keeping certain information concerning the Seller Parties’ business and other matters confidential; the remittance to Buyer of funds received by the Seller Parties from customers with respect to the provision of services by Buyer post-Closing; non-solicitation of customers, vendors or Seller Parties’ or Buyer’s employees by the Company following Closing; and delivery of monthly unaudited financial statements of the Company to Buyer. In addition, the Company may not dissolve or liquidate for at least two years following Closing. The Asset Purchase Agreement contains additional covenants of the Seller Parties and Buyer relating to, among other things: making notices to, and obtaining consents, authorizations, orders, and approvals from, Governmental Authorities in connection with the Sale; using commercial reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions of the parties; making public announcements of the Asset Purchase Agreement and the Sale; payment of Taxes and fees incurred in connection with the Asset Purchase Agreement and the other Transaction Documents; access to retained books and records; and the execution and delivery of certain documents and the taking of certain actions to effect the Sale. The Company must also reasonably cooperate with Buyer in connection with obtaining the financing required to consummate the Sale, and Buyer must use its commercially reasonable efforts to obtain such financing.

•	Until the closing of the Sale, the Seller Parties are prohibited from engaging in solicitation activities and may not engage in similar activities set forth in the Asset Purchase Agreement (the “No-Shop”). During the No-Shop, the Seller Parties may, under certain circumstances, provide information to and participate in discussions or negotiations with third parties with respect to certain unsolicited alternative transaction proposals that are Superior Proposals. The Company must give the Buyer the opportunity to revise its proposal so that any other alternative transaction proposals no longer are Superior Proposals. See “Proposal No. 1 – Sale – Summary of Asset Purchase Agreement – No-Shop” below.

•	The Asset Purchase Agreement may be terminated at any time before the Closing upon the mutual consent of Buyer and the Company. In addition, the Asset Purchase Agreement may be terminated by Buyer upon the occurrence of certain events, including, without limitation, the following:

o	there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to the Asset Purchase Agreement that would give rise to the failure of any of the Buyer’s closing conditions;

o	the Closing shall not have occurred on or before August 6, 2018 (the “End Date”), provided that such failure to close is not due to Buyer’s breach or violation of any of its representations, warranties or covenants and resulted in the failure of the Closing to occur by the End Date;

o	an effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company;

o	Buyer is unable to complete the financing of the Sale on the terms and conditions previously agreed to; or

o	there shall be any law that makes consummation of the Sale illegal or otherwise prohibited or there shall be any Governmental Order restraining or enjoining the Sale, and such Governmental Order shall have become final and non-appealable.

•	The Company may terminate the Asset Purchase Agreement upon the occurrence of certain events, including, without limitation, the following:

o	there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to the Asset Purchase Agreement that would give rise to the failure of any of the Company’s closing conditions;

o	the Closing shall not have occurred on or before the End Date, provided that such failure to close is not due to the Company’s breach or violation of any of its representations, warranties or covenants and resulted in the failure of the Closing to occur by the End Date;

o	if at any time prior to receipt of the Company shareholder approval of the Sale, the board of directors of the Company determines to enter into a written alternative agreement with respect to a Superior Proposal, but only if the Company has complied in all respects with its obligations with respect to such Superior Proposal and is otherwise permitted to terminate the Asset Purchase Agreement and accept such Superior Proposal;

o	automatically if, at least 10 business days prior to the End Date, the Company does not obtain the approval of its shareholders of the Asset Purchase Agreement and the Sale; or

o	there shall be any law that makes consummation of the Sale illegal or otherwise prohibited or there shall be any Governmental Order restraining or enjoining the Sale, and such Governmental Order shall have become final and non-appealable.

•

If Buyer terminates the Asset Purchase Agreement because:

(i)          there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to the Asset Purchase Agreement that would give rise to the failure of any of the Buyer’s closing conditions, then the Company pays Buyer a termination fee of $800,000,

(ii)         a Material Adverse Effect on the Company has occurred, then the Company pays Buyer a termination fee equal to all fees and expenses reasonably incurred by the Buyer in connection with the Sale, in an amount not to exceed $400,000, or

(iii)        Buyer has failed to obtain financing to consummate the Sale but all other Company closing conditions have been met, then Buyer pays the Company a termination fee equal to all fees and expenses reasonably incurred by the Company in connection with the Sale, in an amount not to exceed $400,000.

•

If the Company terminates the Asset Purchase Agreement because:

(i)          the Company’s board of directors determines to enter into a Superior Proposal, then the Company pays Buyer $1,600,000, or

(ii)         other than being unable to complete the Sale financing, there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to the Asset Purchase Agreement that would give rise to the failure of any of the Company’s closing conditions, then Buyer pays the Company a termination fee of $800,000.

•	If the Asset Purchase Agreement terminates automatically because the Company’s shareholders do not approve the Asset Purchase Agreement and the Sale, then the Company pay a termination fee equal to all fees and expenses reasonably incurred by the Buyer in connection with the Sale, in an amount not to exceed $400,000.

•	The representations and warranties of the Company and the right of the Buyer to indemnification under the Asset Purchase Agreement generally survive the Closing Date for 24 months.

•	The Company will deposit $3,000,000 (the “Escrow Payment”) of the purchase price into an escrow account at Closing to secure its indemnification obligations to the Buyer with respect to breaches of the Company’s representations and warranties, breaches of covenants, losses related to excluded assets or excluded liabilities and certain other matters set forth in the Asset Purchase Agreement.

•	The Buyer will indemnify the Company with respect to breaches of Buyer’s representations and warranties and any liabilities assumed by Buyer pursuant to the Sale.

•	Other than in the case of (i) fraud or willful breach or (ii) any inaccuracy of any of certain specified representations and warranties (the “Fundamental Representations and Warranties”), an indemnifying party shall not be liable to an indemnified party for indemnification unless and until the aggregate amount of the indemnification obligations exceeds $100,000 (the “Basket”), in which event the indemnifying party shall then be required to pay or be liable for all losses in excess of $100,000. Other than in the case of (x) fraud or willful breach or (y) any inaccuracy of any Fundamental Representations and Warranties, the Company shall not be obligated to indemnify the Buyer for breaches of representations and warranties in an aggregate amount in excess of $2,000,000. Other than in the case of fraud or willful breach, the Company shall not be obligated to indemnify the Buyer, with respect to the Fundamental Representations and Warranties, or with respect to certain specified indemnification categories, inclusive, in an aggregate amount in excess of the Escrow Payment. Other than in the case of fraud or willful breach, the Buyer shall not be obligated to indemnify the Company indemnified parties in an aggregate amount in excess of the Escrow Payment.

Voting Agreement

The Red Oak Fund, LP, The Red Oak Long Fund, LP and Pinnacle Opportunities Fund, LP (collectively, the “Fund Shareholders”), which own 164,073,684, 76,226,316 and 140,752,632 shares of the Company’s common stock, respectively, or approximately 30.0% of the Company’s issued and outstanding common stock in the aggregate, and each of which are affiliates of Red Oak Partners, LLC, entered into a voting agreement (the “Voting Agreement”) with Buyer and the Company on February 6, 2018, pursuant to which the Fund Shareholders have agreed, among other things, to vote their shares (the “Covered Shares”) in favor of the Sale and grant to Buyer an irrevocable proxy with respect to their respective Covered Shares.   See “Proposal No. 1 – Sale – Summary of Asset Purchase Agreement – Voting Agreement” below.

Board Approval; Fairness Opinion

The Board engaged CM&Co., an independent investment banking firm, to evaluate the Sale and to provide its opinion as to the fairness to the Company, from a financial point of view, of the consideration to be paid to the Company pursuant to the Asset Purchase Agreement.  CM&Co. delivered an opinion to the Board, dated February 6, 2018, that, subject to the limitations set forth in its opinion, the payment of $15,500,000 in cash, which is subject to the Escrow, and the assumption of certain liabilities by the Buyer, is fair, from a financial point of view, to the Company.

The Board, taking into account the fairness opinion received from CM&Co., unanimously approved and authorized the Asset Purchase Agreement and the Sale.

See “Proposal No. 1 – Sale” below.

Name Change

If the Shareholders approve the Sale, the Company is proposing to change its name to “[CBA, Inc.]”, subject to approval by the Shareholders of an amendment to the Company’s Amended and Restated Articles of Incorporation to effect the name change.  See “Proposal No. 2 – Name Change” below.

Dissenters’ Rights of Appraisal

Appraisal rights under Florida law are available to Shareholders with respect to the Sale if they fully comply with all applicable statutory requirements. All future references in this Proxy Statement to “our shareholders” or “the Company’s shareholders” or the like, when referring to dissenters’ appraisal rights, shall be a reference to Shareholders who are entitled to vote on the Sale, namely our Common Stock Shareholders. Failure to follow the steps and procedures required by Sections 607.1301 through 607.1333 of the FBCA for perfecting appraisal rights may result in the loss, termination or waiver of such rights. In view of the complexity of these provisions of Florida law, any Shareholder who is considering exercising appraisal rights should consult his or her legal advisor. ANY SHAREHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW APPENDIX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Shareholder Distributions

If the Sale is approved, the timing of any distributions to Shareholders upon consummation of the Sale depends upon, among other factors, the timing of the Company performing all of its obligations and requirements after the closing of the Sale and payment of any applicable liabilities and obligations.  See “Risk Factors” below.

If the Shareholders approve the Sale, subject to the Escrow, the satisfaction of the liabilities of the Company and certain assumptions, the Company currently estimates that the net proceeds available for distribution to the Shareholders will be between $[__] million and $[__] million in the aggregate, or approximately $[__] to $[__] per share of Common Stock.  The Company anticipates (on the same basis) that between approximately $[__] and $[__] per share of Common Stock will be distributed to Shareholders in an initial distribution after the Closing, followed by one or more additional distributions to the Shareholders, subject to the amount of a contingency reserve.

The Company currently anticipates that an initial distribution to the Shareholders will occur within [90] days after the closing of the Sale, assuming the Shareholders approve the Sale, and that the Sale is consummated.

Interests of Certain Persons in Matters to be Acted Upon

Other than as set forth herein, the Company is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director, executive officer or any associate or affiliate of any of the foregoing in any matter, to be acted upon at the Meeting.

Three of the Company’s directors, David Sandberg, Adrian Pertierra and Anthony Snow (who is also the Company’s Interim President), are employed by Red Oak Partners, LLC, a Florida-based, Commission-registered investment company, which is the general partner of the Fund Shareholders and has shared voting power and shared dispositive power over their shares of the Company. Each of the Fund Shareholders has entered into the Voting Agreement with Buyer agreeing, among other things, to vote its shares in favor of the Sale.  See “Proposal No. 1 – Sale – Summary of Asset Purchase Agreement – Voting Agreement” below.

Solicitation of Proxies

We will solicit proxies and will bear the entire cost of our solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished to our shareholders.  We have retained InvestorCom, Inc. (“InvestorCom”) to assist us in the solicitation of proxies, as described in “General-Cost of Solicitation” below.  The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. Fees paid to InvestorCom are described in “General-Cost of Solicitation” below.

No Regulatory Approval

No federal or state regulatory requirements must be complied with or approval must be obtained in connection with the Sale.

No Going Private Transaction

The Sale will not have the effect of a “going private transaction” as defined in Rule 13e-3 of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act.” Following the consummation of the Sale, the Company will continue to have more than 300 record holders and will not be eligible to terminate its reporting obligations under the Exchange Act. As a result, the Company will continue to be subject to the periodic reporting requirements of the Exchange Act.

Risk Factors

For a description of certain risk factors in respect of the business of the Company and its subsidiaries, see the risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.  For a description of certain risk factors in respect of the Sale, see “Risk Factors” below.

If You Have Any Questions

If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

InvestorCom, Inc.

Stockholders Call Toll Free: 877-972-0090

Banks and Brokers Call Collect: 203-972-9300

GLOSSARY OF TERMS

All capitalized terms used in this Proxy Statement but not otherwise defined in the Proxy Statement have the following meanings:

“Affiliates” has the meaning set forth in the Asset Purchase Agreement.

“Buyer” means Cryobank Stem Cell Services, LLC, a California limited liability company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing” has the meaning set forth in the Asset Purchase Agreement.

“Closing Date” has the meaning set forth in the Asset Purchase Agreement.

“Commission” has the meaning set forth in the Asset Purchase Agreement.

“CM&Co.” means CREO | Montminy & Co., LLC, the independent investment bank which provided the fairness opinion.

“FBCA” means the Florida Business Corporation Act.

“Governmental Authority” has the meaning set forth in the Asset Purchase Agreement.

“Governmental Order” means any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority.

“IRS” means the U.S. Internal Revenue Service.

“Material Adverse Effect” has the meaning set forth in the Asset Purchase Agreement.

“Purchase Price” has the meaning set forth in the Asset Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Parties” means, collectively, the Company and its wholly-owned subsidiaries.

“Superior Proposal” has the meaning set forth in the Asset Purchase Agreement.

“Taxes” has the meaning set forth in the Asset Purchase Agreement.

“Transaction Documents” has the meaning set forth in the Asset Purchase Agreement.

FORWARD-LOOKING STATEMENTS

This Proxy Statement, including the “Summary Term Sheet” above, contains forward-looking statements (“forward-looking statements”) within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act regarding the Sale, the approval of matters to be presented to the Shareholders at the Meeting, the timing of the Meeting, the liabilities of the Company, the net proceeds anticipated to be available for distribution to the Shareholders, and the distribution of funds to Shareholders, all of which are based on information currently available to the Company’s management as well as management’s assumptions and beliefs.

For this purpose, any statements contained in this Proxy Statement that are not statements of historical fact may be deemed to be forward-looking statements.  When used in this Proxy Statement and in documents incorporated by reference herein, forward-looking statements include, without limitation, statements regarding our expectations, beliefs, or intentions that are signified by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions.  Such forward-looking statements reflect the Company’s current views with respect to future events, based on what the Company believes are reasonable assumptions; however, such statements are subject to certain risks and uncertainties.

Risks include, but are not limited to:

•	The Sale, even if approved by the Shareholders, may not be completed;

•	The timing and amount of distributions to Shareholders cannot be predicted with certainty;

•	Any estimate of the amount available for distribution to Shareholders could be reduced if the Company’s expectations regarding operating expenses, employee retention, costs of satisfying or discharging liabilities costs are inaccurate;

•	Any estimate of the amount available for distribution to Shareholders is based on a number of assumptions, including with respect to administrative and professional expenses incurred in connection with the Sale, some or all of which may be inaccurate;

•	Any delay in the closing of the Sale will decrease the funds available for distribution, because the Company will continue to be subject to ongoing operating expenses;

•	The Company may face lawsuits or other claims and it may take time and Company resources to defend or settle any such lawsuits or claims;

•	Shareholders could approve the Sale but not our Name Change, which may result in our inability to close the Sale;

•	The occurrence of certain events, changes or other circumstance could give rise to the termination of the Asset Purchase Agreement, which would result in the Sale not being consummated;

•	The Company may receive a Superior Proposal, the Asset Purchase Agreement may be terminated in connection with the Company’s pursuit of such alternative transaction, and that alternative transaction may not be consummated;

•	The Sale process may disrupt current plans and operations and we may face difficulties in employee retention;

•	The Company may not receive any competing transaction proposals or Superior Proposals because of the termination fee payable to the Buyer;

•	Our directors and executive officers may have interests that are different from, or in addition to, those of Shareholders generally;

•	We will continue to incur the expenses of complying with public company reporting requirements; and

•	The other risks set forth in the discussion of risk factors herein (see “Risk Factors” below).

Shareholders are urged to consider these risks, uncertainties and factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those in the forward-looking statements.  The Company disclaims any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise.  The Company undertakes no obligation to comment on analyses, expectations or statements made by third-parties in respect of the Company or the Sale.

CAUTIONARY STATEMENT

Unless otherwise stated, the information contained in this Proxy Statement, including the “Summary Term Sheet” above, is given as of [_____________], 2018.  No person has been authorized to give information or to make any representations in connection with matters to be considered at the Meeting other than those contained in this Proxy Statement and, if given or made, any such information or representations should not be relied upon in making a decision as to how to vote on the matters to be considered at the Meeting or be considered to have been authorized by the Company, or its directors or officers.

Shareholders should not construe the contents of this Proxy Statement as legal, tax or financial advice and should consult with their own professional advisors as to the relevant legal, tax, financial or other matters in connection with the Meeting, the Sale and the other matters set forth in this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE MEETING

The following are some questions that you, as a Shareholder, may have regarding the proposals contained in this Proxy Statement and brief answers to those questions.  It constitutes on a summary of certain information in this Proxy Statement and we urge you to read carefully this entire Proxy Statement (including supplemental materials, if any), and the Annexes hereto, and the documents referred to or incorporated by reference in this Proxy Statement, because the information in this section does not provide all of the information that may be important to a Shareholder with respect to the matters set forth in this Proxy Statement.

MEETING

What am I being asked to vote on?

At the Meeting, Shareholders will be asked to vote on the matters set forth in the Notice of Special Meeting of Shareholders that preceded this Proxy Statement.  The matters scheduled to be voted on are as follows:

1.	the Sale Proposal;

2.	the Name Change Proposal;

3.	the Protective Amendment Proposal;

4.	the Adjournment Proposal; and

5.	any other business that may properly come before the meeting and any adjournment or postponement thereof (the Board currently knows of no other business to be presented for consideration at the Meeting).

If any matters other than those referred to in the accompanying Notice of Meeting and this Proxy Statement should properly come before and be considered at the Meeting, it is intended that proxies in the form the Company provides to its Shareholders will be voted thereon in accordance with the judgment of the person voting such proxies.

The Board is asking you to vote on these proposed items of business.  This Proxy Statement, including its Annexes, and the enclosed form of proxy are first being sent to Shareholders on or about [_______ ___], 2018.

How does the Board recommend that I vote?

The Board recommends a vote “FOR” proposals 1-4 set forth above.

Why is Shareholder approval being sought for the Sale Proposal, the Name Change Proposal and the Protective Amendment Proposal?

Under the FBCA, approval by the holders of a majority of the outstanding voting power of the shares entitled to vote on the matter (i.e., shares of Common Stock) is required for certain fundamental corporate transactions, including the sale of all or substantially all of the assets of a corporation, the change of a corporation’s name and the amendment of the articles of incorporation to impose transfer restrictions on a corporation’s shares.

Are the approvals of the Sale Proposal, the Name Change Proposal and the Protective Amendment Proposal interdependent, or can only one of them be approved?

The approval of the Sale, the Name Change and the Protective Amendment are independent matters.  A vote “FOR” or “AGAINST” one proposal does not count as a vote “FOR” or “AGAINST” the other proposal.  However, the Name Change is conditioned on, and will not be implemented, unless and until the Sale is consummated.  The Sale is not conditioned on the Shareholders approving the Name Change or the Protective Amendment. The Protective Amendment is not conditioned on the Shareholders approving the Name Change or the Sale.

The Board believes that the Sale, the Name Change and the Protective Amendment are integral parts of an overall plan for the Company and that approval of each matter collectively represent the best alternative for the Company and its Shareholders as of this time.

Additionally, if the Shareholders approve the Sale, but not the Name Change, the Company may be unable to close the Sale, because we are required pursuant to the Asset Purchase Agreement to transfer our rights to the “Cord Blood” name to the Buyer.

Who is entitled to vote at the Meeting?

The Board has set [________ ___], 2018 as the Record Date for the Meeting.  If you were a Shareholder of record at the close of business on [________ ___], 2018, you are entitled to vote at the Meeting.  You have one vote for each share of Common Stock you held on the Record Date.

As of the Record Date, [___________] shares of Common Stock were issued and outstanding.  The Company does not have any other class of capital stock outstanding.

How many shares must be present to hold the Meeting?

A quorum is necessary to hold the Meeting and conduct business.  The presence, either in person or represented by proxy, of Shareholders who can direct the vote of at least a majority of the outstanding shares of Common Stock as of the Record Date is considered a quorum.  A Shareholder will be counted present at the Meeting if:

•	the Shareholder is present and votes in person at the Meeting; or

•	the Shareholder has submitted a proxy properly.

Shares of Common Stock that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote and does not have discretionary authority to vote (i.e., broker non-votes), and shares that are not voted in other circumstances in which proxy authority is defective or has been withheld, will be counted for purposes of establishing a quorum.

If a quorum is not present, the Meeting will be adjourned until a quorum is obtained.

In addition, even if a quorum is present, the Board may hold a vote on the Adjournment Proposal, if in its sole discretion, it determines that it is necessary or appropriate for any reason to adjourn the Meeting to a later date.  See “Proposal No. 4 – Adjournment.”

What is the difference between a Shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the Shareholder of record with respect to those shares.

If any of your shares of Common Stock are held in a stock brokerage account or by a bank or other nominee, you are still considered the beneficial owner of those shares, but those shares are held in “street name.”

How do I vote my shares of Common Stock?

If you are a Shareholder of record, you can vote your shares without having to attend the Meeting by providing a proxy.  This can be done by mailing your signed proxy card to us before the Meeting.  You may also vote in person at the Meeting.

If you hold your shares in street name, you must vote your shares following the procedures indicated to you by your broker or nominee on the voting instruction card.

What if multiple Shareholders have the same address?

If you and other residents at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one Proxy Statement.  This practice is known as “householding,” and is designed to reduce our printing and postage costs.  However, if any Shareholder residing at such an address wishes to receive a separate Proxy Statement, such Shareholder may submit a request to our Corporate Secretary [or by calling ___________ toll free at ___________].

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, this means that you hold shares of Common Stock registered in more than one account.  To ensure that all of your shares of Common Stock are voted, sign and return each proxy card you receive. If you wish to consolidate your accounts, please contact our stock transfer agent, Issuer Direct Corporation, at 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560, or by phone at (919) 481-4000.

In addition to a proxy card, you may also receive a “voting instructions” card which looks very similar to a proxy card.  Voting instructions are prepared by brokers, banks or other nominees for Shareholders who hold shares of Common Stock in street name.

Can I vote my shares of Common Stock in person at the Meeting?

Yes.  If you are a Shareholder of record, you may vote your shares of Common Stock at the Meeting by completing a ballot at the Meeting.  However, even if you currently plan to attend the Meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide not to attend, or cannot attend, the Meeting.

If you hold any shares of Common Stock in street name, you may vote those shares in person at the Meeting only if you obtain a signed proxy from your broker, bank or other nominee giving you the right to vote such shares at the Meeting.

What vote is required to approve the Sale Proposal, the Name Change Proposal, the Protective Amendment Proposal, the Adjournment Proposal and any other proposals that will be made at the Meeting?

The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business.  Shares represented by proxies that contain one or more abstentions or broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum for the Meeting. Only Shareholders of record at the close of business on [___________], the Record Date, are entitled to notice of, and to vote at, the Meeting and at any adjournments or postponements of the meeting.  As of [__________], 2018, there were [____________] shares of our Common Stock outstanding.  Each share of Common Stock is entitled to one vote per share on all matters presented to our Shareholders for approval.  The Company has no other class of voting securities outstanding.

Each of the Sale Proposal, the Name Change Proposal and the Protective Amendment Proposal require the affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote.  The Adjournment Proposal will be approved if it receives an affirmative vote of a majority of shares present or represented and entitled to vote at the Meeting.

Broker non-votes occur when nominees, such as brokers and banks, holding shares on behalf of “street name” owners do not receive voting instructions from those owners regarding a matter and do not have discretionary authority to vote on the matter, but who submit a proxy.  With respect to matters such as the Sale Proposal, the Name Change Proposal and the Protective Amendment Proposal, nominees cannot vote unless they receive instructions from the “street name” owner. The failure to receive such instructions as to such a matter results in a broker non-vote. With respect to the Adjournment Proposal, broker non-votes and abstentions will be counted to determine a quorum, but will not be counted as votes for or against any proposal and therefore have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

With respect to the Sale Proposal, the Name Change Proposal and the Protective Amendment Proposal, only shares affirmatively voted “FOR” the proposals will be counted as favorable votes. Shares of our Common Stock held by persons attending the Meeting but not voting, broker non-votes and shares of our Common Stock for which we received proxies but with respect to which holders of those shares have abstained from voting, will have the same effect as votes “AGAINST” the Sale Proposal, the Name Change Proposal and the Protective Amendment Proposal for purposes of determining whether or not the requisite vote was received.

If you hold your shares of our Common Stock through a broker and wish to vote on the proposals described in this proxy statement that are “non-routine,” you must instruct your broker how to vote your shares. IF YOU FAIL TO INSTRUCT YOUR BROKER HOW TO VOTE WITH RESPECT TO THE SALE PROPOSAL, THE NAME CHANGE PROPOSAL AND THE PROTECTIVE AMENDMENT PROPOSAL, THE RESULTING BROKER NON-VOTE ON SUCH PROPOSALS WILL HAVE THE EFFECT OF A VOTE “AGAINST” SUCH PROPOSALS.

What are broker non-votes?

If any of your shares of Common Stock are held by a broker, the broker may require your instructions in order to vote those shares.  If you give the broker instructions, your shares that are held by the broker will be voted on a proposal as you direct.  If you do not give instructions, your shares of Common Stock that are held by the broker will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote.

How are votes counted?

Shareholders may also vote “FOR,” “AGAINST” or “ABSTAIN” on the proposals at the Meeting.

If you vote “ABSTAIN” or “WITHHOLD,” your shares of Common Stock will be counted as present at the Meeting for the purposes of determining a quorum.

If you “ABSTAIN” from voting on the proposals, your abstention has the same effect as a vote against those proposals.

If you hold any shares of Common Stock in street name and do not provide voting instructions to your broker with respect to those shares, but the broker submits a proxy for the Meeting, those shares will be counted as present at the Meeting for the purpose of determining a quorum but will not be voted on any proposal on which your broker does not have discretionary authority to vote.  Such a broker non-vote will have the effects described above.

What if I do not specify on my proxy card how I want my shares of Common Stock voted?

If you do not specify on your returned proxy card how you want to vote your shares of Common Stock, the persons named as proxies on the card will vote the shares as recommended by our Board:

•	“FOR” the Sale Proposal;

•	“FOR” the Name Change Proposal;

•	“FOR” the Protective Amendment Proposal; and

•	“FOR” the Adjournment Proposal.

Can I change my vote?

Yes.  You may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•	by delivering a written notice of revocation to the Company’s Corporate Secretary;

•	by submitting another properly signed proxy card at a later date to our Corporate Secretary; or

•	by attending and voting in person at the Meeting.

Attendance at the Meeting will not, by itself, revoke a proxy.

Who pays the cost of proxy preparation and solicitation?

The Company pays for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners.

The proxies are being solicited by mail.  In addition, proxies may be solicited personally by some of our directors, officers and regular employees.  These individuals will receive no additional compensation beyond their regular salaries for these services.

SALE PROPOSAL

Why did the Corporation enter into the Asset Purchase Agreement?

Entering into the Asset Purchase Agreement is the result of an extensive review by the Board of various strategic alternatives available to the Company.  The Board determined that the proposed Sale would maximize value for the Shareholders and eliminate future business risk.  See “Proposal No. 1 – Sale” below.

What does the Board recommend regarding the Sale Proposal?

The Board has determined that the terms and provisions of the Asset Purchase Agreement and related transaction documents, in its opinion, are fair to, advisable and in the best interests of, the Company and its Shareholders.  This determination was made by a unanimous vote of all of the members of the Board.  The Board recommends that each Shareholder vote “FOR” the authorization of the Sale Proposal.

Do I have appraisal rights in connection with the Sale?

Yes, appraisal rights under Florida law are available to Shareholders who are entitled to vote on the Sale if they fully comply with all applicable statutory requirements. All future references in this Proxy Statement to “our shareholders” or “the Company’s shareholders” or the like, when referring to dissenters’ appraisal rights, shall be a reference to Shareholders who are entitled to vote on the Sale, namely our Common Stock Shareholders. Failure to follow the steps and procedures required by Sections 607.1301 through 607.1333 of the FBCA for perfecting appraisal rights may result in the loss, termination or waiver of such rights. In view of the complexity of these provisions of Florida law, any Shareholder who is considering exercising appraisal rights should consult his or her legal advisor.

What will happen if the Sale is approved by Shareholders?

If the holders of at least a majority of all of the outstanding shares of Common Stock approve the Sale, and the conditions to closing the Sale as set forth in the Asset Purchase Agreement are satisfied or waived, the Company and its subsidiaries will sell substantially all of their assets to the Buyer for cash.  As soon as practicable after the closing of the Sale, the Company plans to distribute, in one or more installments, cash from the Sale and the Company’s other cash, subject to a reserve for remaining costs and liabilities, which the Company anticipates to be in the amount of between approximately $[__] million and $[__] million.  The amount and timing of the payment(s) will be determined by the Board in its discretion.

If the Shareholders approve the Sale, any adjustment to the Purchase Price, the satisfaction of the liabilities of the Company and its subsidiaries and certain assumptions, the Company currently estimates that the net proceeds available for distribution to the Shareholders, after the satisfaction of the Company and its subsidiaries’ liabilities, will be between $[__] million and $[__] million in the aggregate, or between approximately $[__] and $[__] per share of Common Stock (based on the number of outstanding shares of Common Stock on the date hereof).

Although the Company’s management believes that the estimates of the liabilities and net proceeds available for distribution to the Shareholders are reasonable based on information currently available to the Company, the actual amounts of such liabilities and resulting net proceeds available for distribution to the Shareholders may differ materially from such estimates, thereby affecting the amount available to be distributed to Shareholders.  The Board currently is not aware of any material items that could give rise to unforeseen tax liabilities or other liabilities or costs not factored into the above estimated liabilities and obligations which would materially reduce the amount of cash available for distribution to Shareholders, but there is no assurance this will remain the case.

The timing of any distributions to Shareholders upon consummation of the Sale depends upon, among other factors, the timing of Company’s subsidiaries completing all of their obligations and requirements and subsequently providing a liquidating distribution to the Company consisting of the balance of cash available to those subsidiaries after the closing of the Sale and payment of all liabilities and obligations.  See “Risk Factors” below.

What will happen if the Sale is not approved by the Shareholders?

Pursuant to the terms of the Asset Purchase Agreement, if the Company fails to obtain the approval of Shareholders of the Sale, the Sale will not occur.  If the Asset Purchase Agreement terminates automatically because the Shareholders do not approve the Asset Purchase Agreement and the Sale, then the Company shall reimburse Buyer for up to $400,000 of its fees and expenses reasonably incurred in connection with the contemplated Sale.

What is the Aggregate Purchase Price?

The Purchase Price to be paid in connection with the Sale is $15,500,000 in cash plus the assumption of certain specified liabilities, provided that $3,000,000 of the purchase price into an escrow account at Closing to secure the Company’s indemnification obligations to the Buyer with respect to breaches of the Company’s representations and warranties, breaches of covenants, losses related to excluded assets or excluded liabilities and certain other matters set forth in the Asset Purchase Agreement.  Any claims for indemnification made by the Buyer and paid from the Escrow Amount will reduce the amount of the aggregate Purchase Price actually received by the Company. The Escrow Payment and the indemnification terms are more specifically described in the Asset Purchase Agreement and elsewhere in this Proxy Statement.  See “Proposal No. 1 – Sale – Summary of Proxy Statement – Purchase Price.”

How was the Purchase Price determined?

The Purchase Price was negotiated by the Board with the Buyer in connection with a sale process initially facilitated by Boxwood Partners, LLC (“Boxwood”), which advised the Company in its review of strategic alternatives.  Boxwood conducted a bid process on behalf of the Company and its subsidiaries in an attempt to secure the highest price for the Company’s and its subsidiaries’ assets.  The Buyer was the high bidder in the bid process.  The Buyer’s bid was contingent on financing and was an all-cash bid.

What are the material terms of the Asset Purchase Agreement?

See the section of this Proxy Statement entitled “Proposal No. 1 – Sale” below.

Are there any risks to the Sale?

Yes.  Please read carefully the section of this Proxy Statement below entitled “Risk Factors.”

What are the tax consequences of the Sale to the Shareholders?

The proposed Sale will be a transaction taxable to the Company for United States federal income tax purposes. In general, the Company will recognize taxable gain in an amount equal to the difference, if any, between (i) the total amount realized by the Company on the Sale and (ii) the Company’s aggregate adjusted tax basis in the assets sold. The total amount realized by the Company on the Sale will equal the cash the Company receives in exchange for the assets sold, plus the amount of related liabilities assumed by the Buyer or cancelled in the transaction. The Company expects that a portion of the taxable gain recognized on the Sale will be offset by current year losses from operations and available net operating loss carry forwards, as currently reflected on our consolidated U.S. federal income tax returns. However, the Company believes that a significant portion of its net operating loss carryforwards will never be fully utilized and will expire unused.

Shareholders will not be subject to U.S. federal income tax on the Sale. However, as discussed below, Shareholders will be subject to U.S. federal income tax upon the receipt of any distribution of Sale proceeds made by the Company to the Shareholders.

See the section entitled “Certain U.S. Federal Income Tax Considerations – Certain U.S. Federal Tax Consequences.”

When is the closing of the Sale expected to occur?

If the Sale is approved by the Shareholders and all conditions to completing the Sale, as set forth in the Asset Purchase Agreement, are satisfied or waived, the Sale is expected to occur as soon as practicable after the Meeting.  The Board expects the Sale to close on or before [_______], 2018.

NAME CHANGE

What is the proposed amendment to the Amended and Restated Articles of Incorporation?

The proposed amendment is to change our corporate name to “[CBA, Inc.]” upon closing of the Sale.

What vote is required to effect the Company’s name change?

The affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to approve the amendment to our Amended and Restated Articles of Incorporation to effect the Company’s name change.

Why is the name change necessary?

Under the Asset Purchase Agreement, we have agreed to sell to Buyer all rights to our name “Cord Blood”, as well as our trade names and trademarks and the trade names and trade marks of our wholly-owned subsidiaries.  Accordingly, in order to close the asset sale, we must change our corporate name to a name other than “Cord Blood”.

When will the Company’s name change be effective?

If the Sale is approved and the closing occurs, the name change will be effective at closing or promptly after closing of the Sale.  The Company’s name change will be effected by filing an amendment to the Company’s Amended and Restated Articles of Incorporation with the Florida Secretary of State.  If the Sale is not approved by the Shareholders or does not close, the name change will not be effective (even if approved by the Shareholders) and we will not change our name.

PROTECTIVE AMENDMENT

What is the proposed amendment to the Amended and Restated Articles of Incorporation?

The proposed amendment is to adopt a provision in our Amended and Restated Articles of Incorporation to protect the significant potential tax benefits presented by net operating losses (“NOLs”) of the Company pursuant to the Protective Amendment, which is designed to prevent certain transfers of our securities that could result in an ownership change that could eliminate the tax benefits of our NOLs.

What vote is required to effect the Company’s Protective Amendment?

The affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to approve the amendment to our Amended and Restated Articles of Incorporation to effect the Protective Amendment.

What is the benefit of the Protective Amendment?

Under federal tax laws, we generally can use the NOLs (to the extent not subject to limitations under Section 382 of the Code) and certain related tax credits to reduce ordinary income tax on our future taxable income for up to 20 years for all NOLs accrued prior to January 1, 2018 (the “Old NOLs”), at which point the Old NOLs “expire” for such purposes. NOLs arising after December 31, 2017 (“New NOLs”) do not expire. Until they expire, we can “carry forward” and offset up to 100% of ordinary income with respect to available Old NOLs, and we can offset up to 80% of ordinary income with respect to available New NOLs. Our NOLs may also be used for state tax purposes in certain circumstances. While we cannot estimate the exact amount of NOLs that we will be able use to reduce future income tax liability because we cannot predict the amount and timing of our future taxable income, we believe the NOLs are a very valuable asset.

When will the Protective Amendment be effective?

If the Protective Amendment is approved, it will become effective following the Meeting, upon the filing of an amendment to our Amended and Restated Articles of Incorporation with the Florida Secretary of State.

ADJOURNMENT PROPOSAL

Why am I being asked to vote on the Adjournment Proposal?

The Commission requires that companies give its shareholders the ability to specifically vote on any adjournment proposal.

What is the vote required to approve the Adjournment Proposal?

This proposal becomes effective if it receives the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on that proposal at the Meeting.

RISK FACTORS

For a discussion of certain risks relating to an investment in our Common Stock, please refer to the risk factors under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Commission.  Shareholders also should carefully consider the risk factors described below with respect to the Sale and the other information contained in this Proxy Statement and the annexes hereto.

The Sale, even if approved by the Shareholders, may not be completed.

The completion of the Sale is subject to a number of conditions to closing, some of which are outside the control of the Company and its subsidiaries, including receipt of Shareholder approval of the Sale and the Sale closing by August 6, 2018, obtaining any applicable third-party consents to the assignment of applicable contracts, the Asset Purchase Agreement remaining in force and the Buyer having obtained third-party financing and having performed its other obligations under the Asset Purchase Agreement.  There can be no certainty, nor can the Company provide any assurance to Shareholders, that, if even if the Shareholders approve the Sale, these conditions will be satisfied or, if satisfied, when they will be satisfied.

The distributions to Shareholders as a result of the Sale are subject to a number of risks.

Any distributions made by the Company to its Shareholders as a result of the Sale, including the timing and amount of such distributions, are subject to a number of risks, including (without limitation) the following:

•	the timing and amount of distributions to Shareholders cannot be predicted with certainty;

•	any estimate of the amount available for distribution to Shareholders could be reduced if the Company’s expectations regarding operating expenses, employee retention, costs of satisfying or discharging liabilities are inaccurate;

•	any estimate of the amount available for distribution to Shareholders is based on a number of assumptions, including with respect to administrative and professional expenses incurred by the Company in the interim, some or all of which may be inaccurate;

•	any delay in the closing of the Sale will decrease the funds available for distribution, because the Company will continue to be subject to ongoing operating expenses;

•	the Company may face lawsuits or other claims and it may take time to defend or settle any such lawsuits or claims, and any estimates of liability that may arise from such lawsuits or claims may be inaccurate;

•	Shareholders could vote against the Sale, thereby making the Sale impossible and adding great uncertainty as to the ability to make any distribution to Shareholders;

•	the occurrence of certain events, changes or other circumstance could give rise to the termination of the Asset Purchase Agreement, which would result in the Sale not being consummated;

•	the Company may receive a Superior Proposal, the Asset Purchase Agreement may be terminated in connection with the Company’s pursuit of such alternative transaction, and that alternative transaction may not be consummated; or

•	the Sale process may disrupt current plans and operations and we may face difficulties in employee retention.

If claims for indemnification are made by the Buyer and paid from the Escrow Amount, it will reduce the amount of the aggregate Purchase Price actually received by the Company and the potential distributions to be made to Shareholders.

The Purchase Price to be paid in connection with the Sale is $15,500,000 in cash plus the assumption of certain specified liabilities, provided that $3,000,000 of the purchase price into an escrow account at Closing to secure the Company’s indemnification obligations to the Buyer with respect to breaches of the Company’s representations and warranties, breaches of covenants, losses related to excluded assets or excluded liabilities and certain other matters set forth in the Asset Purchase Agreement.  Any claims for indemnification made by the Buyer and paid from the Escrow Amount will reduce the amount of the aggregate Purchase Price actually received by the Company and the amount of cash ultimately available for distributions to Shareholders. There can be no assurance that the Escrow Amount will not be used to satisfy indemnification claims.  The mechanics of indemnification and the escrow in relation thereto are more specifically described in the Asset Purchase Agreement.

The Company may not receive any competing transaction proposals or Superior Proposals, including as a result of the termination fee payable to the Buyer.

The Asset Purchase Agreement requires the Company to pay to the Buyer a termination fee if certain events specified in the Asset Purchase Agreement occur, including the Company pursuing a Superior Proposal.  The amount of this termination fee may have the effect of causing other potential third-party buyers to not submit a proposal to buy either the Company and its subsidiaries or their assets at a higher price or to enter into a more favorable alternative transaction.

Our directors and executive officers may have interests that are different from, or in addition to, those of Shareholders generally.

You should be aware of interests of, and the benefits available to, our directors and executive officers when considering the recommendation of our Board of the Sale. Our directors and executive officers may have interests in the Sale that may be in addition to, or different from, their interests as Shareholders. Three of the Company’s directors, David Sandberg, Adrian Pertierra and Anthony Snow (who is also the Company’s Interim President), are employed by Red Oak Partners, LLC, a Florida-based, Commission-registered investment company, which is the general partner of the Fund Shareholders and has shared voting power and shared dispositive power over their shares of the Company. Each of the Fund Shareholders has entered into the Voting Agreement with Buyer agreeing, among other things, to vote its shares in favor of the Sale.  See “Interests of Certain Persons in Matters to be Acted Upon” below.

If we fail to complete the Sale, our business may be materially harmed.

We cannot assure you that the Sale will be completed. As a result of our announcement of the Sale, third parties may be unwilling to enter into material agreements with respect to our business. New or existing customers may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers may perceive that such relationships are likely to be more stable. If we fail to complete the proposed Sale, the failure to maintain existing business relationships or enter into new ones may materially and adversely affect our business, results of operations and financial condition.

We will incur significant expenses in connection with the Sale and could be required to make significant payments if the Asset Purchase Agreement is terminated under certain conditions.

If we are unable to close the Sale due to our uncured breach of our representations, warranties, covenants or obligations under the Asset Purchase Agreement , we may owe contractual damages to the Buyer that would likely exhaust our cash reserves.  In addition, we expect to pay legal fees, accounting fees and proxy costs whether the Sale closes or not. Any significant expenses or payment obligations incurred by us in connection with the Sale could adversely affect our financial condition and cash position.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act even though compliance with such reporting requirements is economically burdensome.  Until the Company is able to deregister its shares and suspend its periodic reporting obligations under the Exchange Act, the Company will remain a reporting issuer and will incur attendant costs relating to filing such reports with the Commission.

PROPOSAL NO. 1 – SALE

At the Meeting, Shareholders will be asked to consider and vote upon a proposal to approve the Sale.  Under Florida law and the Company’s organizational documents, and pursuant to the terms of the Asset Purchase Agreement, the Sale cannot be consummated without the approval of the holders of a majority of all of the issued and outstanding shares of Common Stock on the Record Date.

Attached as Annex A to this Proxy Statement is the Asset Purchase Agreement.  The material terms of the Asset Purchase Agreement, and other information regarding the Sale, are summarized below.  The summary of the Asset Purchase Agreement below is not a complete summary of the Asset Purchase Agreement and is subject in all respects to the provisions of, and is qualified by reference to, the Asset Purchase Agreement.  Shareholders are urged to read the Asset Purchase Agreement in its entirety.

Background of the Sale Proposal and the Plan of Dissolution Proposal

Following the Fund Shareholders’ investment in the Company in April 2015, the Company was able to pay down a substantial portion of debt that resulted from the Company’s settlement of certain litigation in December 2014 and map out a pay-down plan to preserve the Company’s equity value given the settlement resulted in monthly obligations in excess of the Company’s estimated cash generation at the time. Shortly after the Fund Shareholders’ investment, and the related appointment to certain affiliates of the Fund Shareholders to the Company’s Board, the Board discovered operational challenges and management expectations of significant revenue declines as the Company’s tissue procurement business was effectively going away due to concerns regarding the Zika virus and other customer related reasons. Since then, the Company’s annualized revenues have declined more than 40%. In response, the Board took drastic action including announcing a review of strategic alternatives to maximize Shareholder value and moving to an outsourced model under which more than $1 million in annualized operating costs were reduced (boosted by unsustainably low management and Board compensation), allowing the Company to generate cash flow sufficient to pay down its debt. At the same time, the Board and management have evaluated the Company’s business, operations, long-term goals and alternatives and prospects as an independent company, with a goal of maximizing Shareholder value.  As part of these reviews, the Company considered the strategic alternatives available to it, including possible strategic combinations, acquisitions and divestitures.

At its December 9, 2015 meeting, the Board reviewed with management possible strategic options for maximizing Shareholder value, potential acquisitions and operating alternatives, and related financial issues.  Management described the Company’s current business operations, suggested strategies and the challenges posed by the various strategies.   The Board discussed the management presentation and such alternatives. The Board unanimously concluded that it was in the best interests of the Shareholders to further explore other strategic alternatives, including a sale of the Company or its assets.  The Board formed a special committee comprised of Messrs. David Sandberg, Anthony Snow, Adrian Pertierra and Timothy McGrath (the “Committee”), all of whom comprised the full Board since February of 2016, to determine various alternatives and to determine if it was advisable to hire a financial advisor to assist the Board with respect to exploring various strategic alternatives.  The Committee was directed to consider, evaluate, and if it deemed advisable, pursue strategic options available to the Company.  The Committee was given the further authority to secure a financial advisor to assist in the consideration, evaluation and pursuit of various alternatives and to negotiate the terms of a transaction or transactions, subject to the final approval of the full Board with respect to any such transaction.

On February 12, 2016, the Committee met to discuss the engagement of a qualified financial advisor to assist the Board with respect to considering, evaluating and exploring various strategic alternatives and discussed the relative merits of retaining various financial advisors. At the meeting, the Committee and the Board approved engagement of Boxwood Partners, LLC to advise the Company in its review of strategic alternatives. Contemporaneously with this engagement, the Company reached a mutual separation agreement with its then President and a director of the Company, Joseph Vicente. Following such departure, the Committee and the Board were comprised of the same directors.

In late March 2016, Boxwood began distribution of informational teasers to potential strategic transaction counterparties.

In response to the information disseminated by Boxwood, in April and May of 2016, the Company received 16 signed confidentiality agreements from potential strategic transaction counterparties and distributed Confidential Information Memorandums to those parties in mid-April 2016.

On May 2, 2016, Boxwood sent process letters to the 16 potential strategic transaction counterparties.

On May 9, 2016, Boxwood began receiving indications of interest for a strategic transaction from the potential strategic transaction counterparties.

On May 16, 2016, Boxwood sent the Committee a summary of six indications received for a strategic transaction with the Company. The indications of interest provided a range of enterprise values for the Company and proposed various transaction consideration structures, including all cash, cash and stock, cash and the assumption of liabilities, etc. The Committee subsequently discussed various aspects of the strategic options evaluation process with Boxwood and determined that three parties, including Buyer, should be given access to a data room to further evaluate a potential transaction with the Company.

Through the end of May and into June, the three potential counterparties reviewed the data room. In June 2016, one potential counterparty concluded it could not raise its bid and be competitive with the other two potential counterparties (including Buyer), and so the first potential counterparty was dropped from the process.

In June 2016, the remaining two potential counterparties, including Buyer, visited the Company’s facility in Las Vegas, Nevada.

On July 1, 2016, Boxwood and the Committee received letters of intent from the remaining two potential counterparties, one for the acquisition of all of the stock of the Company and one from Buyer for the acquisition of the Company’s assets.

On July 8, 2016, after feedback from Boxwood, the remaining potential counterparty other than Buyer (the “Other Counterparty”) submitted a new letter of intent for acquisition of all of the stock of the Company at a higher purchase price.

Between July and September 2016, the Company conducted discussions with Buyer regarding its bid and engaged Richey May to do a preliminary net operating loss study.

On September 15, 2016, the Company and Buyer executed a non-binding letter of intent for an asset acquisition with a purchase price of $16 million and exclusivity until October 15, 2016. When the exclusivity lapsed in October 2016, Boxwood went back to the Other Counterparty to revise its bid. In the meantime, Buyer continued its due diligence for a potential transaction.

On October 24, 2016, Boxwood and the Board received a revised letter of intent from the Other Counterparty with an increased purchase price for the acquisition of all of the stock of the Company.

From October 2016 through March 2017, Boxwood ran a dual process with Buyer and the Other Counterparty to attempt to get to the signing of a purchase agreement, as the Board viewed Buyer’s $16 million offer for the Company’s assets as essentially equivalent to the Other Counterparty’s lower offer for the stock of the Company, when adjusted for likely cash taxes and cash burn rate through a likely dissolution period (which would ultimately follow an asset sale).

In October 2016, the Company engaged Eisner Amper to provide a net operating loss study so the Board could understand its usable net operating losses and the tax implications of a sale of the Company’s assets.

In October 2016, the Company asked for proof of funding from the Other Counterparty as the Other Counterparty requested exclusivity, but the Board was not willing to give exclusivity without comfort that the Other Counterparty could finance a transaction. At the time, the Other Counterparty was not conducting substantive due diligence, while Buyer continued to send the Company diligence requests and evaluate the Company’s information.

On November 10, 2016, the Company received a draft Asset Purchase Agreement from Buyer, at which point the Company began negotiating the Agreement with Buyer.

During November and December 2016, the Company asked Buyer to obtain a financing commitment from its lender, and counsel for the Company and Buyer continued negotiating the Asset Purchase Agreement terms. Meanwhile, the Company continued to seek proof of financing from the Other Counterparty.

On December 14, 2016, the Company received a “heavy confidence” letter from the Other Counterparty’s lender which did not contain any substantive financing commitment.

On January 18, 2017, the Company was informed by Buyer that Buyer’s lender had expressed verbal support of an asset acquisition and Buyer’s private equity sponsors were supportive of Buyer using its cash on hand for an asset acquisition. The Company and Buyer continued discussing a potential deal.

On February 27, 2017, the Company received another “heavy confidence” letter from the Other Counterparty’s lender, which again did not contain any substantive financing commitment.

On March 10, 2017, the Other Counterparty’s Chief Executive Officer informed Boxwood the Other Counterparty could not obtain a financing commitment.

The Company did not receive any additional substantive feedback from Buyer until May 5, 2017, at which time Buyer informed the Company that Buyer remained interested in acquiring the assets of the Company, Buyer had financing support to make the acquisition, and Buyer’s investors needed additional information from Company and the Buyer to proceed with their evaluation of the proposed transaction.

On May 19, 2017, Buyer submitted a revised letter of intent, which was still based on an acquisition of the Company’s assets for $16 million, but Buyer still had not provided any formal financing commitment letter.

The Company continued discussions with the Other Counterparty during the second quarter of 2017, during which time the Other Counterparty engaged a financial advisor and resumed diligence with the intention of submitting an updated bid. However, the Company determined the Other Counterparty did not have adequate funding and the Company then engaged the Other Counterparty in discussions regarding an alternative transaction whereby the Company would acquire the Other Counterparty or the two companies would merge. After the Company initiated its due diligence of the Other Counterparty, all negotiations ended when the Other Counterparty failed to provide financial statements to the satisfaction of the Company.

On August 10, 2017, the Company and Buyer executed a non-binding letter of intent for an asset acquisition with a purchase price of $16 million, provided that 10% of the purchase price would be held back for 18 months following closing of any transaction. The letter of intent also provided for exclusivity through the end of September 2017.

From August 2017 through January 2018, the Company and Buyer negotiated the terms of the Asset Purchase Agreement and related documents, including the Voting Agreement, extending exclusivity four times while negotiations continued between Company and Buyer, with several all-hands calls on the part of the Buyer, the Company and their respective counsel. Much of the negotiations focused on the Company’s indemnification of Buyer. As a result of these discussions, the Company agreed to an Escrow Payment of $3,000,000 that would be established for 24 months and a reduced Purchase Price of $15.5 million, provided that the Company’s indemnification obligations would be limited to the Escrow Payment. The Company and Buyer also heavily negotiated the circumstances for termination by each of the Company and Buyer and related termination fees to encourage the consummation of the Sale.

On September 28, 2017, the Board retained CM&Co. to prepare a fairness opinion assessing the financial adequacy of Buyer’s offer from the perspective of the public shareholders of the Company.

On February 6, 2018, representatives of CM&Co. had a telephonic meeting with the Board, management and the Company’s counsel.  During this call, representatives of CM&Co. presented its fairness opinion and gave an oral presentation to the Board regarding its analysis of the proposed Sale and its fairness, from a financial point of view, to the Company.  The CM&Co. representatives also responded to a number of questions raised by the Board regarding its analysis and methodology.  The Company’s counsel reviewed material terms of the draft Asset Purchase Agreement.   The Board further discussed the process of seeking Shareholder approval of the Sale and the Asset Purchase Agreement.  The Board discussed the terms of the proposed transaction and the fairness opinion, and after further discussion, the Board unanimously adopted resolutions declaring the Sale and the Asset Purchase Agreement to be advisable and in the best interests of the Company’s Shareholders, and recommending that the Shareholders vote in favor of each proposal.

On February 6, 2018, the Company and the Buyer executed the Asset Purchase Agreement and on February 8, 2018, we filed a Form 8-K announcing the Asset Purchase Agreement.  As of the date of this Proxy Statement, we have not had any other communication, indication of interest or offer from any other potential purchaser of our business or assets since we first publicly announced the Asset Purchase Agreement with Buyer on February 8, 2018.

Reasons for the Sale

At its meeting on February 6, 2018, our Board determined that the Sale was advisable and fair to, and in the best interests of the Company and its Shareholders and approved the Asset Purchase Agreement and the Sale.  Our Board recommends that Shareholders vote “FOR” approval of the Sale at the Meeting.

In reaching its decision to approve the Asset Purchase Agreement and to recommend that Shareholders vote to approve the Sale, the Board, in consultation with the Company’s advisors and management, considered a number of factors, including, but not limited to, the other factors described elsewhere in this Proxy Statement as well as the following factors:

•	the value of the consideration (including the liabilities to be assumed by the Buyer) to be received by the Company pursuant to the Asset Purchase Agreement;

•

the Sale is the result of an active, lengthy and thorough evaluation of strategic alternatives reasonably available to the Company and our shareholders, including the alternative of retaining our current business based upon:

o    the Board’s knowledge of the nature of our business, and of the current and prospective competitive, economic, regulatory and operational environment in the retail industry;

o    our history of operating losses and the Board’s understanding of, and discussions with management regarding, historical and projected performance of the Company;

•	Buyer’s agreement to limit the survival period applicable to the representations and warranties to 24 months, to limit indemnification liability, including for Fundamental Representations and Warranties, to the Escrow Payment and to make certain indemnification claims subject to the Basket;

•	the Board’s understanding of and familiarity with, and discussions with our management regarding, the business, operations, management, financial condition, projections, operating losses and future business prospects for the Company (as well as the risks and costs involved in pursuing those prospects);

•	our inability to pursue acquisitions, and our recent unsuccessful efforts to advance discussions with prospective acquisition or merger candidates to develop substantive terms and conditions of a transaction;

•	our assessment of what prospective buyers are willing to pay for our assets, the likelihood of closing a transaction with them, and the conditions they have imposed;

•	the financial presentation and written opinion of CM&Co. to the Board as to the fairness, from a financial point of view as of February 6, 2018, of the Sale consideration ($15,500,000 in cash) to be received by the Company;

•	the support by the Fund Shareholders of the Sale;

•	the fact that none of our cash or marketable securities are assets being sold to Buyer in the Sale;

•	the review by our Board with our legal counsel of the structure of the Sale;

•	the ability of our Board, pursuant to the terms of the Asset Purchase Agreement, to evaluate any unsolicited or unencouraged alternative acquisition proposals that we may receive at any time prior to the Company’s receipt of Shareholder approval, and our ability to terminate the Asset Purchase Agreement (and pay a termination fee upon certain circumstances) if the Board determines in good faith that an alternative acquisition proposal is or is reasonably likely to lead to a Superior Proposal, consistent with the Board’s fiduciary obligations;

•	the likelihood that the Sale will be completed, including the reasonableness of the conditions to the Sale and the likelihood that the contract and Shareholder approvals necessary to complete the Sale will be obtained; and

•	that the Sale was subject to approval of holders of at least a majority of the outstanding shares of our Common Stock, and that if such Shareholders did not approve of the transaction terms, the Sale would not close.

Our Board also considered potential drawbacks or risks relating to the Sale, including the following risks and potentially negative factors, but determined that these potential risks and factors were outweighed by the expected benefits of the Sale:

•	the fact that the assets being sold to Buyer includes virtually all of our customer contracts;

•	the fact that there are limited third-party contract consents that must be obtained as a condition to closing the Sale and the uncertainties associated with obtaining those consents, which could result in the failure of the Sale to be consummated;

•	the fact that the Sale must be completed by August 6, 2018 and that the shareholder meeting to approve the Sale must occur by such date;

•	the risks and costs to the Company if the Sale does not close, including the diversion of management and employee attention and disruption in our business relationships;

•	the fact that under the terms of the Asset Purchase Agreement we have to pay Buyer a termination fee ranging from $400,000 to $1,600,000 in certain circumstances (including our pursuit of a Superior Proposal – although the Board was of the view that the amount of such termination fee was reasonable in the context of termination and similar fees payable in other transactions and in light of the overall terms of the Asset Purchase Agreement, and that the termination fee would not preclude another party from making a competing proposal) (see “Proposal No. 1 – Sale – Summary of Asset Purchase Agreement – Termination Events and Termination Fee” below); and

•	that certain of our officers and directors may have interests with respect to the Sale in addition to their interests as Shareholders generally (see “Interests of Certain Persons in Matters to be Acted Upon” below).

The foregoing discussion is a summary of the information and factors considered by the Board in its consideration of the Sale.  In view of the variety of factors, the amount of information considered and the complexity of these matters, the Board did not find it practicable to, and did not attempt to, rank, quantify, make specific assessments of or otherwise assign relative weights to the specific factors considered in reaching its determination.  Individual members of the Board may have given different weights to different factors.  The Board considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination to unanimously approve the Sale.

Opinion of Our Independent Investment Bank

Our Committee retained CM&Co. to opine whether the consideration ($15,500,000 in cash) to be received by the Company upon consummation of the Sale was fair, from a financial point of view, to the Company.  On February 6, 2018, during a meeting of the Board, CM&Co. rendered an oral opinion, which was confirmed by delivery of a written opinion dated February 6, 2018, that as of that date and based upon and subject to various considerations set forth in its opinion, the Sale was fair, from a financial point of view, to the Company.

The full text of CM&Co.’s opinion, dated February 6, 2018, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this Proxy Statement and is incorporated by reference in its entirety into this Proxy Statement.  We encourage all Shareholders to read CM&Co.’s fairness opinion fully.  The summary of CM&Co.’s opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this Proxy Statement.

In connection with rendering the opinion described above, CM&Co. made such reviews, analyses and inquiries as CM&Co. deemed appropriate, including, among other things, the following actions:

•	reviewed certain publicly available business and financial information of the Company that it believed to be relevant to its inquiry;

•	reviewed certain internal financial statements and other financial and operating data concerning the assets to be purchased;

•	reviewed certain financial information prepared by the management of the Company relating to the existing customer storage contracts to be purchased;

•	discussed the past and current operations, financial condition and prospects of the assets to be purchased with management of the Company;

•	reviewed the reported prices and trading activity for the Common Stock;

•	compared the financial performance of the assets to be purchased with that of certain publicly traded companies it deemed relevant;

•	compared certain financial terms of the Sale in the Asset Purchase Agreement to financial terms, to the extent publicly available, of certain other business combination transactions they deemed relevant;

•	considered the results of efforts to solicit indications of interest and definitive proposals from third parties with respect to a possible acquisition of the assets to be purchased; and

•	performed such other analyses and considered such other factors as they deemed appropriate.

In arriving at its opinion, CM&Co. relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information.  Further, CM&Co. relied upon the assurances of our management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading.  With respect to the financial information utilized, CM&Co. assumed that such information had been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provided a reasonable basis upon which it could make an analysis and form an opinion.  CM&Co. did not make a physical inspection of our properties and facilities and did not make or obtain any valuations or appraisals of our assets and liabilities (contingent or otherwise).

CM&Co. also assumed that the Sale will be consummated in accordance with the terms set forth in the Asset Purchase Agreement and in compliance with all applicable federal, state and local statutes, rules, regulations and ordinances.  CM&Co. also assumed that the representations and warranties of each party in the Asset Purchase Agreement were true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by it under such agreements and that all conditions to the consummation of the Sale will be satisfied without waiver thereof.

Events occurring after the date of CM&Co.’s opinion may affect CM&Co.’s opinion and the assumptions used in preparing it, and CM&Co. did not assume any obligation to update, revise or reaffirm its opinion.  Further, CM&Co.’s opinion does not constitute a recommendation to any Shareholder as to how such shareholder should vote with respect to such Sale or any other matter, and should not be relied upon by any such Shareholder.

The following is a summary of the material financial analyses delivered by CM&Co. to our Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by CM&Co., nor does the order of analyses described represent relative importance or weight given to those analyses by CM&Co.. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of CM&Co.’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 6, 2018 and is not necessarily indicative of market conditions on the date of this Proxy Statement or thereafter.

Financial Metrics		LTM 9/30/2017		Median Valuation Multiple		Implied Enterprise Value	Implied Enterprise Value After Discount (1)

Acquisition Multiple Valuations:	LTM Sales	$3.0		5.1x		$15.2	$12.1
	LTM EBITDA	$0.5		33.3x		$17.0	$13.6
					Average:	$16.1	$12.9

Public Company Comparative Valuations:	LTM Sales	$3.0		3.0x		$9.0	$7.2
	LTM EBITDA	$0.5		15.5x		$7.9	$6.3
					Average:	$8.4	$6.8
Equity Premium per Share (2):	91%				Enterprise Value with Equity Premium:	$16.1	$12.9

Operating Metrics		As of 9/30/2017		Median Value per Unit		Implied Enterprise Value	Implied Enterprise Value After Discount (1)

Acquisition Multiple Valuations:	Cord Blood Units	27,873	$833			$23.2	$18.6

Public Company Comparative Valuations:	Cord Blood Units	27,873	$767			$21.4	$17.1
					Average:	$22.3	$17.8

Trading Metrics		LTM 9/30/2017 Net Income	Median Market Multiple	Implied Equity Value	Net Debt	Implied Enterprise Value	Implid Enterprise Value After Discount (1)

Public Company Comparative Valuations:	PE Ratio	$0.4	29.5x	$12.2	($1.0)	$11.2	$9.0

Recurring Revenue Analysis							NPV of Future Storage Revenue

Future Storage Revenue							$13.4

					(all dollar amounts in millions of U.S. $)

_________

(1)	Adjusted by 20% to recognize Company specific risks, as described on page 20. Does not apply to Recurring Revenue Analysis.

(2)	Based on Nanjing Ying Peng Hui Kang Medical Industry Investment Partnership’s acquisition of China Cord Blood (December 30, 2016). Acquisition price per share was $10.46, a 91.2% premium to China Cord Blood’s share price one day before the announcement of the acquisition.

Miscellaneous

The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description.  The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.  No single result or method of analysis, including whether or not a specific result or analysis compared favorably to the implied transaction value of the Sale, was dispositive of CM&Co.’s opinion.  Rather, in arriving at its opinion, CM&Co. considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered.  CM&Co. believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion.  In addition, CM&Co. may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be CM&Co.’s view of the actual value of operating assets of the Company. In performing its analyses, CM&Co. made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of the Company.  CM&Co. was advised by the management of the Company that the operations of the Company had declined since the preparation by management of any financial forecast, which was not provided or reviewed by CM&Co. in preparation of the fairness opinion and, accordingly, that any financial forecast was no longer reflective of management’s best currently available estimates and judgments as to the future financial results and condition of the Company and should not be relied upon for purposes of CM&Co.’s analyses and opinion.  In addition, CM&Co. was advised by the management of the Company that it had not prepared updated financial forecasts beyond fiscal year 2017.  Given the absence of a long-term forecast that the management of the Company believes was reliable for the purposes of CM&Co.’s analyses and opinion, CM&Co. did not perform an analysis of the estimated present value of the future cash flows of the Company.

In arriving at its opinion, CM&Co. applied adjustments to statistical observations so as to recognize differences in size, growth and growth prospects, Company specific risk and other characteristics between the Company’s securities and selected comparable companies and transactions. Based on CM&Co.’s observation that the market has generally discounted smaller entities on a relative basis to larger entities due to additional inherent risk, CM&Co. applied a 20% Company-specific discount to the values derived from the universe of comparable transactions.

CM&Co. was engaged by the Company to opine whether the consideration ($15,500,000 in cash) to be received by the Company upon consummation of the Sale was fair, from a financial point of view, to the Company.  In connection with this engagement, the Company has agreed to pay CM&Co. an aggregate fee of $70,000.  The Company also has agreed to indemnify CM&Co. against certain liabilities, and to reimburse CM&Co. for certain expenses, which are related to or result from CM&Co.’s engagement.  Other than this engagement, during the two years preceding February 6, 2018, the date of CM&Co.’s opinion, CM&Co. has not had any material relationship with the Company for which compensation has been received or is intended to be received.

Summary of Asset Purchase Agreement

Purchase Price

The aggregate Purchase Price for the purchased assets under the Asset Purchase Agreement will be $15,500,000 in cash, plus the assumption of certain specified liabilities. At Closing, $3,000,000 of the Purchase Price will be held back in an escrow account to cover potential indemnification claims during the two years following closing. The remaining $12.5 million of the Purchase Price will be paid to the Company.

If the Shareholders approve the Sale, subject to the Escrow, the satisfaction of the liabilities of the Company and certain assumptions, the Company currently estimates that the net proceeds from the Purchase Price available for distribution to the Shareholders will be between $[__] million and $[__] million in the aggregate, or approximately $[__] to $[__] per share of Common Stock.  The Company anticipates (on the same basis) that between approximately $[__] and $[__] per share of Common Stock will be distributed to Shareholders in an initial distribution after the Closing, followed by one or more additional distributions to the Shareholders, subject to the amount of a contingency reserve.

Representation and Warranties

The Asset Purchase Agreement contains a number of representations and warranties of the Seller Parties to the Buyer relating to, among other things:  organization of the Seller Parties; authority of the Seller Parties; conflicts and consents; capitalization of the Seller Parties; title to the purchased assets; condition and sufficiency of assets; real property; material contracts; licenses; intellectual property; management of the Company; legal proceedings and Governmental Orders; compliance with laws and permits; periodic reporting with the Commission and financial statements; the absence of undisclosed liabilities; the absence of certain changes and certain events; taxes; employee benefit matters; insurance; product warranties; brokers; environmental matters; privacy and data security; employment matters; lack of restrictions on business activities; transactions with affiliates; solvency; non-applicability of the HIPAA; compliance with anti-corruption laws; and certain assets in the custody of a third party.

The Asset Purchase Agreement contains a number of representations and warranties of the Buyer to the Seller Parties relating to, among other things: organization of the Buyer; authority of the Buyer; conflicts and consents; brokers; licenses; and the Buyer’s credit facility and financing of the Sale.

The representations, warranties and covenants of the Seller Parties contained in the Asset Purchase Agreement have been made solely for the benefit of the Buyer under the Asset Purchase Agreement. The Shareholders are not third-party beneficiaries under the Asset Purchase Agreement.  Further, the representations and warranties of the Seller Parties in the Asset Purchase Agreement (a) have been made only for purposes of the Asset Purchase Agreement; (b) are qualified by disclosures made to the Buyer in connection with the Asset Purchase Agreement; and (c) are subject to materiality qualifications contained in the Asset Purchase Agreement which may differ from what may be viewed as material by the Shareholders.

Closing Conditions

The Asset Purchase Agreement contains conditions precedent to the obligations of the Buyer to complete the Sale (each of which may be waived by Buyer at or before Closing), including, without limitation:

•	the representations and warranties of the Seller Parties in the Asset Purchase Agreement must be true and correct in all material respects on and as of the date of signing the Asset Purchase Agreement and on the Closing Date (subject to certain exceptions);

•	the Seller Parties’ performance of their respective agreements, covenants and conditions set forth in the Asset Purchase Agreement, as applicable, through the Closing Date;

•	the Seller Parties receiving all approvals, consents, and waivers that are necessary to consummate the Sale, such that the Buyer shall have received all such requisite consents and approvals to assume, acquire and have the benefit of at least 97% of the contracts assumed by it pursuant to the Sale;

•	the absence of a Governmental Order making the Sale illegal, or otherwise restraining or prohibiting the consummation of the Sale;

•	the absence of a Material Adverse Effect;

•	the delivery of the signatures, certificates, instruments, and other deliverables by the Seller Parties and the Company that are contemplated by the Asset Purchase Agreement;

•	the Company shall have received approval from the Shareholders of the Asset Purchase Agreement and the Sale; and

•	the Company shall have received the consent of the lessor of its headquarters facility to the deemed assignment of the applicable lease as a result of the Sale and related transactions.

The Asset Purchase Agreement contains conditions precedent to the obligations of the Company to complete the Sale (each of which may be waived by the Company at or before Closing), including, without limitation:

•	the representations and warranties of the Buyer in the Asset Purchase Agreement must be true and correct in all material respects on and as of the date of signing the Asset Purchase Agreement and on the Closing Date (subject to certain exceptions);

•	the Buyer’s performance of its agreements, covenants and conditions set forth in the Asset Purchase Agreement, as applicable, through the Closing Date;

•	the Company shall have received approval from the Shareholders of the Asset Purchase Agreement and the Sale; and

•	the delivery of the signatures, certificates, instruments, and other deliverables by the Buyer that are contemplated by the Asset Purchase Agreement;

Covenants

The Asset Purchase Agreement contains numerous covenants of the Seller Parties and the Buyer during the period up to and including the Closing Date. The covenants that are specific to the Seller Parties generally relate to, among other things: the conduct of the Seller Parties’ business operations before the Closing; providing the Buyer with access to, and deliveries of, certain information; holding a meeting of the Shareholders and soliciting proxies to the Shareholders to obtain the approval of the Sale by the Shareholders; notifications to Buyer of certain events; the Seller Parties’ agreement not to compete for three years; changing of the name of the Seller Parties at or prior to Closing; keeping certain information concerning the Seller Parties’ business and other matters confidential; the remittance to Buyer of funds received by the Seller Parties from customers with respect to the provision of services by Buyer post-Closing; non-solicitation of customers, vendors or Seller Parties’ or Buyer’s employees by the Company following Closing; and delivery of monthly unaudited financial statements of the Company to Buyer.  In addition, the Company may not dissolve or liquidate for at least two years following Closing.

The Asset Purchase Agreement contains additional covenants of the Seller Parties and Buyer relating to, among other things: making notices to, and obtaining consents, authorizations, orders, and approvals from, Governmental Authorities in connection with the Sale; using commercial reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions of the parties; making public announcements of the Asset Purchase Agreement and the Sale; payment of Taxes and fees incurred in connection with the Asset Purchase Agreement and the other Transaction Documents; access to retained books and records; and the execution and delivery of certain documents and the taking of certain actions to effect the Sale. The Company must also reasonably cooperate with Buyer in connection with obtaining the financing required to consummate the Sale, and Buyer must use its commercially reasonable efforts to obtain such financing.

No-Shop

As of the signing of the Asset Purchase Agreement, and until the Closing Date, the Seller Parties must not: (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal (as defined in the Asset Purchase Agreement), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of the No-Shop) or negotiations regarding, or deliver or make available to any person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Competing Proposal, (iv) enter into any letter of intent or any other contract contemplating or otherwise relating to any Competing Proposal, or (v) submit any Competing Proposal to the vote of any security holders of the Company; provided, that the No-Shop shall not interfere with or otherwise prohibit the Seller Parties from complying with their obligations under applicable law with respect to unsolicited tender or exchange offers for the securities of the Company.

Notwithstanding the No-Shop provisions of the Asset Purchase Agreement described in the immediately preceding paragraph, during the period commencing on the date of the Asset Purchase and ending on the date of receipt of the approval of the Sale by the Shareholders, under the Asset Purchase Agreement, the Company may, under certain circumstances, provide information to and participate in discussions or negotiations with third parties with respect to certain unsolicited alternative transaction proposals that the Board has determined are or would lead to a bona fide written alternative transaction proposal that the Board or a committee thereof has determined, after consultation with its outside legal counsel, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, and, if consummated, would result in a transaction more favorable to the Shareholders than the transactions contemplated by the Asset Purchase Agreement (including any revisions to the terms of the Asset Purchase Agreement proposed by the Buyer in response to such proposal or otherwise), subject to certain other criteria set forth in the Asset Purchase Agreement.  If, during this period, the Board determines to pursue a Superior Proposal in accordance with the Asset Purchase Agreement, the Asset Purchase Agreement requires, among other things, that the Seller Parties give Buyer prior notice of such determination, along with supporting documentation with respect to such Superior Proposal, and the opportunity to propose revisions to the Asset Purchase Agreement such that the Superior Proposal would no longer constitute a Superior Proposal.

Termination Events and Termination Fee

The Asset Purchase Agreement may be terminated at any time before the Closing upon the mutual consent of Buyer and the Company.  In addition, the Asset Purchase Agreement may be terminated by Buyer upon the occurrence of certain events, including, without limitation, the following:

•	there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to the Asset Purchase Agreement that would give rise to the failure of any of the Buyer’s closing conditions;

•	the Closing shall not have occurred on or before the August 6, 2018 End Date, provided that such failure to close is not due to Buyer’s breach or violation of any of its representations, warranties or covenants and resulted in the failure of the Closing to occur by the End Date;

•	an effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company;

•	Buyer is unable to complete the financing of the Sale on the terms and conditions previously agreed to; or

•	there shall be any law that makes consummation of the Sale illegal or otherwise prohibited or there shall be any Governmental Order restraining or enjoining the Sale, and such Governmental Order shall have become final and non-appealable.

The Company may terminate the Asset Purchase Agreement upon the occurrence of certain events, including, without limitation, the following:

•	there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to the Asset Purchase Agreement that would give rise to the failure of any of the Company’s closing conditions;

•	the Closing shall not have occurred on or before the End Date, provided that such failure to close is not due to the Company’s breach or violation of any of its representations, warranties or covenants and resulted in the failure of the Closing to occur by the End Date;

•	if at any time prior to receipt of the Company shareholder approval of the Sale, the board of directors of the Company determines to enter into a written alternative agreement with respect to a Superior Proposal, but only if the Company has complied in all respects with its obligations with respect to such Superior Proposal (including providing the Buyer the opportunity to revise its proposal so that any other alternative transaction proposals no longer are Superior Proposals) and is otherwise permitted to terminate the Asset Purchase Agreement and accept such Superior Proposal;

•	automatically if, at least 10 business days prior to the End Date, the Company does not obtain the approval of its shareholders of the Asset Purchase Agreement and the Sale; or

•	there shall be any law that makes consummation of the Sale illegal or otherwise prohibited or there shall be any Governmental Order restraining or enjoining the Sale, and such Governmental Order shall have become final and non-appealable.

If Buyer terminates the Asset Purchase Agreement because:

(i)	there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to the Asset Purchase Agreement that would give rise to the failure of any of the Buyer’s closing conditions, then the Company pays Buyer a termination fee of $800,000,

(ii)	a Material Adverse Effect on the Company has occurred, then the Company pays Buyer a termination fee equal to all fees and expenses reasonably incurred by the Buyer in connection with the Sale, in an amount not to exceed $400,000, or

(iii)	Buyer has failed to obtain financing to consummate the Sale but all other Company closing conditions have been met, then Buyer pays the Company a termination fee equal to all fees and expenses reasonably incurred by the Company in connection with the Sale, in an amount not to exceed $400,000.

If the Company terminates the Asset Purchase Agreement because:

(i)	the Company’s board of directors determines to enter into a Superior Proposal, then the Company pays Buyer a termination fee of $1,600,000, or

(ii)	other than being unable to complete the Sale financing, there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to the Asset Purchase Agreement that would give rise to the failure of any of the Company’s closing conditions, then Buyer pays the Company a termination fee of $800,000.

If the Asset Purchase Agreement terminates automatically because the Company’s shareholders do not approve the Asset Purchase Agreement and the Sale, then the Company shall pay a termination fee equal to all fees and expenses reasonably incurred by the Buyer in connection with the Sale, in an amount not to exceed $400,000.

Survival

The representations and warranties of the Company and the right of the Buyer to indemnification under the Asset Purchase Agreement generally survive the Closing Date for 24 months. The Company will deposit the $3,000,000 Escrow Payment into an escrow account at Closing to secure its indemnification obligations to the Buyer with respect to breaches of the Company’s representations and warranties, breaches of covenants, losses related to excluded assets or excluded liabilities and certain other matters set forth in the Asset Purchase Agreement during the 24-month survival period.

Other than in the case of (i) fraud or willful breach or (ii) any inaccuracy of any of certain specified Fundamental Representations and Warranties, an indemnifying party shall not be liable to an indemnified party for indemnification unless and until the aggregate amount of the indemnification obligations exceeds the Basket, in which event the indemnifying party shall then be required to pay or be liable for all losses in excess of $100,000. Other than in the case of (x) fraud or willful breach or (y) any inaccuracy of any Fundamental Representations and Warranties, the Company shall not be obligated to indemnify the Buyer for breaches of representations and warranties in an aggregate amount in excess of $2,000,000. Other than in the case of fraud or willful breach, the Company shall not be obligated to indemnify the Buyer, with respect to the Fundamental Representations and Warranties, or with respect to certain specified indemnification categories, inclusive, in an aggregate amount in excess of the Escrow Payment. Other than in the case of fraud or willful breach, the Buyer shall not be obligated to indemnify the Company indemnified parties in an aggregate amount in excess of the Escrow Payment.

Voting Agreement

The Red Oak Fund, LP, The Red Oak Long Fund, LP and Pinnacle Opportunities Fund, LP, which own 164,073,684, 76,226,316 and 140,752,632 shares of the Company’s common stock, respectively, or approximately 30.0% of the Company’s issued and outstanding common stock in the aggregate, and each of which are affiliates of Red Oak Partners, LLC, entered into the Voting Agreement with Buyer and the Company on February 6, 2018, pursuant to which the Fund Shareholders have agreed, among other things, to vote the Covered Shares in favor of the Sale and grant to Buyer an irrevocable proxy with respect to their respective Covered Shares.

The foregoing description of the Voting Agreement and the Company’s obligations therein does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreements entered into by the referenced parties, a copy of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 8, 2018 and incorporated herein by reference.

Shareholder Distributions

Assuming the Shareholders approve the Sale, the timing and amount of any distributions to Shareholders upon any consummation of the Sale will depend upon, among other factors, the timing of the Company’s subsidiaries performing all of their obligations and requirements and payment of all Company liabilities and obligations.  See “Risk Factors” above.

If the Shareholders approve the Sale, subject to any adjustment to the Purchase Price resulting from payments from the Escrow Amount, the satisfaction of the liabilities of the Company and its subsidiaries and certain assumptions, the Company currently estimates that the net proceeds available for distribution to the Shareholders after the satisfaction of the Company and its subsidiaries’ liabilities will be between $[__] million and $[__] million in the aggregate, or approximately $[__] to $[__] per share of Common Stock (based on the number of outstanding shares of Common Stock on the date hereof).  The Company anticipates (on the same basis) that between approximately $[__] and $[__] per share of Common Stock will be distributed to Shareholders in an initial distribution, followed by one or more additional distributions to the Shareholders, subject to the amount of a contingency reserve and the Company’s obligation under the Asset Purchase Agreement to maintain the Escrow Amount.

The Company currently anticipates that the initial distribution to the Shareholders will occur within [90] days after the Closing, assuming the Shareholders approve the Sale and that the Sale is consummated.

Appraisal Rights

Under Section 607.1302 of the FBCA, Shareholders are entitled to dissent from, seek appraisal for, and obtain payment of the fair value of his or her shares of Common Stock if the Sale Transaction is consummated. Important details concerning the requirements to perfect appraisal rights under Florida are set forth below. In view of the complexity of these provisions of Florida law, any shareholder who is considering exercising appraisal rights, or who wishes to preserve the right to do so, should consult his or her legal advisor.

This notice is being provided to you in satisfaction of Sections 607.1320 of the FBCA. The summary below is not a complete statement of the Florida law pertaining to appraisal rights and is qualified in its entirety by reference to the relevant sections of the FBCA. Failure to follow the procedures required by Sections 607.1301 through 607.1333 of the FBCA for perfecting appraisal rights may result in the loss, termination or waiver of such rights. A copy of Sections 607.1301 through 607.1333 of the FBCA is attached to this Proxy Statement as Appendix C. Because of the complexity of the provisions and the need to strictly comply with various technical requirements, you should read Appendix C in its entirety.

Holders of the Company’s Common Stock who do not vote at the Special Meeting and who comply with the procedures prescribed in Sections 607.1301 through 607.1333 of the FBCA may be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the closing of the Sale, and to receive payment of the fair value of their shares in cash, together with interest. The following is a brief summary of the statutory procedures that must be followed by a Shareholder in order to perfect appraisal rights under Florida law. At the Record Date, the last bid price of the Company’s Common Stock on the OTC Bulletin Board was $[_____] per share.

Prior to the vote being taken on Proposal No. 1 on [__________], 2018, any Shareholder who elects to dissent must file with us a notice of such election (the “Election Notice”), stating his or her name and address, the number of shares of Common Stock as to which he or she dissents, and a demand for payment of the fair value of his or her Common Stock. A dissenting Shareholder must not vote, or cause or permit to be voted, any shares of stock owned by the dissenting shareholder in favor of the Sale. The Election Notice must be sent or delivered to the Company’s Corporate Secretary at 1857 Helm Drive, Las Vegas, NV 89119.

Only a holder of record of Common Stock is entitled to assert appraisal rights for the Common Stock registered in that holder’s name. An Election Notice must be executed by or on behalf of the holder of record, fully and correctly, as his or her name appears on his or her stock certificates. If the Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the Election Notice should be made in that capacity. If the Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the Election Notice should be executed by or on behalf of all joint owners. An authorized agent, including one or two or more joint owners, may execute the Election Notice on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the Election Notice, the agent is acting as agent for such owner or owners. A record holder, such as a broker, who holds Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the stock held for one or more beneficial owners while not exercising such rights with respect to the Common Stock held for other beneficial owners. In such case, the Election Notice should set forth the number of shares of stock as to which appraisal rights are sought. Where no number of shares of stock is expressly mentioned, the Election Notice will be presumed to cover all stock held in the name of the record owner. Shareholders who hold their Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of the Election Notice for such nominee’s stock.

Within 10 days after the consummation of the Sale, the Company will make a written offer (the “Appraisal Offer”) to each dissenting Shareholder who satisfied the requirement of Section 607.1321 to pay an amount the Company estimates to be the fair value for such stock. The fair value determined will reflect the value of the Common Stock prior to the closing of the Asset Purchase Agreement. The Appraisal Offer will be accompanied by a form to be completed by the dissenting Shareholder (the “Shareholder Form”), which includes information such as the Shareholder’s name and address, the number of shares of Common Stock to which the Shareholder is asserting appraisal rights and whether the Shareholder accepts the Company’s offer of fair value of the Common Stock. Any Shareholder returning the Shareholder Form must deposit his or her stock certificate with the Company simultaneously with the filing of the Shareholder Form. The Shareholder Form must be returned to the Company within 60 days after it is sent. If the Shareholder Form is not received by the Company within this period, the Shareholder will have waived his or her right to dissent.

Any Shareholder who has duly filed an Election Notice in compliance with Section 607.1321 will thereafter be entitled only to payment of the fair value of his or her Common Stock and will not be entitled to vote or to exercise any other rights of a Shareholder. If requested in writing, the Company is obligated under Florida law to provide to the Shareholder so requesting, within 10 days of the end of the 60 day period referenced above, the number of Shareholders who return the Shareholder Form by the specified date and the total number of shares owned by them. An election to exercise appraisal rights may be withdrawn in writing by the Shareholder within 20 days of the 60 day deadline for the delivery of the Shareholder Form to the Company. After this period, no such notice of election may be withdrawn unless the Company consents. If any dissenting shareholder accepts the Company’s offer of payment, payment for his or her Common Stock will be made within 90 days after receipt by the Company of the Shareholder Form. A Shareholder who is dissatisfied with the Company’s offer must notify the Company on the Shareholder Form of his or her estimate of the fair value of his or her shares of Common Stock and demand payment of that estimate plus interest.

If a Shareholder makes demand for payment which remains unsettled, within 60 days after the Company receives the Shareholder Form, the Company is required under Florida law to file an action in any court of competent jurisdiction in the Florida county in which the Company’s registered office is located, requesting the fair value of such stock to be determined. The court will also determine whether each dissenting Shareholder, as to whom the Company requests the court to make such determination, is entitled to receive payment for his or her Common Stock. If the Company fails to institute such a proceeding, any dissenting Shareholder who has properly notified the Company on the Shareholder Form that he or she is dissatisfied with the Company’s offer, may do so in the Company’s name. All dissenting Shareholders (whether or not residents of the State of Florida), other than Shareholders who have agreed with the Company as to the value of their Common Stock, will be made parties to the proceeding. The Company must pay to each dissenting Shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting Shareholders will cease to have any interest in such Common Stock.

Shareholders considering seeking dissenters’ rights should be aware that any judicial determination of the “fair value” of the stock can be based on numerous considerations, including, but not limited to, the market value of the Common Stock prior to the closing of the Sale and the net asset value and earnings value of the Company. The costs and expenses of any judicial proceeding will be determined by the court and will be assessed against the Company, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting Shareholders who are parties to the proceeding, to whom the Company has made an offer to pay for the Common Stock, if the court finds that the action of such Shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith.

Tax Consequences

See “Certain U.S. Federal Income Tax Considerations” and “Certain Non-U.S. Tax Considerations” below.

No Management Changes

Our directors and officers will continue in their current roles following the completion of the Sale.

The Board recommends a vote “FOR” the Sale Proposal.

PROPOSAL NO. 2 – NAME CHANGE

At the Meeting, the Shareholders will be asked to vote upon a proposal to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to change the Company’s corporate name to “[CBA, Inc.]” (the “Name Change”), if the Shareholders also approve the Sale.  The reason for the Name Change is that the Company’s corporate name is one of the assets being sold to the Buyer pursuant to the Sale.

The Name Change is conditional and will be effective only upon the closing of the Sale.  If the Sale does not occur, an amendment to the Company’s Amended and Restated Articles of Incorporation to effect the Name Change will not be filed with the Florida Secretary of State and the Company’s name will not change.

If the Name Change is approved by the Shareholders and if the Sale is consummated, the Article I of the Company’s Amended and Restated Articles of Incorporation will be amended to read as follows:

“The name of the Corporation is: [CBA, Inc.]”

The Name Change will become effective upon filing a Certificate of Amendment to the Company’s Amended and Restated Articles of Incorporation, which filing will be made on the closing date of the Sale, or such other date agreed by the Company and the Buyer.

We will submit notification to The OTC Marketplace regarding the Name Change in advance of the Closing, pursuant to its requirements.

Following implementation of the Name Change, Shareholders should continue to hold their existing stock certificates representing Common Stock.  Shareholders will not be required to tender their old stock certificates in exchange for new certificates with the new name.  Shareholders should not destroy any stock certificates and should not deliver any stock certificates to the transfer agent.

Approval of the amendment to the Company’s Amended and Restated Articles of Incorporation to effect the Name Change requires the affirmative vote of the holders of a majority of all the issued and outstanding shares of Common Stock.

The Board recommends a vote “FOR” the Name Change Proposal.

PROPOSAL NO. 3 – PROTECTIVE AMENDMENT

For the reasons discussed below under “Background to NOL Protection Amendment,” our Board recommends that the Company’s stockholders adopt the Protective Amendment to protect the significant potential long term tax benefits presented by our NOLs. The Protective Amendment is designed to prevent certain transfers of our Common Stock that could result in an ownership change under Section 382 (“Section 382”) of the Code and, therefore, significantly impair the value of the NOLs. The Board believes it is in our and our shareholders’ best interests to adopt the Protective Amendment to help protect the NOLs. As of December 31, 2017, the aggregate carryforward amount of the Company’s NOL was $[____________], as significant existing NOLs of the Company are subject to the limitations of Section 382.

The purpose of the Protective Amendment is to assist us in protecting value to the Company of its accumulated NOLs by limiting direct or indirect transfers of our Common Stock that could affect the percentage of stock that is treated as being owned by a holder of 4.99% of our Common Stock. In addition, the Protective Amendment includes a mechanism to block the impact of such transfers while allowing purchasers to receive their money back from prohibited purchases. Our Board has adopted resolutions approving and declaring the advisability of amending Amended and Restated Articles of Incorporation as described below and the complete text of the Protective Amendment is attached as Appendix D to this Proxy Statement. However, in order for the Protective Amendment to be implemented, it first must be approved by shareholders at the Meeting.

The Protective Amendment, if approved by shareholders, would become effective upon the filing of Articles of Amendment to our Amended and Restated Articles of Incorporation with the Secretary of State of the State of Florida, which we would expect to do as soon as practicable after the Protective Amendment is approved by shareholders. Even if approved by the shareholders, the Board retains the authority to abandon the Protective Amendment for any reason at any time prior to the filing and effectiveness of the Protective Amendment with the Secretary of State of the State of Florida.

Background to NOL Protection Amendment

Our past operations generated NOLs. Under federal tax laws, we generally can use the NOLs (to the extent not subject to limitations under Section 382) and certain related tax credits to reduce ordinary income tax on our future taxable income for up to 20 years for all Old NOLs, at which point the Old NOLs “expire” for such purposes. New NOLs do not expire. Until they expire, we can “carry forward” and offset up to 100% of ordinary income with respect to available Old NOLs, and we can offset up to 80% of ordinary income with respect to available New NOLs. Our NOLs may also be used for state tax purposes in certain circumstances. While we cannot estimate the exact amount of NOLs that we will be able use to reduce future income tax liability because we cannot predict the amount and timing of our future taxable income, we believe the NOLs are a very valuable asset.

Our ability to utilize the NOLs to offset future taxable income may be significantly limited if we experience an “ownership change,” as determined under Section 382. Under Section 382, an “ownership change” occurs if a stockholder or a group of stockholders that is deemed to own at least 5% of our Common Stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a rolling three-year period. If an ownership change occurs, Section 382 would impose an annual limit on the amount of the NOLs that we can use to offset taxable income equal to the product of the total value of our outstanding equity immediately prior to the ownership change (reduced by certain items specified in Section 382) and the federal long-term tax-exempt interest rate in effect for the month of the ownership change. A number of complex rules apply to calculating this annual limit.

If an ownership change is deemed to occur, the limitations imposed by Section 382 could significantly limit our ability to use the NOLs to reduce future income tax liability and result in a material amount of the NOLs expiring unused and, therefore, significantly impair the value of the NOLs. While the complexity of Section 382’s provisions and the limited knowledge any public company has about the ownership of its publicly traded securities make it difficult to determine whether an ownership change has occurred, we currently believe that an ownership change has not occurred. However, if no action is taken to protect the NOLs, we believe it is possible that we could experience an ownership change before the NOLs are fully-utilized or expire.

After careful consideration, our Board determined that the most effective way to protect the significant potential tax benefits presented by the NOLs is to adopt the Protective Amendment. The Protective Amendment is designed to prevent certain transfers of our securities that could result in an ownership change, is described below and the complete text of the Protective Amendment is attached as Appendix D to this Proxy Statement. The Protective Amendment will not be put into effect unless and until it is approved by shareholders at the Meeting.

Our Board urges shareholders to read this Proposal 3 and the complete text of the Protective Amendment which is attached as Appendix D to this Proxy Statement. It is important to note that the Protective Amendment does not offer a complete solution and that an ownership change may occur even if the Protective Amendment is approved by shareholders. There may be limitations on the enforceability of the Protective Amendment against shareholders who do not vote to approve it that may allow an ownership change to occur. The limitations of the Protective Amendment are described in more detail below.

Description of Protective Amendment

The following description of the Protective Amendment is qualified in its entirety by reference to the complete text of the Protective Amendment attached as Appendix D to this Proxy Statement. Please read the Protective Amendment in its entirety as the discussion below is only a summary.

Prohibited Transfers. The Protective Amendment generally will restrict any direct or indirect transfer (such as transfers of our Common Stock that result from the transfer of interests in other entities that own our Common Stock) if the effect would be to:

•	increase the direct or indirect ownership of our Common Stock by any Person (as defined below) from less than 4.99% to 4.99% or more of our Common Stock; or

•	increase the percentage of our Common Stock owned directly or indirectly by a Person owning or deemed to own 4.99% or more of our Common Stock.

“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation § 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treasury Regulation § 1.382-3(a)(1), and includes any successor (by merger or otherwise) of any such entity or group.

Restricted transfers include sales to Persons whose resulting percentage ownership (direct or indirect) of our Common Stock would exceed the 4.99% thresholds discussed above, or to Persons whose direct or indirect ownership of our Common Stock would by attribution cause another Person to exceed such threshold. Complicated stock ownership rules prescribed by the Code (and regulations promulgated thereunder) will apply in determining whether a Person is a 4.99% shareholder under the Protective Amendment. A transfer from one member of a “public group” (as that term is defined under Section 382) to another member of the same public group does not increase the percentage of our Common Stock owned directly or indirectly by the public group and, therefore, such transfers are not restricted. For purposes of determining the existence and identity of, and the amount of our Common Stock owned by, any stockholder, we will be entitled to rely on the existence or absence of certain public securities filings as of any date, and our actual knowledge of the ownership of our Common Stock. The Protective Amendment includes the right to require a proposed transferee, as a condition to registration of a transfer of our Common Stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of our Common Stock.

These transfer restrictions may result in the delay or refusal of certain requested transfers of our Common Stock, or prohibit ownership (thus requiring dispositions) of our Common Stock due to a change in the relationship between two or more persons or entities or to a transfer of an interest in an entity other than us that, directly or indirectly, owns our Common Stock. The transfer restrictions will also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by Section 382) with respect to our Common Stock to the extent that, in certain circumstances, the creation, transfer or exercise of the option would result in a proscribed level of ownership.

Consequences of Prohibited Transfers. Upon adoption of the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of our Common Stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Protective Amendment for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving shares in respect of their exercise. In this Proxy Statement, our Common Stock purportedly acquired in violation of the Protective Amendment is referred to as “excess stock.”

In addition to a prohibited transfer being void as of the date it is attempted, upon demand, the purported transferee must transfer the excess stock to our agent along with any dividends or other distributions paid with respect to such excess stock. Our agent is required to sell such excess stock in an arm’s-length transaction (or series of transactions) that would not constitute a violation under the Protective Amendment. The net proceeds of the sale, together with any other distributions with respect to such excess stock received by our agent, after deduction of all costs incurred by the agent, will be transferred first to the purported transferee in an amount, if any, up to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the excess stock on the date of the prohibited transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be transferred to a charitable beneficiary. If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of the agent, and will be required to remit all proceeds to our agent (except to the extent we grant written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such shares).

To the extent permitted by law, any shareholder who knowingly violates the Protective Amendment will be liable for any and all damages we suffer as a result of such violation, including damages resulting from any limitation in our ability to use the NOLs and any professional fees incurred in connection with addressing such violation.

With respect to any transfer of Common Stock that does not involve a transfer of our securities within the meaning of Florida law but that would cause a person to violate the Protective Amendment, the following procedure will apply in lieu of those described above: in such case, such person whose ownership of our securities is attributed to such proscribed person will be deemed to have disposed of (and will be required to dispose of) sufficient securities, simultaneously with the transfer, to cause such proscribed person not to be in violation of the Protective Amendment, and such securities will be treated as excess stock to be disposed of through the agent under the provisions summarized above, with the maximum amount payable to such stockholder that was the direct holder of such excess stock from the proceeds of sale by the agent being the fair market value of such excess stock at the time of the prohibited transfer.

Public Groups; Modification and Waiver of Transfer Restrictions. In order to facilitate sales by shareholders into the market, the Protective Amendment permits otherwise prohibited transfers of our Common Stock where the transferee is a public group.

In addition, our Board will have the discretion to approve a transfer of our Common Stock that would otherwise violate the transfer restrictions if it determines that the transfer is in our and our shareholders’ best interests. If our Board decides to permit such a transfer, that transfer or later transfers may result in an ownership change that could limit our use of the NOLs. In deciding whether to grant a waiver, our Board may seek the advice of counsel and tax experts with respect to the preservation of our federal tax attributes pursuant to Section 382. In addition, our Board may request relevant information from the acquirer and/or selling party in order to determine compliance with the Protective Amendment or the status of our federal income tax benefits, including an opinion of counsel selected by our Board (the cost of which will be borne by the transferor and/or the transferee) that the transfer will not result in a limitation on the use of the NOLs under Section 382. If our Board decides to grant a waiver, it may impose conditions on such waiver on the acquirer or selling party.

In the event of a change in law, our Board will be authorized to modify the applicable allowable percentage ownership interest (currently 4.99%) or modify any of the definitions, terms and conditions of the transfer restrictions or to eliminate the transfer restrictions, provided that our Board determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the NOLs or that the continuation of these restrictions is no longer reasonably necessary for such purpose, as applicable. Our shareholders will be notified of any such determination through a filing with the Commission or such other method of notice as the Secretary of the Company shall deem appropriate.

Our Board may establish, modify, amend or rescind bylaws, regulations and procedures for purposes of determining whether any transfer of Common Stock would jeopardize our ability to use the NOLs.

Implementation and Expiration of the Protective Amendment

If our shareholders approve the Protective Amendment, we intend to file the Protective Amendment promptly with the Secretary of State of the State of Florida, whereupon the Protective Amendment will become effective. We intend to enforce the restrictions in the Protective Amendment immediately thereafter to preserve the future use of the NOLs. We also intend to include a legend reflecting the transfer restrictions included in the Protective Amendment on certificates representing newly issued or transferred shares, to disclose such restrictions to persons holding our Common Stock in uncertificated form and to disclose such restrictions to the public generally.

The Protective Amendment would expire on the earliest of (i) the close of business on the date that is the third anniversary of the filing of the Protective Amendment with the Secretary of State of the State of Florida, (ii) our Board’ determination that the Protective Amendment is no longer necessary for the preservation of the NOLs because of the repeal of Section 382 or any successor statute, (iii) the beginning of a taxable year to which our Board determines that none of the NOLs may be carried forward and (iv) such date as our Board otherwise determines that the Protective Amendment is no longer necessary for the preservation of the NOLs. Our Board may also accelerate the expiration date of the Protective Amendment in the event of a change in the law if our Board has determined that the continuation of the restrictions contained in the Protective Amendment is no longer reasonably necessary for the preservation of the NOLs or such action is otherwise reasonably necessary or advisable.

Effectiveness and Enforceability

Although the Protective Amendment is intended to reduce the likelihood of an ownership change, we cannot eliminate the possibility that an ownership change will occur even if the Protective Amendment is adopted given that:

•	The Board can permit a transfer to an acquirer that results or contributes to an ownership change if it determines that such transfer is in our and our shareholders’ best interests.

•	A court could find that part or all of the Protective Amendment is not enforceable, either in general or as applied to a particular stockholder or fact situation. Florida law provides that transfer restrictions with respect to shares issued prior to the adoption of the restriction are effective against (i) holders of those securities that are parties to the applicable agreement or voted in favor of the restriction and (ii) purported transferees of such holders if (A) the transfer restriction is noted conspicuously on the certificate(s) representing such shares or (B) the transfer restriction is contained in an information statement required by Section 607.0626(2) of the FBCA; provided that no transfer restriction is enforceable if the holder or transferee had no actual knowledge of the transfer restrictions. We intend to cause shares of our Common Stock issued after the effectiveness of the Protective Amendment to be issued with the relevant transfer restriction conspicuously noted on the certificate(s) representing such shares, and therefore under Florida law such newly issued shares will be subject to the transfer restriction. We also intend to disclose such restrictions to persons holding our Common Stock in uncertificated form. For the purpose of determining whether a shareholder is subject to the Protective Amendment, we intend to take the position that all shares issued prior to the effectiveness of the Protective Amendment that are proposed to be transferred were voted in favor of the Protective Amendment, unless the contrary is established. We may also assert that shareholders have waived the right to challenge or otherwise cannot challenge the enforceability of the Protective Amendment, unless a shareholder establishes that it did not vote in favor of the Protective Amendment. Nonetheless, despite these actions, a court still could find that the Protective Amendment is unenforceable, either in general or as applied to a particular stockholder or fact situation.

•	Despite the adoption of the Protective Amendment, there is still a risk that certain changes in relationships among shareholders or other events could cause an ownership change under Section 382. Accordingly, we cannot assure you that an ownership change will not occur even if the Protective Amendment is made effective.

As a result of these and other factors, the Protective Amendment is intended to reduce, but does not eliminate, the risk that we will undergo an ownership change that would limit our ability to utilize the NOLs.

Section 382 Ownership Change Determinations

The rules of Section 382 are very complex and are beyond the scope of this summary discussion. Some of the factors that must be considered in determining whether a Section 382 ownership change has occurred include the following:

•	Each shareholder who owns less than 5% of our Common Stock is generally (but not always) aggregated with other such shareholders and treated as a single “5-percent stockholder” for purposes of Section 382. Transactions in the public markets among such shareholders are generally (but not always) excluded from the Section 382 calculation.

•	There are several rules regarding the aggregation and segregation of shareholders who otherwise do not qualify as Section 382 “5-percent shareholders.” Ownership of stock is generally attributed to its ultimate beneficial owner without regard to ownership by nominees, trusts, corporations, partnerships or other entities.

•	Acquisitions by a person that cause the person to become a Section 382 “5-percent shareholder” generally result in a 5% (or more) change in ownership, regardless of the size of the final purchase(s) that caused the threshold to be exceeded.

•	Certain constructive ownership rules, which generally attribute ownership of stock owned by estates, trusts, corporations, partnerships or other entities to the ultimate indirect individual owner thereof, or to related individuals, are applied in determining the level of stock ownership of a particular shareholder. Special rules can result in the treatment of options (including warrants) or other similar interests as having been exercised if such treatment would result in an ownership change.

•	Our redemption or buyback of our Common Stock will increase the ownership of any Section 382 “5-percent shareholders” (including groups of shareholders who are not individually 5-percent stockholders) and can contribute to an ownership change. In addition, it is possible that a redemption or buyback of shares could cause a holder of less than 5% to become a Section 382 “5-percent shareholder,” resulting in a 5% (or more) change in ownership.

Certain Considerations Related to the Protective Amendment

Our Board believes that attempting to protect the tax benefits of the NOLs as described above under “Background to NOL Protection Amendment” is in our and our shareholders’ best interests. However, we cannot eliminate the possibility that an ownership change will occur even if the Protective Amendment is approved. Please consider the items discussed below in voting on Proposal 3.

The IRS could challenge the amount of the NOLs or claim we experienced an ownership change, which could reduce the amount of the NOLs that we can use or eliminate our ability to use them altogether.

The IRS has not audited or otherwise validated the amount of the NOLs. The IRS could challenge the amount of the NOLs, which could limit our ability to use the NOLs to reduce our future taxable income. In addition, the complexity of Section 382’s provisions and the limited knowledge any public company has about the ownership of its publicly traded stock make it difficult to determine whether an ownership change has occurred. Therefore, we cannot assure you that the IRS will not claim that we experienced an ownership change and attempt to reduce or eliminate the benefit of the NOLs even if the Protective Amendment is in place.

Continued Risk of Ownership Change

Although the Protective Amendment is intended to reduce the likelihood of an ownership change, we cannot assure you that it would prevent all transfers of our Common Stock that could result in such an ownership change. In particular, absent a court determination, we cannot assure you that the Protective Amendment’s restrictions on acquisition of our Common Stock will be enforceable against all our shareholders, and it may be subject to challenge on equitable grounds, as discussed above.

Potential Effects on Liquidity

The Protective Amendment will restrict a shareholder’s ability to acquire, directly or indirectly, additional shares of our Common Stock in excess of the specified limitations. Furthermore, a shareholder’s ability to dispose of our Common Stock may be limited by reducing the class of potential acquirers for such shares. In addition, a shareholder’s ownership of our Common Stock may become subject to the restrictions of the Protective Amendment upon actions taken by persons related to, or affiliated with, such shareholder. Shareholders are advised to carefully monitor their ownership of our stock and consult their own legal advisors and/or us to determine whether their ownership of our Common Stock approaches the restricted levels.

Potential Impact on Value

If the Protective Amendment is adopted, our Board intends [to include a legend reflecting the transfer restrictions included in the Protective Amendment on certificates representing newly issued or transferred shares,] to disclose such restrictions to persons holding our Common Stock in uncertificated form, and to disclose such restrictions to the public generally. Because certain buyers, including persons who wish to acquire more than 5% of our Common Stock and certain institutional holders who may not be comfortable holding our Common Stock with restrictive legends, may not choose to purchase our Common Stock, the Protective Amendment could depress the value of our Common Stock in an amount that could more than offset any value preserved from protecting the NOLs.

Potential Anti-Takeover Impact

The reason our Board approved the Protective Amendment is to protect the significant potential tax benefits presented by the NOLs. The Protective Amendment is not intended to prevent a takeover of the Company. However, the Protective Amendment, if approved by our shareholders, could be deemed to have an anti-takeover effect because, among other things, it will restrict the ability of a person, entity or group to accumulate more than 4.99% of our Common Stock and the ability of persons, entities or groups now owning more than 4.99% of our Common Stock to acquire additional shares of our Common Stock without the approval of our Board. Accordingly, the overall effects of the Protective Amendment, if approved by our shareholders may be to render more difficult, or discourage, a merger, tender offer, proxy contest or assumption of control by a substantial holder of our securities.

Effect of the Protective Amendment If You Vote For It and Already Directly or Indirectly Own More Than 4.99% of our Common Stock

If you already own more than 4.99% of our Common Stock, you would be able to transfer shares of our Common Stock only if the transfer does not increase the percentage of stock ownership of another holder of 4.99% or more of our Common Stock or create a new holder of 4.99% or more of our Common Stock. You will also be able to transfer your shares of our Common Stock through open-market sales to a public group. Shares acquired in any such transaction will be subject to the Protective Amendment’s transfer restrictions.

Effect of the Protective Amendment If You Vote For It and Directly or Indirectly Own Less Than 4.99% of our Common Stock

The Protective Amendment will apply to you, but, so long as you own less than 4.99% of our Common Stock you can transfer your shares to a purchaser who, after the sale, also would own less than 4.99% of our Common Stock.

Effect of the Protective Amendment If You Vote Against It

Florida law provides that transfer restrictions with respect to shares issued prior to the adoption of the restriction are effective against (i) holders of those securities that are parties to the applicable agreement or voted in favor of the restriction and (ii) purported successors or transferees of such holders if (A) the transfer restriction is noted conspicuously on the certificate(s) representing such shares or (B) the transfer restriction is contained in an information statement required by Section 607.0626(2) of the FBCA; provided that no transfer restriction is enforceable if the holder or transferee had no actual knowledge of the transfer restrictions. [We intend to cause shares of our Common Stock issued after the effectiveness of the Protective Amendment to be issued with the relevant transfer restriction conspicuously noted on the certificate(s) representing such shares, and therefore under Florida law such newly issued shares will be subject to the transfer restriction.] We also intend to disclose such restrictions to persons holding our Common Stock in uncertificated form. For the purpose of determining whether a shareholder is subject to the Protective Amendment, we intend to take the position that all shares issued prior to the effectiveness of the Protective Amendment that are proposed to be transferred were voted in favor of the Protective Amendment, unless the contrary is established. We may also assert that shareholders have waived the right to challenge or otherwise cannot challenge the enforceability of the Protective Amendment, unless a shareholder establishes that it did not vote in favor of the Protective Amendment. Nonetheless, despite these actions, a court still could find that the Protective Amendment is unenforceable, either in general or as applied to a particular shareholder or fact situation.

Vote Required

The approval of this Proposal 3 requires the affirmative vote of the majority of the outstanding shares of our Common Stock entitled to vote on the matter at the Meeting. Abstentions and “broker non-votes” will have the same effect as a vote against this proposal.

The Board recommends a vote “FOR” the Protective Amendment Proposal.

PROPOSAL NO. 4 – ADJOURNMENT

At the Meeting, we may ask the Shareholders to vote on a proposal to adjourn the Meeting if necessary or appropriate in the sole discretion of the Board, including to solicit additional proxies for one or more proposals in the event that there are not sufficient votes at the time of the Meeting or any adjournment thereof to approve one or more of the proposals for voting at the Meeting (the “Adjournment Proposal”).

If at the Meeting the number of shares of Common Stock present or represented by proxy and voting in favor of any of the Sale, the Name Change or the Protective Amendment is insufficient to approve those proposals, then the Board currently intends to move to adjourn the Meeting in order to solicit additional proxies in favor of those proposals.  If at the Meeting the number of shares of Common Stock present or represented by proxy and voting in favor of any of the Sale, the Name Change or the Protective Amendment is insufficient to approve such proposal (but where sufficient votes are received to approve the other proposal), then the Board may take a vote and close the polls on the proposal which has received the requisite Shareholder approval, but adjourn the Meeting in order to solicit additional votes solely with respect to the proposal as to which there are insufficient votes to approve the proposal.  For example, if the Company has received proxies sufficient to approve the Sale but not the Name Change or the Protective Amendment, then the Board may elect to take a vote and close the polls on the Sale while adjourning the Meeting to solicit additional votes with respect to the Name Change and the Protective Amendment.  This would enable the Company to proceed with its efforts to complete the Sale even if we elected to adjourn the Meeting to seek additional votes to approve the Name Change and the Protective Amendment.  Voting in favor of the Adjournment Proposal will allow the Company to take such actions.

Alternatively, even if there are sufficient shares of Common Stock present or represented by proxy voting in favor of the Sale, the Name Change or the Protective Amendment, the Board may hold a vote on the Adjournment Proposal if, in its sole discretion, it determines that it is necessary or appropriate for any reason to adjourn the Meeting to a later date and time.  In that event, the Company will ask its Shareholders to vote only upon the Adjournment Proposal and not the Sale, the Name Change or the Protective Amendment.

Any adjourned meeting may be convened without additional notice (if the adjournment is not for more than 30 days and a new record date is not fixed for the adjourned meeting), other than by an announcement made at the Meeting of the time, date and place of the adjourned meeting.

Any adjournment of the Meeting will allow the Shareholders who have already sent in their proxies to revoke them at any time before their use at the Meeting as adjourned.  Where a vote has been taken (and the polls have been closed) with respect to any proposal at the Meeting, but where the Meeting has been adjourned solely with respect to any proposal or proposals, then a Shareholder may revoke a proxy only with respect to the proposal or proposals as to which the Meeting was adjourned.

If we adjourn the Meeting to a later date, we will transact the same business and, unless we must fix a new record date, only the Shareholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.

The Board recommends a vote “FOR” the Adjournment Proposal.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock as of [_______], 2018 by (a) each Shareholder that the Company knows is the beneficial owner of more than 5% of Common Stock, (b) each director, (c) certain of the Company’s executive officers (the “Named Executive Officers”) and (d) all Named Executive Officers, other officers and directors as a group.  The Company has relied upon information provided to the Company by its directors, Named Executive Officers and other officers and copies of documents sent to the Company that have been filed with the Commission by others for purposes of determining the number of shares each person beneficially owns.

Beneficial ownership is determined in accordance with the rules and regulations of the Commission and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of the Common Stock beneficially owned by them.  Shares of the Common Stock subject to options that are exercisable within 60 days of [_______], 2018 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of Named Executive Officers, other officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.  Unless otherwise indicated, the address for each Shareholder listed in the table below is c/o Cord Blood America, Inc., 1857 Helm Drive, Las Vegas, NV 89119.

Percentages are based on a total of 1,272,066,146 shares of common stock outstanding on [_______], 2018 and shares issuable upon exercise of options, warrants exercisable, and debt convertible on or within 60 days of [_______], 2018 as described above. The inclusion in the aforementioned table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, to our knowledge, based upon information produced by the persons and entities named in the table, each person or entity named in the table has sole voting power and investment power of shares voting and/or investment power with his or her spouse, with respect to all shares of capital stock listed as owned by that person or entity.

Name And Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percent of Class (%)
Cryo-Cell International, Inc. (1) 700 Brooker Creek Boulevard, Suite 1800 Oldsmar, Florida 34677	160,744,475	12.6%

Red Oak Partners, LLC (2) 150 E Palmetto Park Road, Suite 800 Boca Raton, Florida 33432	381,052,632	30.0%

Timothy G. McGrath	90,669	* %
David Sandberg (2)	381,052,632	30.0%
Anthony Snow	0	* %
Adrian Pertierra	0	* %
All above executive officers and directors as a group (five persons)(2)	381,143,301	30.0%

———————

*	Less than 1% of the outstanding common stock.

(1)

The amount shown and the following information is derived from an Amendment No. 3 to Schedule 13D filed by Cryo-Cell International, Inc., along with David I. Portnoy, Mark L. Portnoy and George Gaines, all of whom are affiliates of Cryo-Cell International, Inc., reporting beneficial ownership as a group as of February 15, 2018 and a Form 4 filed by the foregoing group on February 26, 2018.

(2)	Red Oak Partners, LLC has shared voting power and shared dispositive power over the 381,052,632 shares. Red Oak Partners, LLC is affiliated with the following entities and individual that hold voting power and dispositive power over certain shares: (i) The Red Oak Fund, LP; (ii) the Red Oak Long Fund, LP; (iii) Pinnacle Opportunities Fund, LP; (iv) Pinnacle Capital Partners, LLC; and (v) David Sandberg. Each of them disclaims beneficial ownership with respect to any shares other than shares owned directly by them.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as set forth herein, the Company is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director, executive officer or any associate or affiliate of any of the foregoing in any matter, to be acted upon at the Meeting.

Three of the Company’s directors, David Sandberg, Adrian Pertierra and Anthony Snow (who is also the Company’s Interim President), are employed by Red Oak Partners, LLC, a Florida-based, Commission-registered investment company, which is the general partner of the Fund Shareholders and has shared voting power and shared dispositive power over their shares of the Company. Each of the Fund Shareholders has entered into the Voting Agreement with Buyer agreeing, among other things, to vote its shares in favor of the Sale.  See “Proposal No. 1 – Sale – Summary of Asset Purchase Agreement – Voting Agreement” above.

Following our dissolution, our directors and executive officers will be entitled to continuing indemnification and liability insurance.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain material U.S. federal income tax consequences of the proposed the Sale to the Company and its U.S. shareholders (as defined below) who hold their shares of Company stock as a capital asset for U.S. federal income tax purposes (generally property held for investment).

This discussion does not purport to be a complete analysis of all potential tax consequences that may be relevant to a shareholder in light of its particular circumstances. For example, this discussion does not address tax consequences to shareholders who may be subject to special tax treatment, such as shareholders who are not U.S. shareholders, dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, expatriates, real estate investment trusts, tax-exempt entities or insurance companies; tax consequences to shareholders who hold their shares of stock as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction; tax consequences to U.S. shareholders whose “functional currency” is not the U.S. dollar; the U.S. federal estate, gift or alternative minimum tax consequences, if any, to shareholders; or any state, local or non-U.S. tax consequences.

This discussion is based upon the Code, its legislative history, Treasury Regulations issued thereunder, administrative rulings and judicial decisions now in effect, all of which are subject to change at any time, either prospectively or retrospectively, by legislative, administrative or judicial action. This discussion has no binding effect on the IRS or the courts, and, except as otherwise provided herein, assumes that any distributions to shareholders will not be in accordance with a liquidation of the Company. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Sale, and the Company will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the Sale or that any such position would not be sustained. If the IRS contests a conclusion set forth herein, no assurance can be given that a shareholder would ultimately prevail in a final determination by a court.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a shareholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A shareholder that is an entity or arrangement treated as a partnership for U.S. federal income tax purposes, and the holders of the equity interests in such entity or arrangement, should consult their tax advisors regarding the tax consequences of the Sale.

Shareholders should consult their tax advisors concerning the tax consequences of the Sale, including the application of the U.S. federal income tax consequences discussed below, as well as the application of U.S. federal estate and gift tax laws and state, local, non-U.S. or other tax laws.

Certain U.S. Federal Income Tax Consequences of the Sale

The proposed Sale will be a transaction taxable to the Company for United States federal income tax purposes. In general, the Company will recognize taxable gain in an amount equal to the difference, if any, between (i) the total amount realized by the Company on the Sale and (ii) the Company’s aggregate adjusted tax basis in the assets sold. The total amount realized by the Company on the Sale will equal the cash the Company receives in exchange for the assets sold, plus the amount of related liabilities assumed by the Buyer or cancelled in the transaction. The Company expects that a portion of the taxable gain recognized on the Sale will be offset by current year losses from operations and available net operating loss carry forwards, as currently reflected on our consolidated U.S. federal income tax returns. However, the Company believes that a significant portion of its net operating loss carryforwards will never be fully utilized and will expire unused.

Shareholders will not be subject to U.S. federal income tax on the Sale. However, as discussed below, Shareholders will be subject to U.S. federal income tax upon the receipt of any distribution of Sale proceeds made by the Company to the Shareholders.

Certain U.S. Federal Income Tax Consequences to U.S. Shareholders

For purposes of this discussion, a “U.S. shareholder” is a beneficial owner of shares of Company stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or any other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	any trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) if a valid election is in place to treat the trust as a United States person.

As discussed above, pursuant to the Asset Purchase Agreement, the Company may not dissolve or liquidate for at least two years following Closing. Therefore, prior to the Company’s adoption of a plan of liquidation, each distribution made by the Company to a U.S. shareholder is characterized as a dividend to the extent of the Company’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles). Provided that certain holding period requirements are satisfied, a dividend received by a U.S. shareholder who is an individual, trust or estate may qualify as “qualified dividend income” that is currently subject to U.S. federal income tax at a maximum rate of 20%. Dividends received by corporate U.S. shareholders may be eligible for a dividend received deduction (subject to applicable exceptions and limitations). Any portion of a distribution that exceeds the Company’s current and accumulated earnings and profits is treated as a non-taxable return of capital, reducing such U.S. shareholder’s adjusted tax basis in its shares of Company stock and, thereafter as gain from the sale or exchange of Company stock.

If the Company adopts of a plan of liquidation in the future, the tax consequences of each distribution to a U.S. shareholder will change. The Company will provide an additional discussion of U.S. federal income tax considerations if the Company adopts of a plan of liquidation in the future.

Net Investment Income Tax

Certain non-corporate U.S. shareholders (including individuals, estates and trusts) may be subject to a 3.8% surtax on all or some portion of such U.S. shareholder’s “net investment income” to the extent such income exceeds certain thresholds. For this purpose, “net investment income” generally will include any distributions characterized as dividends or as capital gain recognized on the liquidation of shares of Company stock. U.S. shareholders should consult their tax advisors as to the application of the net investment income tax to them.

Information Reporting and Backup Withholding

Each U.S. shareholder generally is subject to information reporting requirements and backup withholding with respect to any amounts distributed by the Company. Each U.S. shareholder may be subject to backup withholding unless such U.S. shareholder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements under the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and will be allowed as a credit against a U.S. shareholder’s U.S. federal income tax liability and may entitle such U.S. shareholder to a refund, provided that certain required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SALE. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO A PARTICULAR SHAREHOLDER. ALL SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE SALE TO THEM, INCLUDING TAX REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

GENERAL

Cost of Solicitation

We have retained InvestorCom, Inc. to assist us in the solicitation of proxies for a fee of up to $[____] plus out-of-pocket expenses. Our expenses related to the solicitation of proxies from stockholders this year are not anticipated to be significant, with the total cost expected to be approximately $[____]. These solicitation costs are expected to include primarily the fee payable to our proxy solicitor. To date, we have incurred approximately $[___] of these solicitation costs.

Other Matters

The Board does not intend to present any business at the Meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business scheduled to come before the Meeting.  If any other matters are brought before the Meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of the Company and its Shareholders.  The proxies solicited by the Board will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the Meeting of which the Board did not have knowledge a reasonable time before the Company printed and mailed these proxy materials.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

For a Shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2018 annual meeting, the Corporate Secretary must have received the written proposal at the Company’s principal executive offices no later than the deadline stated below. Such proposals must comply with Commission regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should have been addressed to:

Cord Blood America, Inc.

Attention: Corporate Secretary

1857 Helm Drive

Las Vegas, NV 89119

Facsimile: (702) 914-7251

Under Rule 14a-8, to be timely, a Shareholder’s notice must have been received at the Company’s principal executive offices not less than 120 calendar days before the date of the Company’s proxy statement release to Shareholders in connection with the previous year’s annual meeting. However, if the Company did not hold an annual meeting in the previous year or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials. Therefore, Shareholder proposals intended to be presented at the 2018 annual meeting should have been received by the Company at its principal executive office by January 30, 2018 in order to be eligible for inclusion in the Company’s 2018 proxy statement and proxy relating to that meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission.  These documents are available without charge on our website at https://www.cordblood-america.com/investors/ or by writing to: Corporate Secretary, Cord Blood America, Inc., 1857 Helm Drive, Las Vegas, NV 89119.  These documents also are available on the website maintained by the Commission at www.sec.gov.  The reference to such website addresses does not constitute incorporation by reference of the information contained on, or linked to, such websites and none of such information is part of this Proxy Statement.

In addition, we incorporate by reference in this Proxy Statement any future filings that we may make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the date of the Meeting.  Such documents are considered to be a part of this Proxy Statement, effective as of the date such documents are filed.  In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

If you have questions about the Meeting, the Sale, the Name Change or any other matter after reading this Proxy Statement, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact our Corporate Secretary by writing to 1857 Helm Drive, Las Vegas, NV 89119.

You should rely only on the information contained in this Proxy Statement.  We have not authorized anyone to provide you with information that is different from or that adds to what is contained in this Proxy Statement.  Therefore, if anyone does give you information of this sort, you should not rely on it.  If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.  The information contained in this document speaks only as of the date indicated on the cover of this document, unless the information specifically indicates that another date applies.  The mailing of this Proxy Statement to the Shareholders does not create any implication to the contrary.

By order of the Board of Directors,
Anthony Snow Corporate Secretary
[____], 2018

Annex A

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of February 6, 2018, by and between California Cryobank Stem Cell Services, LLC, a California limited liability company (the “Buyer”), and Cord Blood America, Inc., a Florida corporation (the “Seller”). The Buyer and the Seller are collectively referred to herein as the “Parties” and individually as a “Party.”

R E C I T A L S

This Agreement contemplates a transaction in which the Buyer will purchase the Acquired Assets and assume the Storage solely with respect to the Acquired Assets (as set forth in the Assumed Contracts) in consideration of the Purchase Price (as such terms are defined herein).

The board of directors of the Seller and each of the Seller’s subsidiaries have approved the transactions contemplated by this Agreement.

The board of directors of the Seller has resolved to recommend the authorization of the transactions contemplated by this Agreement by shareholders of record of the Seller.

Concurrently with the execution of this Agreement, and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, Red Oak Partners, LLC, a Florida limited liability company, and the officers and directors of the Seller, and their respective Affiliates (as such term is defined herein) (collectively, the “Supporters”), have entered into a voting and support agreement pursuant to which the Supporters agreed in their respective capacities as shareholders of the Seller, to vote in favor of and otherwise support the transactions contemplated by this agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.	DEFINITIONS.

“Acquired Assets” means all assets, properties, interests and other rights of the Selling Parties other than the Excluded Assets, including: (a) the cord blood, cord tissue and isocell units set forth in Schedule 1.1, which are the subject of Assumed Contracts (provided, that, notwithstanding anything else in this Agreement to the contrary, the cord blood, cord tissue and isocell units set forth in Schedule 1.1 and otherwise in the custody of any Selling Party are the assets and property of the contractual counterparties listed on Schedule 1.1 and are not the assets nor property of any Selling Party nor the Buyer following the consummation of this transaction); (b) the Assumed Contracts and all rights in, under and related thereto; (c) all prepaid expenses, deposits, rebates, credits, advances, other prepayments and related rights paid, obtained by, or related to the Selling Parties; (d) all Intellectual Property of the Selling Parties and all rights thereunder or in respect thereof, including all Seller Intellectual Property, any third-party Intellectual Property licensed by the Selling Parties and all rights to the names of the Selling Parties; (e) all training materials, presentation materials and sales or promotional materials of the Selling Parties; (f) the Tangible Assets; (g) all books, files, papers, ledgers, correspondence, databases, information systems, programs, materials, documents and records of the Selling Parties, including all records and documents relating to the Acquired Assets, the Assumed Liabilities, and the Selling Parties’ accounts receivable and unbilled accounts receivable and work-in process (including the purchasing, sales and return materials authorization records, testing records for all the Selling Parties’ products, customer, vendor and pricing lists, accounting, financial and business records, billing records, product documentation, inventory records, product specifications, research and development records, patent disclosures, patent files histories, manuals, marketing requirement documents, end user documentation, packaging materials, brochures, user manuals, graphics and artwork), on whatever medium; (h) all permits of the Selling Parties; (i) the goodwill of the Selling Parties; (j) all assets, properties, interests and other rights necessary to operate the Business as now conducted or presently proposed to be conducted including but not limited to those items set forth on Schedule 2.1; (k) all claims, causes of action, rights to tender claims or other rights against any Person related to the Acquired Assets; and (l) all of the Selling Parties’ other tangible and intangible assets.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Schedule” shall have the meaning set forth in Section 2.5(c).

“Applicable Anti-Corruption Laws” shall have the meaning set forth in Section 3.27(a).

“Assumed Contracts” means the pre-donor qualifications healthcare questionnaire, informed consent forms, storage contracts and other agreements pertaining to each cord blood, cord tissue and isocell unit set forth in Schedule 1.1, entered into by a Selling Party and each in the form attached hereto as Exhibit E, which shall not include any such documents with the counterparties listed on Schedule 2.2.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Balance Sheet” means the consolidated unaudited balance sheets of the Seller at the Balance Sheet Date.

“Balance Sheet Date” means September 30, 2017.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

“Basket” shall have the meaning set forth in Section 8.5(a).

“Benefit Plan” means each (a) employment or consulting agreement with a Selling Party employee or other service provider of a Selling Party that is in effect as of the date hereof or under which the Seller, any other Selling Party or any ERISA Affiliate has any outstanding Liability or obligations, and (b) Employee Benefit Plan (whether or not such plan is subject to ERISA) or other employee benefit, bonus, deferred compensation, incentive, equity, or equity-based compensation, stock option, securities purchase, stock appreciation, retirement or supplemental retirement, pension, employment, consulting, fringe benefit, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, and other similar fringe or employee benefit plan, program, arrangement, policy or practice, in each case (i) covering any Selling Party employee or other service provider of a Selling Party (or any dependent or beneficiary thereof), (ii) to which the Seller, any other Selling Party or any of its ERISA Affiliates is a party, (iii) with respect to which the Seller or any of its ERISA Affiliates has or could have any obligation or Liability or (iv) which is maintained, contributed to, sponsored by or required to be contributed to by the Seller, any other Selling Party or any of its ERISA Affiliates.

“Bill of Sale and Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.8(a).

“Business” means the cryogenic storage of stem cells, cord blood and cord tissue and other related services currently conducted by the Selling Parties.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Closing” shall have the meaning set forth in Section 2.7.

“Closing Date” shall have the meaning set forth in Section 2.7.

“Closing Payment” shall have the meaning set forth in Section 2.5(a).

“COBRA” shall have the meaning set forth in Section 5.22.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Competing Proposal” means any offer or proposal (whether or not in writing) from any Person relating to any (a) merger, consolidation, share exchange, business combination or other similar transaction, or series of transactions, involving the Seller or any other Selling Party that, if consummated, would result in a third party acquiring twenty percent (20%) or more of the outstanding voting power of the Seller, such Selling Party, or the surviving entity of such transaction immediately following such transaction, or series of transactions, (b) sale, lease, license, disposition or other transfer of ownership by the Seller or any other Selling Party (including by way of merger, consolidation, share exchange, business combination, joint venture, sale of shares of capital stock of the Seller or otherwise), through a transaction, or series of transactions, of any of the Acquired Assets, (c) issuance of shares of capital stock, or other equity interest in, of the Seller, or any other Selling Party, representing twenty percent (20%) or more of the voting power of the Seller or such Selling Party, (d) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning more than twenty percent (20%) of the shares of capital stock of the Seller, or any other Selling Party, then outstanding or (e) any other transaction or series of transactions that would otherwise be inconsistent with transactions contemplated by this Agreement.

“Competitive Services” shall have the meaning set forth in Section 5.3.

“Confidential Information” shall have the meaning set forth in Section 5.4.

“Content” shall have the meaning set forth in Section 3.9(k).

“Credit Agreement” means the Credit Agreement, dated as of August 19, 2014, as amended by the Second Amendment and as otherwise amended, modified, renewed, extended or amended, restated, or replaced from time to time, among Cryobank Holdings, LLC, a Delaware limited liability company, California Cryobank LLC, a California limited liability company, certain other loan parties party thereto from time to time, the financial institutions party thereto as lenders and Golub Capital LLC, as administrative agent for the lenders.

“Customer” shall have the meaning set forth in Section 5.11(a).

“Domain Names” shall have the meaning set forth in Section 3.9(k).

“Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA and shall include both “employee pension benefit plans” within the meaning of Section 3(2)(A) of ERISA (including any simplified employee pension plans subject to Section 408(k) of the Code) and “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA.

“End Date” shall have the meaning set forth in Section 7.1.

“Environmental Laws” means all federal, state, or local Laws pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any other Law relating to health, safety or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person which is or was required to be treated as a single employer with the Seller under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agent” means US Bank National Association.

“Escrow Agreement” shall have the meaning set forth in Section 2.8(a).

“Escrow Payment” shall have the meaning set forth in Section 2.5(b).

“Exchange Act” shall have the meaning set forth in Section 3.12(a).

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Documents” means (a) the corporate organizational documents, minute books, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, general ledgers, Tax Returns and other Tax-related documents, seals, minute books, stock transfer books or similar documents of any Selling Party, (b) any data and information, including personnel files, relating to any Seller Employee or Seller Consultant or (c) any data and information the transfer of which hereunder is prohibited by applicable Law.

“Excluded Liability” means any Liability of the Seller Parties not specifically assumed by the Buyer pursuant to Section  2.3, including (a) any Liability arising in connection with any Excluded Asset; (b) any Liability resulting from violations of any applicable Laws by the Selling Parties or infringement of third-party rights or interests; (c) all Seller Employee Liabilities; (d) any proceeding against the Selling Parties or the Acquired Assets arising out of or relating to any occurrence or event happening prior to the Closing Date; (e) any Liability that arises out of or relates to any breach of, or failure to perform or comply with, any covenant or obligation by the Selling Parties; (f) any Liabilities under the Assumed Contracts for any period prior to Closing Date; (g) all Special Liabilities; (h) any Liabilities listed on Schedule 2.4; and (i) any Liability of the Selling Parties arising prior to the Closing Date.

“Excluded Subsidiaries” means Vida Plus 2007, S.L. and China Stem Cells, Ltd.

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Facility” shall have the meaning set forth in Section 3.6(a).

“FDA” shall have the meaning set forth in Section 3.8.

“Financing Source” means the financial institutions identified as lenders under the Credit Agreement, together with Golub Capital, LLC, as administrative agent for the lenders.

“Financing Source Related Parties” means the Financing Source and its Affiliates, partners, trustees, and equityholders, and the directors, officers, employees, advisors, representatives, attorneys-in-fact and agents of the foregoing, including their respective successors and assigns, which shall not include the Buyer or its Affiliates.

“FIRPTA Certificate” shall have the meaning set forth in Section 2.8(a).

“Fundamental Representations and Warranties” means such representations and warranties set forth in Section 3.1 (Organization of Seller), Section 3.2 (Authorization of Transaction), Section 3.3 (Noncontravention), Section 3.5 (Title to Assets), Section 3.15 (Taxes) and Section 3.19 (Brokers’ Fees).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” has the meaning set forth in Section 3.27(b).

“Governmental Authority” means any federal, state, local municipal and foreign, international, or multinational government, administration or quasi-governmental and related agencies, boards, commissions and all other regulatory bodies, including any securities exchange.

“In-Bound License Agreement” shall have the meaning set forth in Section 3.9(d).

“Indemnified Party” shall have the meaning set forth in Section 8.1.

“Indemnifying Party” shall have the meaning set forth in Section 8.1.

“Insurance Policies” shall have the meaning set forth in Section 3.17.

“Intellectual Property” means, with respect to the Selling Parties, all patents, patent rights, patent applications, registered trademarks and service marks, trademark rights, trademark applications, service mark rights, service mark applications, trade names, fictitious names, domain names, email addresses, websites, registered copyrights, copyright rights (including computer programming code) and all intellectual, industrial and proprietary rights and trade secrets, technology and know-how in which any Selling Party has an ownership or licensed interest or which any Selling Party uses in the Business, in each case together with any amendments, modifications and supplements thereto.

“Internal Systems” means the software and documentation and the computer, communications and network systems (both desktop and enterprise-wide), servers, hardware, equipment, materials and apparatus used by the Selling Parties in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the products manufactured, distributed, licensed or sold by the Selling Parties, whether located on the premises of the Selling Parties or hosted at a third-party site.

“IP Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.8(a).

“IRS” shall have the meaning set forth in Section 2.5(c).

“Knowledge” means, with respect to the Seller, the actual knowledge of the Selling Parties (including their respective officers and directors) and such knowledge as such management (including their respective officers and directors) could reasonably be expected to have been obtained through reasonable investigation, and with respect to the Buyer, actual knowledge of the Buyer (including its officers and directors) and such knowledge as such management (including its officers and directors) could reasonably be expected to have been obtained through reasonable investigation.

“Laws” means all laws, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitution, ordinance, common law, treaty or other legal requirement.

“Lease” means a lease, dated as of June 16, 2009, by and between the Lessor and the Seller, as Lessee, as amended and extended.

“Leased Premises” means the approximately 16,523 rentable square feet on the second floor of a building known as 1857 Helm Drive, Las Vegas, Nevada 89119.

“Lessor” means Spencer Airport Center, LLC.

“Liability” means any claims, debts, liabilities, obligations or commitments of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement, defect of title, third party right (including co-ownership right), charge or encumbrance of any nature whatsoever.

“Losses” means all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action or action threatened in writing), arising out of any claim, damages, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter.

“Material Adverse Effect” means with respect to a particular Person (or with respect to the Business, if no particular Person is specified), any change, effect or circumstance that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such Person taken as a whole; provided, that the foregoing shall not include any fact, event, circumstance, change, condition, occurrence or effect occurring after the date hereof following or resulting from (a) any outbreak of war or act of sabotage or terrorism or natural or man-made disasters, (b) changes in Laws or applicable accounting rules or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of this Agreement, (c) changes or conditions that generally affect the industry and market in which the Selling Parties operate, (d) any failure, in and of itself, of the Selling Parties to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), (e) any action taken by the Selling Parties at the express written request of Buyer or expressly required by this Agreement, or (f) any litigation brought by current or former shareholders of the Seller alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or any of the transactions contemplated hereby or otherwise challenging any of the transactions contemplated hereby; provided, further, that, in the case of clause (a), (b) or (c), only to the extent such fact, event, circumstance, change, condition, occurrence or effect has a disproportionate effect on such Person, relative to other participants in the industry in which the Selling Parties operate.

“Material Contracts” shall have the meaning set forth in Section 3.7.

“Non-Transferable Asset” shall have the meaning set forth in Section 5.8(b).

“Notice of Superior Proposal” shall have the meaning set forth in Section 5.20(d).

“Out-Bound License Agreement” shall have the meaning set forth in Section 3.9(e).

“Party” shall have the meaning set forth in the Preamble.

“Patent Rights” means: (a) all patents and patent applications (including provisional patent applications); (b) all utility models, design registrations and certificates of invention and applications for utility models, design registrations and certificates of invention; and (c) all other governmental grants and applications for governmental grants for the protection of inventions or industrial designs (including all continuations, continuations-in-part, divisionals, renewals, extensions, reissues and reexaminations and applications or requests therefor).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Data” means any piece of information that allows the identification of a natural person, including a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number or other government issued identification number, passport number, financial account number, or credit or debit card number.

“Privacy Agreements” shall have the meaning set forth in Section 3.21.

“Processing Agreement” shall have the meaning set forth in Section 5.28.

“Public Software” means any software that is distributed as, or derived from, free software, “copyleft” software, open source software, or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (b) the Artistic License; (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Standards Source License (SISSL); (g) the BSD License; (h) the Apache Software License; or (i) any other license described by the Open Source Initiative as set forth at www.opensource.org.

“Purchase Price” shall have the meaning set forth in Section 2.5.

“Related Party” means the Seller, manager, member, any trustee or other Affiliate of the Seller, any officer, director, employee, shareholder or Affiliate of the Seller, or any spouse, child or parent of any of the foregoing individuals.

“Related Party Arrangement” shall have the meaning set forth in Section 3.24.

“Restricted Party” shall have the meaning set forth in Section 5.3.

“Restricted Period” shall have the meaning set forth in Section 5.3.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.12(a).

“Second Amendment” means Amendment No. 2 to Credit Agreement, dated on or about the date hereof, among California Cryobank LLC, a California limited liability company, the financial institutions party thereto as lenders and Golub Capital LLC, as administrative agent for the lenders.

“Securities Act” shall have the meaning set forth in Section 3.12(a).

“Seller” shall have the meaning set forth in the Preamble.

“Seller Commission Documents” shall have the meaning set forth in Section 3.12(a).

“Seller Consultants” shall have the meaning set forth in Section 3.22(a).

“Seller Employees” shall have the meaning set forth in Section 3.22(a).

“Seller Employee Liabilities” means any and all Liabilities incurred in connection with (a) any Benefit Plan or any other employment or benefit plan, program, agreement or arrangement maintained, sponsored or contributed or required to be contributed to by a Selling Party or any of its Affiliates or with respect to which a Selling Party or any of its Affiliates has any Liability or (b) the employment or service by, or termination from employment or service by, a Selling Party or any of its Affiliates of any Person, including any and all Liabilities pertaining to any salary or wages, vacation pay, bonuses or any other type of compensation or benefits.

“Seller Financial Statements” shall have the meaning set forth in Section 3.12(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.3(a).

“Seller Licensed Intellectual Property” means all Intellectual Property that are licensed to any of the Selling Parties by any third party.

“Seller Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Selling Parties, in whole or in part.

“Seller Registered Intellectual Property” means United States and foreign Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing that are registered or filed in the name of any of the Selling Parties, alone or jointly with others.”

“Seller Representatives” shall have the meaning set forth in Section 5.20(a).

“Seller Shareholder Meeting” shall have the meaning set forth in Section 5.19(d).

“Seller Shareholder Approval” shall have the meaning set forth in Section 5.19(a).

“Selling Parties” means the Seller and each of the Seller’s subsidiaries, which shall not include the Excluded Subsidiaries.

“Set-off Claim” shall have the meaning set forth in Section 8.4.

“Set-off Claim Dispute Notice” shall have the meaning set forth in Section 8.4.

“Special Liabilities” means, to the extent any such Liabilities are not otherwise paid in full prior to the Closing, any Liability for: (a) severance, change in control bonus or other payment, paid time off, vacation pay, or other compensation provided or payable to Seller Employees or Seller Consultants, including, in each case, any employee withholding Taxes and any employer payroll Taxes thereon, and any amounts payable to any Seller Employee or any Seller Consultant pursuant to any bonus arrangement as a result of any such Person’s service to the Selling Parties through the Closing, and (b) any transaction fees and expenses of the Company related to the transactions contemplated hereby and incurred (whether or not invoiced) by the Selling Parties prior to Closing, including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees and expenses of accountants.

“Storage” means the obligation to (a) maintain and store cord blood, cord tissue and isocell units, (b) maintain all associated records relating to such cord blood, cord tissue and isocell units and (c) make said cord blood, cord tissue and isocell units available upon request to the owner, all as set forth in the Assumed Contracts.

“Superior Proposal” means an unsolicited bona fide written Competing Proposal that the board of directors of the Seller reasonably concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory, and other aspects of the proposal and the person or entity making the proposal (including any break-up fees, expense-reimbursement provisions, and conditions to consummation), (a) is more favorable, from a financial point of view, to the Seller’s shareholders than the transactions contemplated by this Agreement, and (b) is reasonably likely to be consummated on a timely basis on the terms proposed (taking into account financing, among other things).

“Superior Proposal Termination Fee” shall have the meaning set forth in Section 7.2(a).

“Supporters” shall have the meaning set forth in the Recitals.

“Survival Date” shall have the meaning set forth in Section 8.1.

“Tangible Assets” means all of the Selling Parties’ tangible assets listed on Schedule 2.1.

“Tax” or “Taxes” means (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, withholding, social security (or similar), personal property, sales, use, transfer, registration, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (b) any Liability for the payment of any amounts of the type described in clause (a) by reason of contract, assumption, transferee Liability, operation of Law or as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period.

“Tax Consideration” shall have the meaning set forth in Section 2.5(c).

“Tax Return” means any report, return, statement, claim for refund, election, declaration, information return or other document with respect to any Tax filed or required to be filed with any taxing authority, or maintained or required to be maintained, in connection with the determination, assessment or collection of any Tax or the administration of any Tax Laws, including any schedule or attachment thereto, and including any amendment thereof.

“Trademarks” means any trademarks (whether or not registered), service marks, trade dress, trade names, logos, domain names, URLs, corporate names, doing business as designations (DBAs), and fictitious names, together with all of the goodwill of the business symbolized thereby.

“Transaction Documents” means this Agreement, all transfer documents relating to the Acquired Assets, and any other agreements and documents contemplated hereby or thereby, including all assignments, the Bill of Sale and Assignment and Assumption Agreement, the IP Assignment and Assumption Agreement, the Escrow Agreement and the FIRPTA Certificate.

“Transaction Litigation” shall have the meaning set forth in Section 5.21.

“Transition Services Agreement” means a transition services agreement in substantially the form attached hereto as Exhibit F.

“URL” shall have the meaning set forth in Section 3.9(k).

“Xytex” shall have the meaning set forth in Section 3.28(a).

“Xytex Agreements” shall have the meaning set forth in Section 3.28(c).

“Xytex Assets” shall have the meaning set forth in Section 3.28(a).

“Xytex Assumed Contracts” shall have the meaning set forth in Section 3.28(b).

“Xytex Facility” shall have the meaning set forth in Section 3.28(a).

2.	ACQUISITION OF ASSETS BY BUYER.

2.1                Purchase and Sale of Assets. The Seller agrees to, and will cause the other Selling Parties to, sell, assign, convey, transfer, and deliver to the Buyer, and the Buyer agrees to purchase from the Selling Parties, at the Closing the Acquired Assets, subject to and upon the terms and conditions contained herein, free and clear of any Lien of any kind whatsoever.

2.2                Excluded Assets. There shall be excluded from the items to be sold, assigned, transferred, conveyed and delivered to the Buyer hereunder, and to the extent in existence on the Closing Date, there shall be retained by the Selling Parties the following assets (collectively, the “Excluded Assets”) of the Selling Parties:

(a)               any cash;

(b)               any bank accounts;

(c)               any notes, accounts or intercompany receivable;

(d)               the Excluded Documents;

(e)               all contracts that are not Assumed Contracts, including all contracts with the counterparties listed on Schedule 2.2;

(f)                any office equipment, office furnishings, office computers, office telephones, office furniture and office supplies;

(g)               all real property or any interest in real property owned or leased by any Selling Party, including the Lease;

(h)               the Internal Systems;

(i)                 any Benefits Plans, together with any right title or interest in any assets thereof or relating thereto;

(j)                 any insurance policies;

(k)               custody of any cord blood, cord tissue or isocell units stored on behalf of the counterparties listed on Schedule 2.2;

(l)                 any documents resulting from or entered into in connection with any Selling Party’s business relationship for the storage of cord blood, cord tissue or isocell units with any counterparty listed on Schedule 2.2;

(m)             any Tax assets (including the right to refunds or credits); and

(n)               any equity or similar interest held by any Selling Parties, including any equity in Cord Partners, Inc., CorCell Companies, Inc., CorCell Ltd., CBA Properties, Inc., Career Channel, Inc., Vida Plus 2007, S.L. or China Stem Cells, Ltd.

2.3                Assumption of Liabilities. The Buyer shall, after the Closing Date, assume and timely pay, perform or otherwise discharge the Liabilities of the Selling Parties expressly set forth in the Assumed Contracts which relate to the period from and after the Closing Date (the “Assumed Liabilities”).

2.4                Excluded Liabilities. Any Liabilities not specifically assumed pursuant to Section 2.3, including those Liabilities set forth on Schedule 2.4, shall not be part of the Assumed Liabilities and shall not be, whether as a transferee or successor, by contract, operation of Law or otherwise,  transferred to or assumed by the Buyer. The Seller agrees to, and shall cause the other Selling Parties to discharge all Excluded Liabilities and the Buyer shall not assume or be responsible for any of the Excluded Liabilities.

2.5                Purchase Price. In consideration of the sale of the Acquired Assets to the Buyer and the assumption of the Assumed Liabilities, and subject to the satisfaction of the terms, conditions and covenants of this Agreement, the Buyer agrees to pay to the Seller up to Fifteen Million Five Hundred Thousand Dollars ($15,500,000.00) (the “Purchase Price”) as follows:

(a)               Twelve Million Five Hundred Thousand Dollars (12,500,000.00) in immediately available funds (the “Closing Payment”) shall be paid to the Seller at the Closing;

(b)               Three Million Dollars ($3,000,000.00) (the “Escrow Payment”) shall be paid to the Escrow Agent in immediately available funds at the Closing to be held by the Escrow Agent and released in accordance with the terms of the Escrow Agreement; and

(c)               As soon as practicable following the Closing, the Buyer shall prepare and deliver to the Seller an allocation schedule (the “Allocation Schedule”) setting forth the Buyer’s allocation to the Acquired Assets of the total consideration deemed paid by the Buyer pursuant to this Agreement for U.S. federal income tax purposes (the “Tax Consideration”), including the Closing Payment, the Assumed Liabilities, and all other relevant items that are properly includible in determining the amount paid by the Buyer for the Acquired Assets for U.S. federal income tax purposes. The Buyer will permit the Seller to review and comment on such Allocation Schedule and shall consider in good faith such changes as are reasonably requested by the Seller; provided, that such comments are delivered to the Buyer in writing within fifteen (15) days of the Seller’s receipt of the Allocation Schedule. If the Tax Consideration changes at any time after the Allocation Schedule is prepared by the Buyer and provided to the Seller, the Buyer shall prepare and provide to the Seller for review and comment a revised Allocation Schedule that reflects the change. The Buyer shall consider in good faith such changes as are reasonably requested by the Seller; provided, that such comments are delivered to the Buyer in writing within fifteen (15) days of the Seller’s receipt of the revised Allocation Schedule. The Parties shall, and shall cause their respective Affiliates to, file all Tax Returns (including, but not limited to, IRS Form 8594) in a manner consistent with (and the Parties and their respective Affiliates shall not otherwise take any Tax position, whether in audits, Tax Returns or otherwise, inconsistent with) the Allocation Schedule, unless required by the Internal Revenue Service (“IRS”) or other applicable taxing authority.

2.6                Withholding of Tax. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Buyer (or any Affiliate thereof) shall determine in good faith that they are required to deduct and withhold with respect to the making of such payment under the Code or any provision of any other Tax Laws. To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the payee with respect to which such amount was withheld.

2.7                Closing Time and Location. Subject to any earlier termination of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall occur on later of March 31, 2018, or the fifth (5th) business day following the satisfaction or waiver of all the conditions and obligations of the Parties to consummate the transactions (other than the conditions with respect to the actions the respective Parties will take as of the Closing itself) or such date as the Parties may mutually agree (the “Closing Date”). The Closing will be effected by the exchange of signature pages by fax or email and the delivery of original documents and instruments by reputable overnight courier, or at such other location or date as the Parties may mutually agree upon in writing.

2.8                Deliveries at the Closing.

(a)               At or before the Closing, the Seller will, or will cause the applicable Selling Party to, deliver to the Buyer:

(i)                 a certificate, duly executed by the Seller, certifying that, as of the Closing, all conditions set forth in Section 6.1 have been satisfied;

(ii)              a bill of sale and assignment and assumption agreement, duly executed by the Seller, in substantially the form attached hereto as Exhibit A (the “Bill of Sale and Assignment and Assumption Agreement”);

(iii)            an IP assignment and assumption agreement, duly executed by the Seller, in substantially the form attached hereto as Exhibit B (the “IP Assignment and Assumption Agreement”);

(iv)             an escrow agreement, duly executed by the Seller and the Escrow Agent, in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”);

(v)               a statement pursuant to Treasury Regulation Section 1.1445-2(b), duly executed by the Seller, in substantially the form attached hereto as Exhibit D that providing that the Seller is not a “foreign person” for purposes of Section 1445 of the Code (the “FIRPTA Certificate”);

(vi)             the Transition Services Agreement, duly executed by the Seller, in substantially the form attached hereto as Exhibit F;

(vii)          copies of all Assumed Contracts and associated records, charts and information;

(viii)        any and all consents that may be required for the assignment or transfer of the Assumed Contracts or Acquired Assets;

(ix)             a certificate, duly executed by the secretary of the Seller, setting forth the certified articles of incorporation, by-laws (or equivalent organizational documents) (each as in effect immediately prior to the Closing) of each Selling Party and resolutions of each Selling Party’s board of directors and shareholders (or similar authorization of the applicable holder of equity) authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that (A) such articles of incorporation, by-laws (or equivalent organizational documents) and resolutions have not been amended or rescinded and are in full force and effect, and (B) each Selling Party’s authorizing officer executing this Agreement and other documents delivered pursuant to this Agreement is an incumbent officer and the specimen signature on the certificate is his or her genuine signature;

(x)               evidence, to the reasonable satisfaction of the Buyer, that any Lien on the Acquired Assets has been released and discharged;

(xi)             a good standing certificate for each Selling Party from the jurisdiction of incorporation of such Selling Party and from each state in which such Selling Party is qualified to do business, each dated as of a date reasonably close to the Closing; and

(xii)          such other items or documents which may be required or appropriate in the reasonable determination of the Buyer in connection with the consummation of the transactions contemplated hereby.

(b)               At or before the Closing, the Buyer will deliver to the Seller:

(i)                 the Closing Payment, in immediately available funds;

(ii)              the Bill of Sale and Assignment and Assumption Agreement, duly executed by the Buyer;

(iii)            the IP Assignment and Assumption Agreement, duly executed by the Buyer;

(iv)             the Escrow Agreement, duly executed by the Buyer;

(v)               the Transition Services Agreement, duly executed by the Buyer;

(vi)             a certificate, duly executed by the secretary of the Buyer, setting forth the certified articles of organization, operating agreement (as in effect immediately prior to the Closing) and resolutions of its managers authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that (A) such articles of organization, operating agreement and resolutions have not been amended or rescinded and are in full force and effect, and (B) its authorizing officer executing this Agreement and other documents delivered pursuant to this Agreement is an incumbent officer and the specimen signature on the certificate is his or her genuine signature; and

(vii)          a good standing certificate for the Buyer from the State of California, dated as of a date reasonably close to the Closing.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

In order to induce the Buyer to purchase the Acquired Assets, the Seller represents, warrants and agrees that the following are true and correct as of the date hereof and will remain true and correct as of the Closing Date:

3.1                Organization of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is qualified to do business in all states and jurisdictions as it may be required in order to conduct its Business as it is currently being conducted, except where such failure to be qualified would not have a Material Adverse Effect. Each other Selling Party is an organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and is qualified to do business in all states and jurisdictions as it may be required in order to conduct its Business as it is currently being conducted, except where such failure to be qualified would not have a Material Adverse Effect. Each Selling Party has all necessary power and authority to (a) own its assets and conduct its Business as it is currently being conducted and (b) transfer the Acquired Assets and to assign the Assumed Contracts free and clear of all Liens. Except as set forth on Schedule 3.1, the Seller does not own, directly or indirectly, any outstanding voting securities or shares, debentures or other securities of or other interests of any nature whatsoever in, nor does it control, any other corporation, partnership, joint venture or other entity, except for its consolidated subsidiaries. The Seller has provided to the Buyer a complete and correct copy of the articles of organization, by-laws or equivalent organizational documents, each as amended to date, of each Selling Party. These articles of organization or equivalent organizational documents are in full force and effect. No Selling Party is in violation of the provisions of its articles of organization or equivalent organizational documents.

3.2                Authorization of Transaction. Each Selling Party has the corporate power and authority to enter into, to perform the obligations of such Selling Party under, and to consummate the transactions and other acts contemplated by this Agreement. The execution, delivery and performance of the Transaction Documents by each of the Selling Parties have been duly and validly authorized by all necessary company and other actions or proceedings. This Agreement has been duly executed and delivered by each Selling Party and the respective Transaction Documents to which such Selling Party is or will be a party constitute or will, when executed and delivered, constitute legal, valid and binding obligations of such Selling Party, enforceable in accordance with their terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar law as is now or hereinafter in effect relating to creditors’ rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other authority or person before which any proceeding therefore may be brought.

3.3                Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Authority, or court to which any Selling Party or any of its property is subject or any provision of the articles, by-laws or other organizational documents of such Selling Party, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, instrument, or other arrangement to which any Selling Party is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets) including but not limited to the Material Contracts, except where the breach or default would not be expected to have individually or in the aggregate a Material Adverse Effect on the Selling Parties or (c) violate or conflict with any provision of the articles, by-laws or organizational documents of any Selling Party. Except for compliance with the applicable rules and regulations of the Commission, no Selling Party needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority in order for the Parties to consummate the transactions contemplated hereby. Each Selling Party, upon notice to the respective contractual counterparties, has the right to assign and transfer all Assumed Contracts to the Buyer. In addition, the assignment, transfer and disclosure of the cord blood, cord tissue and isocell units with respect to any such Assumed Contracts will comply with all privacy or other rights of any party and comply with all laws, statutes, rules and regulatory provision of all Governmental Authority.

3.4                Capitalization.

(a)               Schedule 3.4 sets forth the record and beneficial owners of the issued and outstanding stock of each Selling Party held by its respective executive officers, directors and shareholders holding more than 5% of the outstanding stock of such Selling Party. The foregoing notwithstanding, this disclosure shall be limited to record holders to the extent shares are held in depository accounts, such as CEDE & Co.

(b)               All of the issued and outstanding stock or equivalent ownership interests of each Selling Party have been duly authorized and validly issued, and, as applicable, are fully paid and non-assessable. No restrictions on transfer, repurchase option, right of redemption, preemptive rights, proxies, ownership agreements, rights of first refusal or other agreements or rights exist with respect to the stock or equivalent ownership interests of any Selling Party, and no such rights arise by virtue of or in connection with the transactions contemplated hereby; and to the extent permitted by Law, each Selling Party has waived (or hereby irrevocably waives) any and all such rights.

(c)               Except as set forth in Schedule 3.4, there is no: (i) outstanding, or right to acquire any, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue, relating to, any stock, economic interests, profits interests or other equity or ownership interest in any Selling Party; (ii) outstanding, or right to acquire any security, instrument or obligation that is or may become convertible into or exchangeable for any stock, profits interests or other securities of any Selling Party; (iii) contract under which any Selling Party is or may become obligated to sell, transfer, encumber or otherwise issue any stock, profits interests or any other securities; or (iv) condition or circumstance that may give rise to or provide a Basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any stock, profits interests or other securities of any Selling Party. As of the Closing, no such economic interests, profits interests, stock appreciation, stock option, restricted stock, phantom stock, profit participation or other similar rights with respect to any Selling Party shall be outstanding.

3.5                Title to Assets. Except as set forth on Schedule 3.5, the Selling Parties, collectively, have good, valid and marketable title to, and the power to sell, all of the Acquired Assets, free and clear of all Liens and claims of third parties. To the Knowledge of the Selling Parties, the Acquired Assets are sufficient to operate the Business as it is currently being conducted and constitute all of the properties, rights, interests and other tangible and intangible assets reasonably necessary to enable the Buyer to own and use the Acquired Assets in the manner in which the Acquired Assets are currently owned and used.

3.6                Real Property.

(a)               The Selling Parties do not own any real property. Schedule 3.6(a) sets forth an accurate and complete list of all real property leased by the Selling Parties (each, a “Facility” and collectively, the “Facilities”). True, complete and correct copies of all leases of real property listed on Schedule 3.6(a) have been provided or made available to the Buyer. Except as otherwise disclosed on Schedule 3.6(a), no Selling Party has entered into any written or oral sublease, license, option or other right granting to any Person the right to use or occupy any portion of any Facility. Each lease set forth on Schedule 3.6(a) is in full force and effect and constitutes a valid and binding agreement of a Selling Party in accordance with its terms and there is no existing material breach or material default by such Selling Party under any such lease.

(b)               Schedule 3.6(b) sets forth an accurate list of all owned and leased personal property included on the Balance Sheet and all other personal property owned or leased by the Selling Parties (i) as of the Balance Sheet Date, or (ii) acquired since the Balance Sheet Date, in each case valued in excess of Five Thousand Dollars ($5,000), including an indication as to which assets are currently owned, or were formerly owned, by the Selling Parties or Affiliates of the Selling Parties. True, complete and correct copies of all leases of personal property and equipment listed on Schedule 3.6(b) have been provided or made available to the Buyer. All of the personal property and equipment listed on Schedule 3.6(b) is in good working order and condition, ordinary wear and tear excepted. Schedule 3.6(b) sets forth a list of all cryogenic tanks owned by the Selling Parties and lists the condition of such tanks and the expected useful life of each tank. All personal property and equipment used by the Selling Parties is either owned by a Selling Party or leased under an agreement listed on Schedule 3.6(b). All leases set forth on Schedule 3.6(b) are in full force and effect and constitute valid and binding agreements of the Selling Parties and to the Knowledge of the Seller, the other party or parties thereto in accordance with their respective terms.

(c)               Each Selling Party has good and marketable title to or, in the case of leased property, have valid leasehold interests in, all tangible personal property (including all fixtures, leasehold improvements, equipment (including computer hardware and communications equipment), whether or not such equipment constitutes a fixture under applicable Law, machinery, assets, tools and tooling, parts, office, operating and other supplies and furniture) material to its business as presently conducted, all of which are free and clear of any and all Liens. There are no facts or conditions affecting the any Selling Party’s assets that could, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated by such Selling Party, or their adequacy for such use.

(d)               Each Selling Party has good and marketable title to or leasehold interest in, is the exclusive legal and equitable owner or leaseholder of, and has the unrestricted power and right to sell, assign and deliver the Acquired Assets. Except as provided in Schedule 3.5, the Acquired Assets are free and clear of all Liens of any kind or nature. Upon Closing, the Buyer will acquire exclusive, good and marketable title or license to or a valid leasehold interest in (as the case may be) the Acquired Assets, free and clear of all Liens.

(e)               The shareholders of the Seller do not own, lease, license or use any tangible personal property (including any fixtures, leasehold improvements, equipment (including computer hardware and communications equipment), whether or not such equipment constitutes a fixture under applicable Law, machinery, assets, tools and tooling, parts, office, operating and other supplies and furniture) material to the Business. No Selling Party uses, leases, licenses or receives any assets of, or services from, any shareholder or owe any obligation or has any Liability with respect thereto.

3.7                Material Contracts. Schedule 3.7 contains a current list and brief description of all material contracts of the Selling Parties related to the Business (the “Material Contracts”). The Selling Parties have delivered to the Buyer full and complete copies of the Material Contracts; provided, that the Selling Parties are not assigning, and the Buyer is not assuming, any Material Contract except the Assumed Contracts. There exists no material breach of, default under, or any event or circumstance that, with the giving of notice, passage of time or both could result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Material Contract set forth on Schedule 3.7. The form of contract entered into between any Selling Party and its customers is set forth on Exhibit E. No Selling Party has made modifications to such form with any customer except as set forth in Schedule 3.7, or such other de minimis modifications made in the ordinary course of business. The information set forth on Schedule 3.7 is true and accurate in all respects. The Material Contracts are all of the contracts that are necessary to operate the Business. Each Assumed Contract is legal, valid, binding and enforceable, in accordance with its terms (except to the extent such enforceability is limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar Laws which affect creditors generally), and is in full force and effect. Each Selling Party has performed all material obligations required to be performed by it to date under each such Assumed Contract. No Person is currently renegotiating, or has the contractual right to renegotiate, any amount paid or payable to any Selling Party under any Material Contract or to the Knowledge of the Selling Parties any other term or provision of any contract (other than de minimis modifications made in the ordinary course of business).

3.8                Licenses. Each Selling Party is currently and properly licensed, registered, certified and qualified under any applicable statute, rule, regulation or requirement of any Governmental Authority having jurisdiction over such matters to provide long-term Storage of the Acquired Assets and to perform the obligations to be imposed upon it by the Assumed Contracts, except where the failure to maintain the licenses, certifications or qualifications would not be material to the Business. A copy of each such Selling Party’s U.S. Food and Drug Administration (the “FDA”) registration and licenses are attached as Schedule 3.8.

3.9                Intellectual Property.

(a)               Schedule 3.9(a) sets forth a complete and accurate list of all United States and foreign Seller Registered Intellectual Property and material unregistered trademarks, trade names and fictitious names, and, with respect to Seller Registered Intellectual Property, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owner(s), the current status of the application and the next steps required to be taken in connection with such application and the deadlines therefore, as applicable. The Selling Parties have delivered to the Buyer correct and complete copies of all registration and applications for Seller Registered Intellectual Property, as amended to date. All necessary registration, maintenance and renewal fees in connection with each item of Seller Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Seller Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Intellectual Property. There are no actions that must be taken by any Selling Party within one hundred eighty (180) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Seller Registered Intellectual Property.

(b)               The Selling Parties, collectively, are the sole and exclusive owners of all material Seller Intellectual Property (except the Seller Licensed Intellectual Property), free and clear of any Liens. No Selling Party has permitted its rights in the Seller Owned Intellectual Property to lapse or enter the public domain. The Seller Intellectual Property constitute all Intellectual Property necessary (i) to Exploit the products manufactured, distributed, licensed or sold by any Selling Party in the manner so done currently by such Selling Party, (ii) to Exploit any software as they are currently used by any Selling Party, and (iii) otherwise to conduct the Business. Other than the Seller Intellectual Property, no Intellectual Property has been developed or created by or on behalf of any Selling Party or the Business as now conducted.

(c)               No Selling Party is a party to any claim, suit, action or proceeding, nor is any claim, suit, action or proceeding, to the Knowledge of the Seller, threatened, against any Selling Party that involves a claim of infringement, unauthorized use or violation of any Seller Intellectual Property, or challenging the ownership, right to use, sell, distribute, license or sublicense, validity or enforceability of any Seller Intellectual Property. To the Knowledge of the Selling Parties, the operation of the Business as now conducted does not currently infringe or misappropriate any Intellectual Property of any Person or constitute unfair competition or trade practices under the Laws of any jurisdiction, and no Selling Party has received written notice from any Person claiming that such operation infringes or misappropriates any Intellectual Property of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does any Selling Party have Knowledge of any Basis therefor). To the Knowledge of the Seller, no third party is infringing upon or misappropriating, or has infringed upon or misappropriated, any Seller Owned Intellectual Property or any Seller Licensed Intellectual Property that is exclusively licensed to any Selling Party.

(d)               Schedule 3.9(d) identifies: (i) each item of Seller Licensed Intellectual Property and the license or agreement pursuant to which any Selling Party Exploits it; (ii) each agreement, contract, assignment or other instrument pursuant to which any Selling Party has obtained any joint or sole ownership interest in or to each item of Seller Owned Intellectual Property; and (iii) all such licenses, sublicenses and other agreements that require any Selling Party to license, assign or otherwise grant rights to additions, modifications or improvements to Seller Licensed Intellectual Property made by or for such Selling Party to any third party (each, an “In-Bound License Agreement”). Each Selling Party has delivered or made available to the Buyer copies of all licenses, sublicenses and other agreements identified above. Each Selling Party is in compliance with all material terms and conditions of all such licenses, sublicenses, and other agreements. No Selling Party is a party to any oral license, sublicense or other contract or understanding that, if reduced to written form, would be required to be listed in Schedule 3.9(d) under the terms of Section 3.9(d). No third party inventions, methods, services, materials, processes or software are included in or required to Exploit any product manufactured, distributed, licensed or sold by any Selling Party or Internal Systems, except as specifically set forth on Schedule 3.9(d).

(e)               Schedule 3.9(e) identifies each license, sublicense, covenant or other agreement pursuant to which any Selling Party has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Seller Intellectual Property (each, an “Out-Bound License Agreement”). Each Selling Party has delivered or made available to the Buyer accurate and complete copies of all licenses, sublicenses, covenants and other agreements identified above, and each Selling Party is in compliance with all material terms and conditions of such licenses, sublicenses, covenants and other agreements. Except as described on Schedule 3.9(e), No Selling Party has agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property with respect to any product manufactured, distributed, licensed or sold by such Selling Party or any third party Intellectual Property.

(f)                Each Selling Party has taken commercially reasonable necessary security measures to protect and enforce their trade secrets and otherwise safeguard and maintain the confidential and proprietary nature of all confidential information used by each in the conduct of the Business and have taken reasonable actions, consistent with industry standards, to protect against unauthorized use of, access to, or “hacking” into the Internal Systems utilized by such Selling Party in the operation of the Business and owned or controlled by or for such Selling Party. Each Selling Party has materially complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Seller, threatened against any Selling Party. To the Knowledge of the Selling Parties, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of any Selling Party or (ii) breach of any Selling Party’s security procedures wherein confidential information has been disclosed to a third person.

(g)               All current officers, employees, consultants, independent contractors and other service providers of each Selling Party have executed and delivered to such Selling Party valid and binding agreements (copies of which have been provided to the Buyer) (i) requiring each such employee, consultant, independent contractor or other service provider to protect and preserve the confidentiality of the information and (ii) expressly assigning to such Selling Party all Intellectual Property arising from the services performed for such Selling Party by such persons.

(h)               To the Knowledge of the Seller, there are no facts, circumstances, information, or Intellectual Property that could reasonably be expected (i) to render invalid or unenforceable any of the Intellectual Property included in the Seller Intellectual Property or (ii) to affect adversely, limit, restrict, impair or impede the ability of any Selling Party (or, after the consummation of the transactions contemplated hereby, the ability of the Buyer) to use and practice the Seller Intellectual Property.

(i)                 To the Knowledge of Seller, no federal, state, local or other government facilities or funding, or university or college facilities or funding, was used in the development of any Seller Intellectual Property owned by any Selling Party or claimed by any Selling Party to be owned by such Selling Party.

(j)                 Except for Intellectual Property in the public domain (such that they may be used by any Person without payment, condition or limitation), the Seller Owned Intellectual Property as included in the Acquired Assets and the Seller Licensed Intellectual Property as included in the Acquired Assets constitute all of the Intellectual Property required by or used in (or proposed by any Selling Party be used in) the conduct of the Business.

(k)               Set forth on Schedule 3.9(k) are all Internet domain names and universal resource locators (“URLs”) with respect to which any Selling Party is the registrant (“Domain Names”), specifying the applicable entity. The Selling Parties, collectively, are the sole registrants of all Domain Names, and, except as specified in Schedule 3.9(k), all registrations of Domain Names are in good standing. No Selling Party uses to promote the Business, or use as its own domain name or URL, any domain names or URLs other than the Domain Names. To the Knowledge of the Seller, no action has been taken or is pending to challenge the any Selling Party’s rights to, suspend, cancel or disable any Domain Name, registration therefor or the right of such Selling Party to use a Domain Name. The Selling Parties, collectively, are the owners of, or has sufficient rights to display or make available, all content, data, and other information displayed or made available, as applicable, on the website associated with each of the Domain Names (collectively, the “Content”), and no consent, license or approval from any third party is required in connection with the sale or transfer of the registrations of the Domain Names and the continued use of the Content by the Buyer as the Domain Names and Content are currently used.

(l)                 Schedule 3.9(l) lists all Public Software that is used in the development of or incorporated in, linked to, interfaced with, embedded in, or included with the software of the Selling Parties or otherwise used in providing Services; provided, that such list does not include Public Software hosted by unaffiliated third parties (such as internet service providers) that is used by such third parties to provide services generally to their users. Each Selling Party is in material compliance with all open source license agreements under which such Public Software is licensed to such Selling Party. No Selling Party licenses or distributes any Public Software.

(m)             Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby, nor any contract to which any Selling Party is a party or by which it is bound, will cause or require (or purports to cause or require) the Buyer or any of its Affiliates to (i) grant to any Person any license, covenant not to sue, release, immunity or other right with respect to or under any Intellectual Property, or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any other Person.

(n)               The software and tools used by the Selling Parties are free of any defects, bugs and errors that materially interfere or reasonably could materially interfere with the any Selling Party’s use of the software or tools, and do not contain any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that enable or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, tools, data or other materials. The Internal Systems, as such Internal Systems are included in the Acquired Assets, are reasonably sufficient for the existing needs of the Selling Parties. The Selling Parties, collectively, own or have valid rights to the Internal Systems to operate the Internal Systems as reasonably required for the Business. In the twelve (12)-month period prior to the date hereof, there has been no failure, breakdown or continued substandard performance of any Internal Systems that has caused a material disruption or interruption in or to the operation of the Business. Each Selling Party has taken commercially reasonable steps to provide for the remote site back-up of data and information critical to the conduct of the Business (including such data and information that are stored on magnetic or optical media in the ordinary course of business) in a commercially reasonable attempt to avoid material disruption or interruption in or to the conduct of the Business. Each Selling Party has in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities. Each Selling Party has taken all reasonable steps, consistent with industry standards, to preserve any documents or information that might reasonably be expected to be produced in any proceeding involving such Selling Party or consistent with applicable Law.

3.10             Management. The current Chairman of the Board of the Seller is David Sandberg, the interim President and Secretary of the Seller is Anthony Snow and Timothy McGrath is a director of the Seller. The persons authorized to execute documents (including this Agreement) on behalf the Seller are David Sandberg, in his role as Chairman of the Board of the Seller, Anthony Snow in his role as President and Secretary of the Seller and Timothy McGrath in his role as a director of the Seller.

3.11             Legal and Other Compliance. Except as set forth on Schedule 3.11, there are no judicial or administrative actions, claims, suits, proceedings or investigations pending or threatened in writing against any Selling Party, the Buyer or the Acquired Assets or that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement nor, to the Knowledge of the Seller, is there any Basis for any such action, claim, suit, proceeding or investigation. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against any Selling Party or its employees affecting the Acquired Assets or the transactions contemplated hereby under any federal, state or local law. Since January 1, 2014, each Selling Party has not settled or compromised any suit, claim, action, arbitration, proceeding or investigation (whether filed or threatened). There are no claims, suits or proceedings by any Selling Party pending, or which such Selling Party has commenced preparations to initiate, against any other Person. Each Selling Party has all material licenses, permits, approvals and qualifications from any Governmental Authority necessary to carry on the Business and operations of such Selling Party, and all such items are in full force and effect. Each Selling Party has complied, in all material respects, with all of its governmental permits, licenses, registrations, certificates of occupancy, approvals and other authorizations. Each Selling Party is in compliance in all material respects with all applicable Laws.

3.12             Financial Statements.

(a)               Since January 1, 2015, the Seller has filed with or otherwise furnished to (as applicable) the Commission all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Seller with the Commission, as have been supplemented, modified or amended since the time of filing, collectively, the “Seller Commission Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing and prior to the date hereof, as of the date of the most recent such supplement, modification or amendment, the Seller Commission Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the Sarbanes-Oxley Act, each as in effect on the date each such document was filed. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Seller included in the Seller Commission Documents (collectively, the “Seller Financial Statements”) (i) complied as of their respective dates of filing in all material respects with the then applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, (ii) have been prepared in accordance with GAAP (as in effect in the United States on the date of such Seller Financial Statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the Commission on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (iii) fairly present the consolidated financial position and the consolidated results of operations, cash flows and changes in common stock equity of the Seller and its consolidated subsidiaries as of the dates and for the periods referred to therein (except, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the Commission on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act).

(b)               Schedule 3.12(b)(i) provides an accurate and complete breakdown and aging of all accounts receivable and any other receivables of the Seller as of the Balance Sheet Date. Except as set forth on Schedule 3.12(b)(ii), (i) all existing accounts receivable of the Seller (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) represent, in all material respects, valid obligations of the customers of the Seller arising from bona fide transactions entered into in the ordinary course of business and (ii) all such receivables and any other receivables are current and are collectible in full according to their respective terms, without any counterclaim or set off, when due subject to ordinary writeoffs and amounts reserved in the Seller Financial Statements. Except as disclosed on Schedule 3.12(b)(iii), no Person has any Lien on such receivables or any part thereof, and no agreement for deduction, discounts or other deferred price shall have been made with respect to any such receivables.

(c)               Since the fiscal year ended December 31, 2016, there have not been any adverse changes in the business relationship of any Selling Party with any of its customers that, individually or in the aggregate, are material to the Business. Except as disclosed in Schedule 3.12(c), no more than three percent (3%) of the total customers of the Selling Parties have threatened in writing to terminate their relationship with any Selling Party, and no Selling Party has any Knowledge of any written or oral communication, fact, event or action that exists or has occurred that would indicate that more than three percent (3%) of the total customers of the Selling Parties would do so, whether as a result of the transactions contemplated hereby or otherwise.

3.13             Liabilities.

(a)               There are no Liabilities of the Seller other than: (i) Liabilities reserved against or reflected on the Balance Sheet and not previously paid or discharged; (ii) accounts payable incurred after the Balance Sheet Date arising in the ordinary course of business and consistent with past practice (none of which in either case results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (iii) Liabilities that, in the aggregate, and together with (ii), do not total more than Twenty Thousand Dollars ($20,000); (iv) future performance obligations expressly set forth under any contracts listed on Schedule 3.7; or (v) as disclosed in Schedule 3.13. No Selling Party is a guarantor or otherwise liable for any Liabilities of any other Person other than endorsements for collection in the ordinary course of business.

(b)               Schedule 3.13 provides an accurate and complete breakdown and aging as of the Balance Sheet Date of all accounts payable of each Selling Party and all debt of each Selling Party. No Selling Party is a party to, or has any commitment to become a party to, (i) any contract associated with off-balance sheet financing, including any arrangement for the sale of receivables, (ii) any hedging, derivatives or similar contract or arrangement or (iii) any contract pursuant to which such Selling Party is obligated to make any capital contribution or other investment in or loan to any Person.

(c)               Following the transactions contemplated by this Agreement, the Buyer will not be liable for any Liability of any kind whatsoever arising from or related to any Excluded Assets.

3.14             Adverse Changes. Except as specifically set forth on Schedule 3.14 since the Balance Sheet Date, (a) each Selling Party has operated the Business in the ordinary course and consistent with past practices and (b) no Selling Party has: (i) suffered a Material Adverse Effect or any effect, event or change that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; or (ii) become subject to any Liabilities, except Liabilities incurred in the ordinary course of business of the Seller (and, in any case, not greater in the aggregate than One Hundred Thousand Dollars ($100,000)).

3.15             Taxes.

(a)               Except as set forth on Schedule 3.15, the Seller has filed (or has had filed on its behalf) on a timely basis (after giving effect to any valid extensions of time to file) all Tax Returns it is required to have filed, and all such Tax Returns are correct and complete in all material respects. The Seller has not requested or been granted any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b)               Except as set forth on Schedule 3.15, all Taxes required to have been paid by the Seller (whether or not shown on any Tax Return) have been paid on a timely basis. There are no Liens for Taxes on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to timely pay any Tax.

(c)               The Seller has withheld and paid over all Taxes required to have been withheld and paid over and materially complied with all information reporting and backup withholding requirements in connection with amounts paid or owing to any third party. All Persons that have provided services to the Seller and that have been classified by the Seller as independent contractors for purposes of Laws applicable to Taxes and employee benefits were properly so classified.

(d)               The Seller has complied with all sales Tax resale certificate exemption requirements.

(e)               There are no pending or, to the Knowledge of the Seller, threatened examinations, audits or other proceedings for the assessment or collection of Taxes that could result in a Tax Lien against the Acquired Assets.

(f)                There are no jurisdictions outside the United States in which the Seller is required to file a Tax Return, or are otherwise subject to Tax by virtue of having a permanent establishment or other place of business outside the United States, or, to the Knowledge of the Seller, otherwise. No claim has ever been made in writing (or otherwise to the Knowledge of the Seller) by a Governmental Authority in a jurisdiction where the Seller does not currently file a particular type of Tax Return or pay a particular type of Tax that the Seller is or may be required to file such Tax Return or pay such Tax (including obligations to withhold amounts with respect to Tax) in that jurisdiction. The Seller has not conducted activities in any jurisdiction that will require it to pay Taxes or file Tax Returns in such jurisdiction of a type that it had not filed or paid in the most recently ended taxable period for which a Tax or a Tax Return of such type would be due and which is listed on Schedule 3.15, except for the jurisdictions where the failure to register or cure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)               Schedule 3.15 identifies all Tax Returns that the Seller has filed for which the applicable statute of limitations remains open and the taxable period covered by each such Tax Return, and identifies those Tax Returns or taxable periods that have been audited or are currently the subject of an audit by a Governmental Authority. The Seller has delivered to the Buyer complete and accurate copies of all documents requested in writing by the Buyer relating to Taxes of, or Tax Returns filed by or on behalf of, the Seller.

(h)               No property owned by the Seller is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) ”tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, and (iii) ”tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(i)                 The Seller is not a party to any agreement under which it is treated as a lessor or lessee of “limited use property” within the meaning of Rev. Proc. 2001-28.

(j)                 There is no taxable income relating to the Acquired Assets that will be required under applicable Law to be reported by the Buyer or any of its Affiliates for any period after the Closing Date which taxable income was realized (or reflects economic income arising) prior to the Closing Date.

(k)               The Seller is not a successor to any Person by reason of any acquisition of a substantial part of the assets of another Person, whether by contract or by operation of Law, and whether pursuant to a merger, consolidation or similar transaction.

(l)                 Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)) would result in the payment of any amount or provision of any benefit to any current or former Seller Employee or other service provider that would, individually or in combination with any other such payment or benefit, be considered an “excess parachute payment” (within the meaning of Section 280G of the Code) (without regard to Subsection (b)(4) thereof) or not be deductible by reason of Section 280G (as determined without regard to Section 280G(b)(4)). There is no written or unwritten agreement, plan, arrangement or other contract, including any Benefit Plan, by which the Seller or any ERISA Affiliate is bound to compensate, indemnify, gross-up or otherwise make whole, any current or former Seller Employee, other service provider of the Seller, or dependent or beneficiary thereof for additional or excise taxes paid or payable pursuant to Sections 409A, 457A or 4999 of the Code or any costs or Liabilities relating thereto.

3.16             Employee Benefit Plans.

(a)               A true, correct and complete list of each Benefit Plan is set forth on Schedule 3.16. Neither the Seller nor any of its ERISA Affiliates has any express or implied commitment (i) to create, incur Liability with respect to, or cause to exist any new Employee Benefit Plan, program or arrangement that would be considered a Benefit Plan or (ii) to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by applicable Laws.

(b)               There has been delivered or made available to the Buyer, with respect to each Benefit Plan, the following, to the extent applicable (or, to the extent no such copy exists, a description of): (i) a true and complete copy of each Benefit Plan as in effect on the date hereof (or, in the case of an oral Benefit Plan, a written summary of such plan), including all amendments not incorporated into the documentation for each such plan, (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, and (iii) the most recently received IRS determination or opinion letter, if applicable.

(c)               Each Benefit Plan (and each related trust, insurance contract or fund) has been maintained, operated and administered in all material respects in accordance with its governing instruments and all applicable Laws, including, but not limited to, ERISA and the Code. All payments and contributions by the Seller or its ERISA Affiliates required by any Benefit Plan or by applicable Law (including all employee and employer contributions, insurance premiums, or intercompany charges) have been timely made or accrued in accordance with GAAP or applicable international accounting standards. There are no actions, audits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Seller, threatened, anticipated or expected to be asserted with respect to any Benefit Plan or any related trust or other funding medium thereunder and there are no facts to the Knowledge of the Seller or circumstances which would reasonably be expected to give rise to any such meritorious actions, audits or claims. There have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Benefit Plan and neither the Seller nor any of its ERISA Affiliates has engaged in any prohibited transaction. Each Benefit Plan is maintained only in the United States and is subject only to the Laws of the United States or a political subdivision thereof.

(d)               Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code, and any related trust established in connection with such Benefit Plan that is intended to be exempt under 501(a) of the Code, has received a timely favorable determination, advisory and/or opinion letter from the IRS, covering all of the provisions applicable to the Benefit Plan for which determination, advisory and/or opinion letters are currently available, that the Benefit Plan is so qualified and the related trust is so tax exempt. No action has been taken or fact or event has occurred since the date of such determination, advisory and/or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan or the exempt status of any such trust.

(e)               No Benefit Plan provides for, or has provided for since January 1, 2015, or promises post-retirement or retiree medical, disability, life or other welfare benefits to any Person, including to any Seller Employee, other service provider of the Seller or any dependent or beneficiary thereof, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable Law. Except as set forth in Schedule 3.16(e), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either together with or upon the occurrence of any additional or subsequent events) will or may reasonably be expected to (i) result in any payment or benefit (including change-in-control benefits, severance or termination pay) becoming due to any current or former Seller Employee or other service provider of the Seller (or their dependents or beneficiaries), or (ii) result in any acceleration of the time of payment, vesting or funding (including the segregation of assets to fund) or increase the amount of compensation, benefits or other payments due to any current or former Seller Employee or other service provider of the Seller (or their dependents or beneficiaries).

(f)                Each Benefit Plan or other Contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in compliance with Section 409A of the Code and applicable guidance thereunder. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A of the Code has been “materially modified” at any time. No compensation will, or could reasonably be expected to, be includable in the gross income of any Seller Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect as of the Closing Date.

(g)               No Benefit Plan is, and neither the Seller nor any ERISA Affiliate currently maintains, contributes to or participates in, has maintained, contributed to or participated in since January 1, 2015, has any obligation to maintain, contribute to or participate in, or has or could have any Liability or other obligation (whether accrued, absolute, contingent or otherwise) under, any (i) ”multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code, or (v) a “funded welfare plan” within the meaning of Section 419 of the Code. No Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

3.17             Insurance. All policies or binders of fire, liability, product liability, workers’ compensation, vehicular and other insurance and bond and surety arrangements (the “Insurance Policies”) held by or on behalf of any Selling Party which names any Selling Party as the policy holder or named insured are listed and described on Schedule 3.17. All premiums on all Insurance Policies have been paid to date, and each Selling Party has complied with all conditions of the Insurance Policies applicable to it and the Insurance Policies are currently in effect. No insurer under any such insurance policy has canceled or generally disclaimed Liability under any such policy or indicated any intent to do so or not to renew any such policy. Except as set forth on Schedule 3.17, no written demand for payment or litigation currently is pending under any such policy, and all prior claims under such insurance policies have been filed in a timely fashion and all written demands or litigation have been resolved without Liability or further obligation to any Selling Party.

3.18             Products and Warranties. Except as set forth on Schedule 3.18, all products sold, licensed, leased or delivered by any Selling Party to customers and all services provided by or through any Selling Party to customers on or prior to the Closing conform in all material respects to applicable written contractual commitments, express written warranties, written service level commitments, written product specifications and written product documentation and to any representations made to customers.

3.19             Brokers’ Fees. Except as set forth on Schedule 3.19, no Selling Party has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which the Buyer could become liable or obligated.

3.20             Environmental Compliance. At all times prior to the Closing, (a) each Selling Party has been in compliance in all material respects with Environmental Laws; (b) each Selling Party has obtained and maintained all permits required under Environmental Laws, if any, and no Selling Party has received written notice of any action to revoke or modify any of such permits; (c) there are no actions relating or pursuant to Environmental Laws that are pending, or, to the Knowledge of the Seller, threatened in writing against any Selling Party, or concerning any real property ever owned or leased for operation of any Selling Party; (d) no Selling Party has received written notice of or entered into or assumed by contract or operation of Law or otherwise any Liability, order, settlement, judgment, injunction or decree pursuant to Environmental Law with respect to the ownership or operation of such Selling Party; (e) no real property ever owned or leased for operation of any Selling Party is or has been used as a hazardous waste treatment, storage or disposal facility required to obtain a permit under the federal Resource Conservation and Recovery Act, 42 U.S.C. § 9601 et seq., or any analogous state or local Laws; and (f) no Selling Party has caused or allowed a release of hazardous substances and no facts, circumstances or conditions exist with respect to such Selling Party, any real property ever owned or leased for operation of such Selling Party, or any other property to or at which such Selling Party transported or arranged for the disposal or treatment of hazardous substances that would reasonably be expected to result in any Selling Party or the Buyer incurring Losses pursuant to Environmental Law.

3.21             Privacy and Data Security. Each Selling Party is, and at all times has been, in material compliance with (a) all applicable laws and industry standards regarding the protection, storage, use, disclosure, and transfer of Personal Data; and (b) all contracts (or portions thereof) between such Selling Party and its vendors, marketing affiliates, and other customers and business partners that are applicable to the use and disclosure of Personal Data (such contracts hereinafter referred to as “Privacy Agreements”). Each Selling Party has used commercially reasonable efforts to confirm that all third parties that have provided Personal Data to such Selling Party have collected, processed, used, stored, secured, and/or disclosed such Personal Data in compliance with all applicable law, industry standards, self-regulatory guidelines, privacy policies, and security requirements. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated in this Agreement will result in any material violation of any Privacy Agreements, or any applicable law, industry guidelines, or standards pertaining to privacy or Personal Data. Each Selling Party has reasonable safeguards in place to protect Personal Data in such Selling Party’s possession or control from unauthorized access by third persons, including such Selling Party’s employees and contractors. To the Knowledge of the Seller, no Person has made any illegal or unauthorized use of Personal Data that was collected by or on behalf of any Selling Party and is or was in the possession or control of any Selling Party that would be material to the Business. No Selling Party has received any written claim, complaint, inquiry, or notice from any third party or any Governmental Authority or self-regulatory authority or entity related to such Selling Party’s collection, processing, use, storage, security, and/or disclosure of Personal Data that (x) such Selling Party is in violation of any applicable law, guideline, industry standard, privacy policy, or (y) otherwise constitutes an unfair, deceptive, or misleading trade practice.

3.22                      Employee Matters.

(a)               Schedule 3.22 contains a complete and correct list of all employees of each Selling Party (the “Seller Employees”) and their respective titles as of the date hereof. Schedule 3.22 contains a complete and correct list of all consultants of each Selling Party (the “Seller Consultants”), their respective roles and duties as of the date hereof. Except as set forth on Schedule 3.22, (i) the terms of employment or engagement of all directors, managers, officers, Seller Employees, agents, consultants and professional advisers of each Selling Party are such that their employment or engagement may be terminated at will with notice given at any time and for any reason or no reason at all and without Liability for payment of compensation or damages, (ii) each Selling Party has paid in full to all Seller Employees all wages, salaries, commissions, bonuses and other compensation due to such employees and there are no severance payments that are or could become payable by such Selling Party to any such Person under the terms of any oral or written agreement or commitment or any Law, custom, trade or practice, (iii) each Selling Party is in compliance with any and all agreements, contracts or commitments, oral or written, between such Selling Party and any such Person and all such agreements, contracts or commitments are identified on Schedule 3.22, (iv) as of the date hereof, no Person listed on Schedule 3.22 has given notice to any Selling Party of his or her intention to terminate his or her employment or services to such Selling Party and (v) there are no agreements between any Seller Employee and any other Person that would restrict, in any manner, such Person’s ability to perform services for any Selling Party or the Buyer or the right of any of them to compete with any Person or the right of either of them to sell to or purchase from any other Person. All Persons listed on Schedule 3.22 or Schedule 3.22 are, to the Knowledge of Seller, lawfully entitled to work or otherwise provide services for the Selling Parties without any visa, permit, export license or consent being required.

(b)               No Selling Party is bound, nor has it been bound since January 1, 2015, by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative. No employee of any Selling Party is represented, nor has been represented since January 1, 2015, by any labor union or covered by any collective bargaining agreement while employed by such Selling Party and no informal or formal efforts or campaign to establish such representation is in progress or has been attempted within the three (3) years prior to the date of this Agreement. With respect to each Selling Party, there is no pending or, to the Knowledge of the Seller, threatened (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) material charge, grievance proceeding or other material claim against or affecting such Selling Party relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority, (iii) employee or union organizational activity or other labor or employment dispute against or affecting such Selling Party, or (iv) application for certification of a collective bargaining agent.

(c)               Except as set forth on Schedule 3.22, each Selling Party is and has been in material compliance with all applicable Laws regarding employment and employment practices, terms and conditions of employment, and wages and hours, including any such Laws regarding employment documentation, equal employment opportunities, fair employment practices, plant closings and mass layoffs, sexual harassment, discrimination based on sex, race, disability, health status, pregnancy, religion, national origin, age or other tortious conduct, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and no Selling Party has engaged in any unfair labor practice, except where the failure to be so compliance would not reasonably be expected to result in a Material Adverse Effect on the Seller. No Selling Party is, nor has it within the past two (2) years ever been, liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing or has resolved such claims for payment of any sum regardless of any finding of liability. Each Selling Party is and has been in compliance with their obligations under the Worker Adjustment and Retraining Notification Act and similar applicable Laws, and all other notification and bargaining obligations arising under any applicable agreement, statute, or otherwise. To the Knowledge of Seller, all Persons classified by each Selling Party as non-employees, including but not limited to independent contractors, consultants, or otherwise, do satisfy and have satisfied the requirements of Law to be so classified, and each Selling Party has fully and accurately reported their compensation on IRS Forms 1099 when required to do so. No Selling Party has any direct or indirect Liability, whether absolute or contingent, with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. No individual who has performed services for or on behalf of any Selling Party within two (2) years and who has been treated by such Selling Party as a non-employee, whether as an independent contractor, consultant or otherwise, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to such Selling Party.

(d)               No third party has claimed, or to the Knowledge of the Seller has reason to claim that any Person employed by or affiliated with any Selling Party (i) has violated or may be violating any of the terms or conditions of his or her employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) has or may have disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) has interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. To the Knowledge of Seller, no Person employed by or affiliated with any Selling Party has employed or has proposed to employ any trade secret or any information or documentation proprietary to any former employer or violated any confidential relationship that such Person may have had with any third party, in connection with the development, sale, licensing, or other providing of any Service or proposed Service.

3.23             Restrictions on Business Activities. Except as set forth on Schedule 3.23, there is no agreement or understanding (non-competition or otherwise, written or oral), commitment, judgment, injunction, order or decree to which any Selling Party is a party or otherwise binding upon any Selling Party that (a) prohibits or impairs a material business practice of such Selling Party, (b) imposes a “most favored nation” requirement or similar provision on such Selling Party or (c) materially limits the freedom of such Selling Party to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, except as set forth on Schedule 3.23, no Selling Party has (x) agreed to provide or make any rebate, penalty, change in pricing or other payment or other accommodation to any Person in the event that such Selling Party changes the terms applicable such Selling Party’s services or (y) entered into any contract under which such Selling Party is restricted from selling, licensing, manufacturing, delivering or otherwise distributing or commercializing any of its Seller Intellectual Property or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.24             Related Party Transactions. No Selling Party currently has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any employee, director or officer (or equivalent thereof) of such Selling Party or any of their respective Affiliates. No member, manager, officer or director of any Selling Party, nor any of their respective Affiliates, currently has received, nor is entitled to receive, any material compensation from any Person that has engaged in or is engaging in any material transaction with such Selling Party. Except as set forth on Schedule 3.24, no Selling Party is a party to any contract or other commitment or transaction with any Related Party, nor do any Related Parties have any legal or beneficial interest in the assets or property owned or used by such Selling Party, in any contracts to which such Selling Party is a party, or in any other Person with which such Selling Party is or has been party to a contract. Except as set forth on Schedule 3.24, there are no outstanding claims, accounts payable or receivable, intercompany loans, indebtedness, or other Liabilities, between any Selling Party, on the one hand, and any Related Parties, on the other hand, and all such Liabilities have been repaid in full. Any such arrangement with a Related Party is referred to herein as a “Related Party Arrangement”. The terms and conditions of any such Related Party Arrangement are no less favorable to any Selling Party than could have been obtained from an unrelated third party, and such Related Party Arrangement was negotiated and entered into on an arms-length, commercially reasonable basis.

3.25             Solvency. The Seller is not entering into this Agreement with the intent to hinder, delay or defraud any Person to which any Selling Party is, or may become, indebted. The Purchase Price and the Assumed Liabilities are not less than the reasonably equivalent value of the Acquired Assets. Each of any Selling Party’s assets, at a fair valuation, exceed their respective liabilities, and after the Closing and after giving effect to this Agreement and the other transactions contemplated hereby, no Selling Party will be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on debts as they become absolute and matured).

3.26             HIPAA. No Selling Party is and, to the Knowledge of Seller, has never been a “covered entity” as defined in the Health Insurance Portability and Accountability Act of 1996, as amended, including by The Health Information Technology for Economic and Clinical Health (HITECH) Act, enacted as part of the American Recovery and Reinvestment Act of 2009, or the regulations promulgated pursuant thereto (collectively, “HIPAA”). Notwithstanding each Selling Party’s status as a “covered entity” or “business associate” (as both are defined in HIPAA), each Selling Party is aware of, acknowledges and complies with HIPAA. Each Selling Party is and at all times has been, in compliance with HIPAA and with all HIPAA “business associate” type covenants in any contract or amendment thereto. To the extent that any Selling Party is a “business associate” under HIPAA, each has a valid and binding Business Associate Agreement that has been in force at all times under which such entity has had access to any information covered by HIPAA. No Selling Party has received any written complaint, nor, to the Knowledge of the Seller, has any complaint been made to any Person, from any Person regarding the improper use or disclosure of such Person’s protected health information by such Selling Party, any of the or any of the foregoing’s Representatives.

3.27             Compliance With Anti-Corruption Laws.

(a)               No Selling Party, nor any representatives of any Selling Party has, directly or indirectly, taken any action that as of the Closing would cause them to be in violation of: (i) the principles set out in the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (ii) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; (iii) the UK Bribery Act 2010; and (iv) any other applicable anti-corruption and/or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Authority of any jurisdiction applicable to such Selling Party (whether by virtue of jurisdiction or organization or conduct of business) (collectively, the “Applicable Anti-Corruption Laws”).

(b)               No Selling Party, nor any representatives of any Selling Party or any other Person acting on behalf of any Selling Party has, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any of the following persons for the purpose of influencing any act or decision of such person in his or her official capacity, inducing such person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such person to use his or her influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist such Selling Party in obtaining or retaining business for or with, or directing the business to, any Person: (i) any person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

(c)               Except as disclosed in the Seller’s filings with the Commission, the Seller has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with the Seller’s applicable policies and procedures and management’s general or specific authorization, and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets, and the Seller has otherwise established reasonable and adequate internal controls and procedures intended to ensure compliance with Applicable Anti-Corruption Laws.

(d)               The books, records and accounts of the Seller have at all times, accurately and fairly reflected, in reasonable detail, the transactions and dispositions of its funds and assets. To the Knowledge of Seller, there have never been any false or fictitious entries made in the books, records or accounts of the Seller relating to any illegal payment or secret or unrecorded fund, and the Seller has not established or maintained a secret or unrecorded fund.

(e)               Neither the Seller, nor any representatives of the Seller or any other Person acting on behalf of the Seller, has made any payments or transfers of value with the intent, or that have the purpose or effect, of engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful or improper means of obtaining business.

(f)                The Seller has not entered into any transaction with any of its Affiliates that has provided to the Seller revenues, earnings or assets that would not have been available to it in an arm’s length transaction with an unaffiliated Person.

(g)               For purposes of this Section only, the term “representatives” shall also mean, with respect to any Person, such Person’s resellers, distributors, consultants and intermediaries.

3.28             Xytex Assets.

(a)               On or prior to the date hereof and on the Closing Date, the Seller has delivered to the Buyer (i) a true, complete and accurate list of all Acquired Assets then located at the Xytex Cryo International, Ltd. (“Xytex”) facility (the “Xytex Assets”) at 1100 Emmett Street, August, Georgia 30904 (the “Xytex Facility”) and (ii) a list identifying the specific form of Assumed Contract applicable to each Xytex Asset (each, a “Xytex Assumed Contract”).

(b)               There exists no breach of, default under, or any event or circumstance that, with the giving of notice, passage of time or both could result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Xytex Assumed Contract. No party to any Xytex Assumed Contract has given notice to any Selling Party of his or her intention to terminate such Xytex Assumed Contract, excluding, for the avoidance of doubt, the Xytex Agreements (defined below). All Xytex Assumed Contracts are on the form or forms set forth on Exhibit G hereto or on a form or forms reasonably acceptable to the Buyer.

(c)               The Seller has delivered to the Buyer true, complete and accurate copies of all agreements of any Selling Party with Xytex (the “Xytex Agreements”), and all Xytex Agreements are in full force and effect until the date of this Agreement. Xytex and each Selling Party are in full compliance with all of their respective covenants and obligations under the Xytex Agreements and applicable Laws related to the storage and processing of the Xytex Assets. At the Closing, the Buyer shall have the right pursuant to the Xytex Agreements and Xytex Assumed Contracts to remove, ship and transfer the Xytex Assets to its offices in Los Angeles, California or a location of its choosing without restriction and without any financial obligation to Xytex, any Selling Party (other than pursuant to Section 5.26 hereof) or any party to a Xytex Assumed Contract.

3.29             Disclosure. The representations and warranties set forth in the Transaction Documents, including schedules and exhibits thereto, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements and information contained therein not misleading. There is no material fact relating to any Selling Party, the Acquired Assets or the Assumed Liabilities which may adversely affect them or the Buyer which has not been disclosed to the Buyer in writing.

3.30             No Further Representations. Notwithstanding anything contained herein to the contrary, except in the case of fraud, no Selling Party nor any of its Affiliates or representatives has made or is making any representation warranty whatsoever, express or implied, written or oral, including any implied representation or warranty as to the condition, merchantability, usage, suitability or fitness for any particular purpose with respect to such Selling Party, except for the representations and warranties contained in this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer represents and warrants to the Seller the following:

4.1                Organization of the Buyer. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of California, and is qualified to do business in all states and jurisdictions as it may be required in order to conduct the Business and its business as it is currently being conducted, except where such failure would not have a Material Adverse Effect.

4.2                Authority for Agreement. The Buyer has the company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of the Transaction Documents by the Buyer have been duly and validly authorized by all necessary company and other actions or proceedings. This Agreement has been duly executed and delivered by the Buyer and the respective Transaction Documents to which the Buyer is or will be a party constitute or will, when executed and delivered, constitute legal, valid and binding obligations of the Buyer, enforceable in accordance with their terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar law as is now or hereinafter in effect relating to creditors’ rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other authority or person before which any proceeding therefore may be brought.

4.3                No Breach of Statute or Contract; Required Consents. Neither the execution and delivery of this Agreement by the Buyer, nor compliance with the terms and provisions of this Agreement by the Buyer will: (a) conflict with or result in a material breach of any of the material terms, conditions or provisions of the Buyer’s organizational documents or any judgment, order, decree, or ruling of any Governmental Authority, or of any injunction to which it is subject; or (b) require the affirmative consent or approval of any material third party.

4.4                Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which the Seller could become liable or obligated.

4.5                Licenses. The Buyer is currently and properly licensed, registered, certified and qualified under any applicable statute, rule, regulation or requirement of any Governmental Authority having jurisdiction over such matters to provide long term Storage of the Acquired Assets and to perform the obligations imposed upon it by the Acquired Contracts, except where such failure would not have a Material Adverse Effect.

4.6                Second Amendment. The Buyer has delivered to the Seller true, accurate and complete copies of the Second Amendment and the Credit Agreement. As of the date hereof, each of the Second Amendment and the Credit Agreement is in full force and effect and are legal, valid and binding obligations of the Buyer (as applicable) and, to the Knowledge of the Buyer, the other parties thereto, and the Credit Agreement has not otherwise been amended, supplemented, waived or modified except pursuant to that certain Amendment No. 1 to Credit Agreement, dated as of December 1, 2016 (which was executed in connection with an unrelated acquisition), and no such amendment, supplement, waiver or modification is contemplated that will reduce or withdraw the commitment under the Credit Agreement, and the respective commitments contained in the Credit Agreement have not been withdrawn or rescinded. Assuming the financing is funded in accordance with the Second Amendment and the satisfaction of the conditions to the obligation of the Buyer to consummate the transactions contemplated hereby or the waiver of such conditions, the net proceeds of the financing contemplated by the Second Amendment (together with other cash available to the Buyer) will be sufficient for the Buyer to pay (a) the Purchase Price, and (b) any other amounts required to be paid by the Buyer in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses associated therewith. As of the date hereof, the Buyer has no reason to believe that it will be unable to satisfy, on a timely basis, any condition contained in the Second Amendment required to be satisfied by it for the financing thereunder to be funded on or before the Closing Date or that the amounts committed pursuant to the Second Amendment will not be available as of the Closing if the conditions of closing to be satisfied by it contained in the Second Amendment are satisfied.

4.7                No Further Representations. Notwithstanding anything contained herein to the contrary, except in the case of fraud, neither the Buyer nor any of its Affiliates or representatives has made or is making any representation warranty whatsoever, express or implied, written or oral, including any implied representation or warranty as to the condition, merchantability, usage, suitability or fitness for any particular purpose with respect to the Buyer, except for the representations and warranties contained in this Agreement.

5.	COVENANTS.

The Parties agree as follows:

5.1                General. Each of the Parties will use its commercially reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated hereby (including satisfaction, but not waiver, of the closing conditions set forth in Article 6 below).

5.2                Commercially Reasonable Efforts. Each Party agrees to use commercially reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Authorities or any other public or private third parties required to consummate the Closing and the other matters contemplated hereby, (b) provide such other information and communications to such Governmental Authorities or other public or private Persons as the other Party or such Governmental Authorities or other public or private Persons may reasonably request in connection therewith, and (c) consummate and make effective the transactions contemplated by this Agreement, including the satisfaction of all material conditions hereto.

5.3                Agreement Not to Compete. The Seller agrees that, in consideration of the purchase by the Buyer hereunder, the Seller shall not, and the Seller shall cause each other Selling Party to not, in any manner, directly or indirectly, for a period of three (3) years from Closing Date (the “Restricted Period”), directly or indirectly, including through entities controlled by such Selling Party or otherwise, engage in or participate in or assist others to engage in any activity competitive with any aspect of the Business (“Competitive Services”). A Selling Party shall be deemed to be engaged in the Business or performing Competitive Services if a Selling Party shall engage in such Business or perform such services directly or indirectly, whether for their own account or for that of another person, firm or corporation, or whether as shareholder, principal, partner, member, employee, agent, investor, proprietor, director, officer, employee or consultant, or in any other capacity. The foregoing restrictions shall not apply to ownership by a Selling Party of less than 2% of the equity securities of any publicly-traded company.

5.4                Confidential Information. From and after the Closing, the Seller will not, and shall cause its respective shareholders, officer and directors and any Person controlling, controlled by or under common control with the Seller to not, for any reason, directly or indirectly, for itself or any other Person, use or disclose any trade secrets, confidential information, know-how, proprietary information or other intellectual property of any Selling Party that was used in the Business (collectively, “Confidential Information”); provided, that the Seller and its respective officers or directors and any Person controlling, controlled by or under common control with such Selling Party may disclose Confidential Information solely to the extent required under applicable Law. Confidential Information does not include information if such information was in the public domain at the time of disclosure or it has become publicly known through no act of any Selling Party.

5.5                Future Assurances. At the request of the Seller or the Buyer and without further consideration, except as stated below, the other Party will timely execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the requesting Party may reasonably determine is necessary to consummate the Closing and transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to or interest in the Acquired Assets and the Assumed Liabilities, to put the Buyer in actual possession and operating control thereof, and to assist the Buyer in exercising all rights with respect thereto. Following the Closing, (a) the Buyer shall promptly deliver to the Seller any mail or other communications received by the Buyer relating to the Excluded Assets or the Excluded Liabilities, (b) the Seller shall promptly forward to the Buyer any mail or other communications received by the Seller relating to the Acquired Assets or the Assumed Liabilities.

5.6                Remittance of Accounts Receivable. The Seller shall, and shall cause each Selling Party to, remit any amounts received, either by check or other form or payment, by the Seller or any other Selling Party from customers with respect to the provision of services by the Buyer post-Closing as promptly as practical, but no less than monthly. The Buyer agrees to use reasonable efforts to notify customers of a change in the accounts to which they direct payment, and the Seller shall provide, and shall cause each Selling Party to provide, all assistance as the Buyer may reasonably request to assist in that notification and transfer. Any post-Closing receivable with respect to the Acquired Assets made by check payable to the Seller or any other Selling Party and endorsed by the Seller or any other Selling Party to the Buyer shall be endorsed without recourse to the Seller or the applicable Selling Party.

5.7                Bulk Transfer Law Provisions. Each Party hereto hereby waives compliance with the provisions of any applicable bulk transfer Law; provided, that the Seller agrees (a) to pay and discharge when due or to contest or litigate all claims of creditors that are asserted against the Buyer or the Acquired Assets by reason of noncompliance with any such Law, (b) to indemnify, defend and hold harmless the Buyer from and against any and all such claims, including claims for Taxes that may be imposed in the event the Seller dose not obtain a clearance certificate required by any state Commissioner of Revenue or similar agency, in the manner provided in Article 8 and (c) to take promptly all necessary action to remove any Lien on the Acquired Assets by reason of such noncompliance.

5.8                Acquired Assets.

(a)               In the event that, at any time or from time to time following the Closing, any Party identifies any asset that is included within the definition of Acquired Assets but such asset was not transferred as of Closing, then the Seller shall, or shall cause the applicable Selling Party to, promptly transfer, or cause to be transferred, such asset to the Buyer for no additional consideration. Prior to any such transfer, the Seller shall, or shall cause the applicable Selling Party to, hold such asset in trust for the Buyer.

(b)               Notwithstanding the foregoing, if any Acquired Asset is not assignable or transferable (each, a “Non-Transferable Asset”) without consent of a third party thereto, and if any such consent is not obtained on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Transferable Asset, and the Buyer or its designee(s) shall not assume the Seller’s rights or obligations under such Non-Transferable Asset (and such Non-Transferable Asset shall not be included in the Acquired Assets); provided, that Seller shall, or shall cause the applicable Selling Party to, use reasonable best efforts to obtain any such consent as soon as reasonably practicable after the Closing Date and thereafter shall transfer and assign to the Buyer such Non-Transferable Assets for no additional consideration. Following any such assignment or transfer, such Non-Transferable Assets shall be deemed Acquired Assets for purposes of this Agreement.

(c)               After the Closing, the Seller shall, or shall cause the applicable Selling Party to, use commercially reasonable efforts to provide the Buyer or its designee(s) with all of the rights and benefits of any Non-Transferable Assets after the Closing as if the appropriate consent had been obtained, including by granting subleases, sublicenses or other rights and establishing arrangements whereby the Buyer shall have the benefits of and shall undertake the obligation to perform under the Assumed Contracts (including enforcement for the benefit of the Buyer of any and all rights of the Seller against any other party arising out of any breach or cancellation of any such Non-Transferable Assets by such other party and, if requested by the Buyer, acting as an agent on behalf of the Buyer or as the Buyer shall otherwise reasonably require). The Seller shall advise the Buyer in writing at least ten (10) business days prior to the Closing with respect to any Assumed Contract which the Seller knows or has substantial reason to believe will or may not be assignable or transferable to the Buyer hereunder at the Closing.

5.9                Name of the Seller. On or prior to the Closing, the Seller shall, and shall cause each other Selling Party to, take all actions necessary to (a) amend such Selling Party’s articles of organization, other organizational documents and any licenses and permits to change the name of such Selling Party to remove any reference to “Cord Blood America”, “Cord Partners” or “CorCell” or a word or phrase confusingly similar thereto (or any variations, translations or combinations thereof or similar names) and (b) remove or obliterate the names “Cord Blood America”, “Cord Partners” and “CorCell” or a word or phrase confusingly similar thereto (or any variations, translations or combinations thereof or similar names) from all signs, purchase orders and acknowledgements, invoices, sales orders, labels, letterheads, shipping documents, advertising, stationary, business cards, checks, customer agreements and other items and materials of the Seller and otherwise, to the extent not conveyed to the Buyer and, immediately after the Closing Date, none of the Selling Parties shall use a name or internet uniform resource locator which includes the words “Cord Blood America” or “Cord Partners” or the word “CorCell,” or a word or phrase confusingly similar thereto (or any variations, translations or combinations thereof or similar names).

5.10             Public Disclosure. Except as may be required by the applicable rules and regulations of the Commission, the Buyer, on the one hand, and any Selling Party, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure regarding the terms of this Agreement and the transactions contemplated herein, and, except as may be required by applicable Law, neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld).

5.11                      Non-Solicit.

(a)               During the Restricted Period, the Seller (the “Restricted Party”), shall not, and shall cause its and their Affiliates not to, directly or indirectly, (i) solicit any Person who was a customer of the Business as of the Closing Date (a “Customer”), or cause or participate in any actions which could result in the solicitation of any Customer to end its relationship with the Buyer or to terminate or violate the terms of any contract such Person has with the Buyer, or (ii) solicit any lessor, lessee, vendor, supplier, customer, distributor or other Person to end its relationship with the Buyer or to terminate or violate the terms of any contract such Person has with the Buyer.

(b)               During the Restricted Period, the Restricted Party shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment or employ any person who is or was an employee or consultant (excluding professional advisors) of the Selling Parties as the Closing Date, or request, induce or advise any employee or consultant of the Buyer to leave the employ of, or otherwise stop providing services to, the Buyer, without the prior written consent of the Buyer; provided, that a general offer of employment to the public shall not be deemed prohibited hereunder as long as not specifically directed at any employees or consultants of the Buyer.

(c)               The nature and scope of the foregoing protection and the protections provided in Section 5.11 have been carefully considered by the Parties. The Parties agree and acknowledge that the duration, scope and geographic areas applicable to the provisions in this Section 5.11 and Section 5.3 are fair, reasonable and necessary and that adequate compensation has been received by the Restricted Party for such obligations. If, however, for any reason any court determines that any such restrictions are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 5.11 and Section 5.3 as will render such restrictions valid and enforceable. The Restricted Party acknowledges that it stands to gain significant benefits by virtue of the consummation of the transactions contemplated by this Agreement.

(d)               In the event of a breach or threatened breach of this Section 5.11 or Section 5.3, the Buyer shall be entitled, without the posting of a bond, to an injunction restraining, and an accounting of profits and benefits arising out of, such breach. Nothing herein contained shall be construed as prohibiting any Party from pursuing any other remedy available to it for such breach or threatened breach.

5.12             Monthly Financial Statements. During the period commencing on the date hereof and ending on the Closing Date, the Seller will deliver to the Buyer as promptly as practicable (and in any event within fifteen (15) days) after the end of each calendar month unaudited financial statements of the Seller that conform to the requirements of the Seller Financial Statements.

5.13             Access to Properties and Records.

(a)               Subject to compliance with applicable Law, during the period commencing on the date hereof and ending on the Closing Date, the Seller shall, and shall cause their representatives to, afford to the Buyer and its representatives (including any Financing Sources), reasonable access, during normal business hours, to all of the assets, properties, books, records (including Tax records), contracts, documents, employees, representatives and customers of the Seller. The Seller shall furnish or cause to be furnished to the Buyer such reasonable financial and operating data and other information about the Seller, its businesses as presently conducted, as conducted in the past and as presently proposed to be conducted in the future, and properties and assets that the Buyer and its representatives may request; provided, that the foregoing shall not require the Seller to provide any such access or disclose any information to the extent the provision of such access or such disclosure would contravene applicable Law. Subject to compliance with applicable Law, during the period commencing on the date hereof and ending on the Closing Date, the Seller shall confer from time to time as requested by the Buyer with one or more representatives of the Buyer to discuss any changes or developments in the operational matters of the Seller and the general status of the ongoing operations of the Seller.

(b)               After the Closing Date, the Seller shall, and shall cause each other Selling Party to, provide the Buyer and its representatives with access, subject to applicable Law, at reasonable times, on reasonable notice and during ordinary business hours, at the Seller’s or other Selling Party’s place of business, to such information related to the Seller or other Selling Party or the Acquired Assets in the Seller’s or other Selling Party’s possession or control as is reasonably necessary for financial reporting, human resources, contract administration, audit, regulatory compliance and accounting matters, the preparation and filing of any tax returns, reports or forms, or the defense of any Tax claim or assessment, and the Buyer and its representatives shall be permitted to make extracts from, or take copies of, any books, records or other documentation related to the Seller or the Acquired Assets as may be reasonably necessary for any such purposes.

5.14             Interim Covenants of the Seller. During the period commencing on the date hereof and ending on the Closing Date, the Seller shall, and shall cause each Selling Party to:

(a)               conduct the Business only in the ordinary course of business consistent with past practice of the Seller and in compliance with all Laws, including maintaining all licenses required for the operation of the Business and complying with all applicable healthcare and regulatory requirements applicable to the Business;

(b)               maintain its existence in good standing under Law and, except as required under this Agreement, preserve intact its present business organizations, lines of business, rights to retain its employees and its relationships with employees, customers, suppliers, distributors, contractors, licensors, licensees, lessors and other third parties having business dealings with the Seller or other Selling Party, in each case, consistent with the Seller’s or the other Selling Party’s past practice, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

(c)               (i) pay in full when due, all outstanding accounts payable (including outstanding invoices for services provided by third parties to the Seller or other Selling Party) as determined in accordance with GAAP and pay all other indebtedness when due, (ii) pay all of its Taxes when due, subject to good faith disputes over such Taxes through appropriate proceedings, (iii) timely file all Tax Returns required to be filed in a manner consistent with past practice except as otherwise required by Law and pay the expenses of preparation for such Tax Returns, (iv) pay or perform its other obligations when due, (v) use reasonable best efforts to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (vi) sell products and services consistent with past practice as to license, service and maintenance terms, and incentive programs, (vii) recognize revenue consistent with past practice and policies and in accordance with GAAP requirements, (viii) except as required under this Agreement or otherwise requested by the Buyer, use its best efforts to keep available the services of its present officers, employees and consultants, (ix) maintain its assets and properties in the same operating condition and repair, reasonable wear and tear excepted, and (x) prosecute and maintain all registrations and applications to register the Seller Intellectual Property, including paying any related fees when due;

(d)               assure that each of its contracts (other than contracts with the Buyer) entered into after the date hereof will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of the transactions contemplated by the Agreement, and shall give reasonable advance notice to the Buyer prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;

(e)               operate, maintain and repair its Leased Premises in substantially the same condition as the same exist on the date hereof (reasonable wear and tear excepted) and in accordance with the terms of the Lease;

(f)                perform in all respects its respective obligations under each Material Contract;

(g)               maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the Business (and, in any event, no lower than as in effect as of the date of this Agreement); and

(h)               pay any accrued bonuses and other employee compensation payable after the date hereof and before the Closing in the ordinary course of business consistent with past practice, except as set forth on Schedule 5.14.

5.15             Restrictions on Conduct of Business. Without limiting the generality or effect of the provisions of Section 5.14, during the period commencing on the date hereof and ending on the Closing Date, the Seller shall not, and shall cause each other Selling Party to not, authorize or permit the Seller or other Selling Party, as applicable, to, directly or indirectly, do, propose to any third party to do (other than proposals to the Buyer for the purpose of seeking consent), cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as requested by the Seller and reasonably consented to in writing by the Buyer):

(a)               adopt or propose any change to its articles of incorporation or other organizational documents;

(b)               merge or consolidate with any other Person or acquire a material amount of equity or assets of any other Person or effect any business combination, recapitalization or similar transaction;

(c)               sell, lease, license, transfer or dispose of or make any contract for the sale, lease, license, transfer or disposition of, or make subject to a security interest or any other Lien, any of its properties or assets;

(d)               [INTENTIONALLY OMITTED]

(e)               [INTENTIONALLY OMITTED];

(f)                enter into a new line of business;

(g)               incur any bank indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any commercial paper;

(h)               enter into any leases of real property;

(i)                 enter into any leases of equipment and machinery except in the ordinary course of business;

(j)                 enter into any contract which would be required to be listed on Schedule 1.1, Schedule 2.1, Schedule 2.2 or Schedule 3.7 had it been entered into prior to the date hereof or in which any Related Party has any beneficial interest, other than (i) a contract with the Buyer or (ii) a Xytex Assumed Contract on the form or forms set forth on Exhibit G hereto or on a form or forms reasonably acceptable to the Buyer entered into on or prior to the date of this Agreement;

(k)               amend or prematurely terminate, waive any material right or remedy under, or breach any obligation with respect to, any Material Contract;

(l)                 write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other receivable;

(m)             authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any membership interest or other ownership interest in the Seller or other Selling Party, as applicable;

(n)               [INTENTIONALLY OMITTED];

(o)               create, incur or assume any Liability, except in the ordinary course of business or any Liability relating to the closing of the transactions contemplated by this Agreement; or postpone or defer the creation, incurrence or assumption of any Liability that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;

(p)               [INTENTIONALLY OMITTED];

(q)               change any of its methods of accounting or accounting practices in any material respect, other than any such changes as may be required under GAAP or other generally accepted accounting principles applicable to the Seller;

(r)                [INTENTIONALLY OMITTED];

(s)                [INTENTIONALLY OMITTED];

(t)                 [INTENTIONALLY OMITTED];

(u)               make, authorize, or make any commitment with respect to, any single capital expenditure that is, individually, in excess of Five Thousand Dollars ($5,000) or is, together with other capital expenditures that the Seller or any other Selling Party, as applicable, has made, authorized or made a commitment with respect to, following the date of this Agreement, in excess of Fifteen Thousand Dollars ($15,000);

(v)               make any material change that could reasonably be expected to adversely affect the Business;

(w)             make, change or revoke any material Tax election or allow any material Tax election previously made to expire, file any amended Tax Return, adopt or change any Tax accounting method or Tax accounting period, enter into, cancel or modify any agreement with a taxing authority, settle any Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the any Selling Party or the Acquired Assets;

(x)               (i) enter into, amend, waive or terminate any contract pursuant to which any other party is granted, or that otherwise constrains or subjects any Selling Party or the Buyer any non-competition, “most-favored nation,” exclusive marketing or other exclusive rights of any type or scope or that otherwise restricts any Selling Party or, upon consummation of the transactions contemplated by this Agreement, the Buyer or any of its Affiliates from engaging or competing in any line of business, in any location or in any other manner; (ii) enter into or amend any contract with respect to joint ventures, partnerships or material strategic alliances; or (iii) other than in the ordinary course of business consistent with past practice, enter into or amend any contract with respect to future services requirements;

(y)               take any action, fail to take any action or enter into any agreement or understanding that causes any Selling Party to be in breach or violation of any of the representations or warranties made in this Agreement or commit a breach of or amend or terminate any Material Contract or any permit, license or other right; or

(z)               agree or commit, whether orally or in writing, to do any of the foregoing.

5.16             Notification of Certain Matters. The Seller shall, and shall cause each other Selling Party to, give prompt notice to the Buyer of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, to the Knowledge of the Seller, causes any representation or warranty of any Selling Party contained herein to be untrue or inaccurate in any material respect at or prior to the Closing; (b) any change, occurrence or event not in the ordinary course of business consistent with past practice; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or otherwise related to the Business; (d) any notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (e) any legal proceeding commenced or, to the Knowledge of the Seller, threatened against, relating to or involving or otherwise affecting the Business or that relates to the consummation of the transactions contemplated by this Agreement; (f) any breach of any covenant in this Agreement; or (g) any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be adverse to the Seller in any material respect or cause any of the conditions to closing set forth in Article 6 not to be satisfied. The delivery of any notice pursuant to this Section 5.16 shall not be deemed to (x) modify the representations or warranties hereunder of the Seller, (y) modify the conditions set forth in Article 6, or (z) limit or otherwise affect the remedies available hereunder to the Buyer.

5.17             Tax Matters.

(a)               Notwithstanding any provision herein to the contrary, all personal property, real property, ad valorem or other similar Taxes (excluding, for the avoidance of doubt, income Taxes and transfer Taxes) levied with respect to the Acquired Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between the Seller, on the one hand, and the Buyer, on the other hand, based on the relative number of days included in such period through and including the Closing Date and the number of days included in such period after the Closing Date, respectively. To the extent that any portion of such a pro-rated Tax is paid or required by Law to be paid by one Party hereto but required by the foregoing to be borne by another Party hereto, such other Party shall promptly pay or reimburse the Tax-paying Party for the proper portion of the Tax required to be so borne upon notice from the Tax-paying Party of the amount of such Tax required to be paid or reimbursed. Each Party shall timely and duly cause to be filed all Tax Returns and other documentation with respect to all Taxes subject to this Section 5.17 that are required by Law to be filed by such Party, and shall pay to the relevant taxing authority all such Taxes that are required to be paid by such Party (subject to such reimbursement as provided for herein).

(b)               Notwithstanding any provision herein to the contrary, all transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne by the Seller. Such transfer Taxes shall be paid by the Seller when due and the Seller shall, at their own expense, file all necessary tax returns and other documentation with respect to all such transfer Taxes. If required by applicable Law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such tax returns and other documentation.

5.18             Continued Existence of the Seller. The Seller shall not dissolve or liquidate until the later of (a) the date on which the Seller can be dissolved in accordance with Florida law, consistent with the Seller’s board of directors’ fiduciary duties and the Seller’s obligations under this Agreement and on which there are no pending or unresolved claims for indemnification under this Agreement or (b) the two (2) year anniversary of the Closing. Buyer acknowledges that Seller intends to wind-up the affairs of the Selling Parties and dissolve the Selling Parties promptly following the two (2) year anniversary of the Closing, subject to the foregoing subparagraph (a).

5.19             Preparation of Proxy Statement; Seller Shareholder Meeting.

(a)               The Seller shall exercise all commercially reasonable efforts necessary in accordance with this Agreement, the internal laws of the State of Florida, its articles of incorporation and its by-laws to secure the approval of this Agreement by the shareholders of the Seller (“Seller Shareholder Approval”). The Seller’s obligation to secure the Seller Shareholder Approval in accordance with this Section 5.19(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Seller of any Competing Proposal, including a Superior Proposal, or in the event that the Seller board of directors withholds, withdraws, amends or modifies its recommendation to the Seller shareholders in favor of the Seller Shareholder Approval. The Seller shall exercise commercially reasonable efforts to obtain the Seller Shareholder Approval.

(b)               (i) The Seller board of directors shall unanimously recommend that the Seller’s shareholders vote in favor of the approval and adoption of this Agreement; (ii) any information statement or other disclosure document distributed to the Seller’s shareholders in connection with this transaction shall include a statement to the effect that the Seller board of directors has unanimously recommended that the Seller’s shareholders vote in favor of the approval of the adoption of this Agreement; and (iii) neither the Seller board of directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to the Buyer, the unanimous recommendation of the Seller board of directors that the Seller shareholders vote in favor of the approval of and adoption of this Agreement. Notwithstanding the foregoing, prior to obtaining the Seller Shareholder Approval, the Seller board of directors may withhold, withdraw, amend or modify its recommendation to the Seller shareholders if (A) it receives an unsolicited written Superior Proposal and (B) it reasonably concludes in good faith (following the receipt of advice from outside counsel) that modification or withdrawal of its recommendation is required in order to comply with its fiduciary obligations to the Seller shareholders under the internal laws of the State of Florida.

(c)               As promptly as reasonably practicable following the date of this Agreement, but no later than fifteen (15) business days after the date hereof, the Seller shall prepare and cause to be filed with the Commission a proxy statement on Schedule 14A (any such proxy statement, in preliminary or definitive form, a “Proxy Statement”) in preliminary form. The Buyer and the Seller shall cooperate and consult with each other in connection with the preparation of the Proxy Statement. Without limiting the generality of the foregoing, the Buyer shall reasonably cooperate with the Seller to furnish all information concerning the Buyer to the Seller, as required under applicable Laws, for the Proxy Statement or in response to any Commission comment or request, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. the Seller shall not file the Proxy Statement, or any amendment or supplement thereto, without providing the Buyer a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Seller). The Seller shall promptly notify the Buyer upon the receipt of any comments from the Commission or any request from the Commission for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the Buyer with copies of all correspondence between it and its representatives, on one hand, and the Commission, on the other hand, and all written comments with respect to the Proxy Statement or received from the Commission and advise the Buyer of any oral comments with respect to the Proxy Statement received from the Commission. The Seller shall use its reasonable best efforts to resolve as promptly as practicable any comments from the Commission with respect to the Proxy Statement and cause the Proxy Statement in definitive form to be cleared by the Commission.

(d)               No later than two (2) business days after the date the Commission confirms it has no further comments to the Proxy Statement, the Seller shall, in accordance with its articles of organization and by-laws, establish a record date for, duly call and give notice of the convening of a special meeting of shareholders of the Seller to vote on approving this Agreement and the transactions contemplated hereby (together with any postponements or adjournments thereof, collectively, the “Seller Shareholder Meeting”). The Seller shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of the Seller entitled to vote at the Seller Shareholder Meeting and shall hold the Seller Shareholder Meeting as soon as practicable after the Proxy Statement has been cleared by the Commission, except as provided in Section 7.1(g). The Seller shall use reasonable best efforts to (i) soliciting from the shareholder of Seller proxies in favor of the adoption of this Agreement and the transactions contemplated hereby, and (ii) take all other actions reasonably necessary or advisable to secure the vote or consent of the shareholders of the Seller required by the applicable Laws to obtain such approval.

5.20             Competing Proposal.

(a)               From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to Article 7, the Seller will not, nor will it authorize or permit any of its officers, directors, Affiliates, shareholders or employees or any investment banker, attorney or other advisor or representative retained by it (all of the foregoing collectively being the “Seller Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Competing Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Competing Proposal, (iv) enter into any letter of intent or any other contract contemplating or otherwise relating to any Competing Proposal, or (v) submit any Competing Proposal to the vote of any security holders of the Seller; provided, that nothing contained herein to the contrary shall interfere with or otherwise prohibit the Selling Parties from complying with their obligations under applicable Law with respect to unsolicited tender or exchange offers for the securities of the Seller. The Seller will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Competing Proposal. If any Seller Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Seller is obligated pursuant to this Section 5.20 to cause such Seller Representative not to take, then the Seller shall be deemed for all purposes of this Agreement to have breached this Section 5.20.

(b)               The Seller shall immediately notify the Buyer orally and in writing after receipt by the Seller (or, to the Knowledge of the Seller, by any of the Seller Representatives), of (i) any Competing Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal, (iii) any other notice that any Person is considering making an Competing Proposal, or (iv) any request for nonpublic information relating to the Seller or for access to any of the properties, books or records of the Seller by any Person or Persons other than the Buyer. Such notice shall describe (1) the material terms and conditions of such Competing Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person making any such Competing Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Seller shall keep the Buyer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to the Buyer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Seller shall provide the Buyer with 48 hours prior notice of any meeting of its board of directors at which the board of directors is reasonably expected to discuss any Competing Proposal.

(c)               If at any time following the date of this Agreement and prior to the receipt of Seller Shareholder Approval (i) the Seller has received an unsolicited bona fide written Competing Proposal, (ii) the board of directors of the Seller determines in good faith, after consultation with its outside financial and legal advisors, that such Competing Proposal constitutes, or would reasonably be expect to lead to, a Superior Proposal and (iii) the board of directors of the Seller determines in good faith, after consultation with its outside legal advisors, that failure to take such action would breach the directors’ fiduciary duties under applicable Laws, then the Seller may (x) furnish non-public information to such third party that has made the bona fide written Competing Proposal and (y) engage in discussions or negotiations with such third party with respect to such bona fide Competing Proposal; provided, that (A) the Seller shall have not violated any of the restriction contained in Section 5.20(a) above, (B) prior to so furnishing such information the Seller receives from the third party an executed confidentiality agreement, which agreement shall not include any provision calling for any exclusive right to negotiate with such Person or having the purported effect of restricting the Seller from satisfying its obligations under this Agreement, and (C) any non-public information concerning the Seller or made available to the Buyer, be provided or made available to the Buyer at substantially the same time that such non-public information is provided to made available to such third party. Prior to taking of any actions referred to in this Section 5.20(c), the Seller shall notify the Buyer orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section, together with a copy of the Competing Proposal submitted by such third party.

(d)               The board of directors of the Seller shall not be entitled to accept a Superior Proposal as provided in Section 5.20(c) unless (i) the Seller has not breached this Section or Section 5.19 as it relates to such Superior Proposal, (ii) the Seller has provided written notice (a “Notice of Superior Proposal”) to the Buyer that the Seller intends to take such action, which notice includes a copy of the Superior Proposal that is the Basis of such action (including the identity of the third party making the Superior Proposal and any equity or debt financing materials related thereto, if any), (iii) during the five (5) business day period following the Buyer’s receipt of the Notice of Superior Proposal, the Seller shall, and shall cause its representatives to, negotiate with the Buyer in good faith (to the extent the Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iv) following the end of the five (5) business day period, the board of directors of the Seller shall have determined in good faith, after consultation with its outside financial and legal advisors, taking into account any changes to this Agreement proposed by the Buyer in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any amendment to the financial terms or other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Seller shall be required to comply again with the requirements of this Section 5.20.

5.21             Transaction Litigation. The Seller shall control, and the Seller shall give the Buyer the opportunity to participate in the defense of, any litigation brought by shareholders of the Seller or any other Person against the Seller and/or members of the board of directors of the Seller relating to the transactions contemplated by this Agreement (collectively, the “Transaction Litigation”); provided, that the Seller shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation, or consent to the same, without the prior written consent of the Buyer (not to be unreasonably withheld or delayed). In connection with an Transaction Litigation and the Seller’s performance of its obligations under this Section 5.21, the Parties shall enter into a customary common interest or joint defense agreement or implement such techniques as are reasonably required to preserve any attorney-client privilege or applicable legal privilege; provided, that the Seller shall not be required to provide information if doing so, in the opinion of the Seller’s legal counsel, would cause the loss of any attorney-client privilege or other applicable legal privilege; provided, further, that if any information is withheld pursuant to the foregoing proviso, the Seller shall inform the Buyer as to the general nature of what is being withheld, and the Parties shall use commercially reasonably efforts to enable the Seller to provide such information without causing the loss of any attorney-client or applicable legal privilege.

5.22             COBRA. The Seller acknowledges and agrees that the “Selling Group” (as such term is defined in Section 54.4980B-9, Q&A-3 of the Treasury Regulations) shall be solely liable, and that the Buyer shall have no obligation or Liability, for providing continuation coverage under and complying with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to any individual who prior to the Closing was covered under any Benefit Plan that constitutes a group health plan contributed to or maintained by the Selling Group and who will be a “M&A Qualified Beneficiary” (as such phrase is defined in Section 54.4980B- 9, Q&A-4 of the Treasury Regulations) in connection with the transactions contemplated by this Agreement. The Seller agrees to cause the Selling Group to provide continuing health benefit coverage as required under COBRA to all employees of the Seller who are M&A Qualified Beneficiaries with respect to the transactions contemplated in this Agreement as a result of such individual’s employment with the Seller.

5.23             Financing. Subject to the terms and conditions of this Agreement, the Buyer shall use its commercially reasonable efforts, and cause its controlled Affiliates to use commercially reasonable efforts, to take, or cause to be taken, all actions necessary or reasonably advisable to obtain the financing contemplated by the Second Amendment on or prior to the Closing Date, including satisfying, or causing to be satisfied (or obtaining the waiver of), on a timely basis all conditions to the closing of and funding under the Second Amendment applicable to the Buyer that are within its control. In the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the Second Amendment, (a) the Buyer shall promptly notify the Seller and (b) the Buyer shall use its commercially reasonable efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated hereby.

5.24             Cooperation With Financing. Upon the request of the Buyer, the Seller shall use, and shall cause each Selling Party to use, its reasonable efforts to provide, to the Buyer, at the Buyer’s sole cost and expense, such reasonable cooperation as is customary and reasonably requested by the Buyer in connection with the arrangement, syndication and consummation of the financing of the transactions contemplated by this Agreement, including: (a) to the extent requested by the Buyer and required under the Second Amendment, (i) obtain documents reasonably requested by the Buyer or the Financing Source relating to the repayment of the existing indebtedness of any Selling Party and the release of related liens and related guarantees, including customary payoff letters and (ii) provide all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering Laws, including the USA PATRIOT Act, relating to the Business, in each case, as reasonably requested by the Buyer; (b) assist in the preparation of definitive financing documents, including collateral documents and customary closing certificates as may be required by the Financing Source, or other customary documents as may be reasonably requested by the Buyer, and cooperate to facilitate the pledging of, granting of security interests in and obtaining perfection of any liens on, collateral in connection with the financing of the transactions contemplated by this Agreement, but in no event shall any of the foregoing be effective until as of or after the Closing; (c) cooperate with the Buyer, and take all corporate actions or other similar actions reasonably necessary to permit the consummation of the financing of the transactions contemplated by this Agreement, including customary resolutions, consents or approvals; (d) to assist the Buyer in obtaining legal opinions from local outside counsel as reasonably requested by the Buyer for financings similar to the financing of the transactions contemplated by this Agreement; and (e) (i) permit the prospective lenders involved in the financing of the transactions contemplated by this Agreement to evaluate the current assets of the Business for the purpose of establishing collateral arrangements or (ii) permit representatives of the prospective lenders to conduct commercial field examinations, inventory and intellectual property appraisals and make audits and appraisals delivered for the purposes of any credit facility available to the Buyer for purposes of the financing of the transactions contemplated by this Agreement. In no event shall any Selling Party be required to bear any cost or expense, pay any commitment or other fee, enter into any definitive agreement, incur any other Liability, make any other payment or agree to provide any indemnity in connection with the financing of the transactions contemplated by this Agreement or any of the foregoing prior to the Closing, nor shall any Selling Party be required to execute any agreements, certificates or documents prior to the consummation of the Closing unless such agreements, certificates or documents shall only be effective upon the consummation of the Closing. In addition, nothing in this Section 5.24 shall require any action that would require the Selling Parties or any of their Affiliates to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses, or incur any liability or give any indemnities or otherwise commit to take any similar action, unreasonably interfere with the ongoing business or operations of the Selling Parties, result in any officer or director of the Selling Parties incurring any personal liability with respect to any matters relating to the financing, require Selling Parties to enter into any financing or purchase agreement for the financing, conflict with or violate any Selling Party’s organizational documents or any applicable Laws or result in, prior to the Closing, the contravention of, or that would reasonably be expected to result in, prior to the Closing, a violation or breach of, or default under, any contract to which any Selling Party is a party. The Buyer shall promptly, upon request by any Selling Party, reimburse such Selling Party for all reasonable out-of-pocket costs and expenses incurred by any Selling Party or any of their respective representatives in connection with the financing of the transactions contemplated by this Agreement, including the cooperation of the Selling Parties or any of their respective Representatives contemplated by this Section 5.24 and the compliance by the Selling Parties or any of their respective representatives with its obligations under this Section 5.24, and shall indemnify and hold harmless each Selling Party and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the financing of the transactions contemplated by this Agreement and any information used in connection therewith, including compliance by any selling Party or any of their respective representatives with its obligations under this Section 5.24.

5.25             Payment of Liabilities. Following the date hereof, the Seller shall, and shall have caused each other Selling Party to, pay or discharge in full all Liabilities of each Selling Party in accordance with their terms and consistent with past practice, other than any Liability subject to a bona fide dispute as determined in the reasonable judgment of the Seller, which Liability shall be paid or discharged in full in accordance with its terms upon resolution of such dispute.

5.26             Payment of Cryogenic Move Expenses. The Buyer shall pay the costs of and bear the risks associated with the physical removal of the Acquired Assets located at the Xytex Facility and the Leased Premises, together with the costs and risks associated with the shipping and transfer of such Acquired Assets to the Buyer’s offices at Los Angeles, California, or another location chosen by the Buyer. In addition, the Seller shall, and shall have caused each other Selling Party to, at the request of the Buyer, take such actions as are consistent with the terms of the Transition Services Agreement such that the Acquired Assets may be removed from the Xytex Facility and Leased Premises and shipped and transferred to the Buyer’s offices at Los Angeles, California, or another location chosen by the Buyer during the term of the Transition Services Agreement, at the Buyer’s sole cost and expense as set forth above.

5.27             Notice to Counterparties.

(a)               Promptly following the date of this Agreement, the Seller shall, and shall have caused each other Selling Party to, together with the Buyer, send joint notices, on a form reasonably acceptable to the Seller and the Buyer (a “Transfer Notice”), to any counterparty of an Assumed Contract, notifying such counterparty of the Seller’s and the Buyer’s intent to relocate such counterparty’s cord blood, cord tissue or isocell units to the Buyer’s offices at Los Angeles, California or another location chosen by the Buyer on or after the Closing Date. In addition, the Seller shall, and shall have caused each other Selling Party to, at the Closing, pay any outstanding fees or any other amounts owed and payable to Xytex.

(b)               Within three (3) business days of the Closing, Seller shall, and shall have caused each other Selling Party to, together with the Buyer, send joint written notice in the form agreed to by Seller and Buyer as of the date hereof to such Assumed Contract counterparties previously identified by Seller to Buyer.

5.28             Processing of Cord Blood, Cord Tissue and IsoCell Units by the Buyer. Following the date of this Agreement, and until the Closing, the Seller and the Buyer agree that the Seller shall, and shall have caused each other Selling Party to, send any cord blood, cord tissue or isocell units of its customers collected on or after the date of this Agreement, to the Buyer at its facilities for processing on substantially the same terms and conditions, including price, set forth in the Xytex Agreements pursuant to a Stem Cell Processing Agreement in the form set forth in the attached Exhibit H (“Processing Agreement”). The Buyer agrees to accept custody of such cord blood, cord tissue or isocell units on behalf of any Selling Party’s customers and to store such units on behalf of the applicable Selling Party pursuant to the terms of such Processing Agreement.

5.29             Storage of Certain Excluded Assets. After the Closing, until the earlier of (a) the two (2)-year anniversary of the Closing Date or (b) the date on which the applicable counterparty listed on Schedule 2.2 either (i) terminates his or her agreement or agreements with the applicable Selling Party for the storage of cord blood, cord tissue or isocell units or (ii) enters into a new agreement with the Buyer for the storage of cord blood, cord tissue or isocell units previously stored by a Selling Party, the Buyer shall store on behalf of the Selling Parties, without charge, the cord blood, cord tissue or isocell units of the counterparties listed on Schedule 2.2. After the expiration of the term of the Transition Services Agreement, Buyer shall also provide medical director, quality control and quality assurance services and functions in the ordinary course of business with respect to the storage of cord blood, cord tissue or isocell units with any counterparty listed on Schedule 2.2 at no charge to the Selling Parties, and the Selling Parties shall not be required to retain their own medical director or quality and regulatory affairs manager; provided, that the Selling Parties shall be required to retain their own medical director or quality and regulatory affairs manager as may be required outside the ordinary course of business or with respect to any litigation affecting the counterparties listed on Schedule 2.2. For the avoidance of doubt, prior to the Survival Date, the Buyer shall not assume any documents or obligations resulting from or entered into in connection with any Selling Party’s business relationship for the storage of cord blood, cord tissue or isocell units with any counterparty listed on Schedule 2.2. Prior to the Survival Date, the Seller shall, and shall cause each Selling Party to, use its commercially reasonable efforts to cause all counterparties listed on Schedule 2.2 to enter into new agreements with the Buyer in terms acceptable to the Buyer for the storage of cord blood, cord tissue or isocell units previously stored by a Selling Party. On the Survival Date, Seller shall transfer to Buyer all right, title and interest, and Buyer shall assume all obligations, with respect to any contracts with the customers listed on Schedule 2.2 for no additional consideration. Buyer will execute such documents that may be required in the reasonable determination of the Seller to effectuate such transfer.

5.30             Update to Schedule 1.1. At the Closing, the Seller shall, and shall cause each other Selling Party to, deliver to the Buyer a current Schedule 1.1 reflecting the addition of any Xytex Assumed Contract entered into after the date of this Agreement and any Assumed Contract pertaining to the storage of cord blood, cord tissue and isocell units stored processed and stored as the Buyer’s facilities on behalf of a Selling Party.

6.	CONDITIONS TO OBLIGATION TO CLOSE.

6.1                Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions contemplated hereby is subject to satisfaction of the following conditions:

(a)               Representations and Warranties. Each of the representations and warranties set forth in Article 3 above shall be true and correct in all material respects (except that the Fundamental Representations and Warranties and representations and warranties which are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of the date hereof and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been true and correct as of such date).

(b)               Performance by the Seller. The Seller shall, and shall have caused each other Selling Party to, have performed and complied with all of its covenants, agreements and obligations hereunder through the Closing.

(c)               Consents. The Seller shall, and shall have caused each other Selling Party to, have obtained all authorizations, consents, waivers, approvals, licenses and other action required in connection with the execution, delivery and performance of this Agreement by each Selling Party and the consummation by each Selling Party of the transactions contemplated by this Agreement in order for (i) during the term of the Transition Services Agreement, the Seller, or the applicable other Selling Party, and (ii) after the expiration of the term of the Transition Services Agreement, the Buyer, in each case, to operate the Business in the same manner as operated by the Selling Parties immediately prior to the Closing Date, consistent with past practice, which shall include the authorizations, consents, waivers, approvals, licenses and other actions listed on Schedule 6.1(c). Without limiting the generality of the foregoing, the Buyer shall have received all such requisite consents and approvals to assume, acquire and have the benefit of at least ninety-seven percent (97%) of the Assumed Contracts.

(d)               No Prohibition; Pending Actions. (i) No Law or final, non-appealable order that prohibits the Buyer from consummating all or any of the transactions contemplated hereby shall be in effect as of the Closing; and (ii) there shall not be pending or threatened in writing any action or proceeding by any Person or Governmental Authority challenging, or seeking damages in connection with, the transactions contemplated herein or seeking to materially restrain, prohibit or limit the exercise of full rights of ownership or operation by the Buyer of all or any material portion of the Seller.

(e)               No Material Adverse Effect. Since the date hereof, there shall have been no Material Adverse Effect on the Seller, the Business or the Acquired Assets.

(f)                Delivery of Closing Documents. The Seller shall have delivered to the Buyer each of the items listed in Section 2.8(a) at or before the Closing.

(g)               Shareholder Consent. The Seller shall have received the Seller Shareholder Approval of this Agreement and the transactions contemplated hereby at the Seller Shareholder Meeting.

(h)               Delivery of Lessor Consent. The Seller shall have received from Lessor and delivered to the Buyer, a consent approving the deemed assignment of the Lease as a result of the transactions contemplated herein in form and substance reasonably acceptable to the Buyer.

The Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

6.2                Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)               Representations and Warranties. Each of the representations and warranties set forth in Article 4 above shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been true and correct as of such date).

(b)               Performance by the Buyer. The Buyer shall have performed and complied in all material respects with all of its covenants hereunder through the Closing.

(c)               Shareholder Consent. The Seller shall have received the Seller Shareholder Approval of this Agreement and the transactions contemplated hereby at the Seller Shareholder Meeting.

(d)               Delivery of Closing Documents. The Buyer shall have delivered to the Seller each of the items listed in Section 2.8(b) at or before the Closing.

The Seller may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

7.	TERMINATION.

7.1                Termination. Without limiting the rights of the Parties under Section 9.12 hereof, this Agreement may, by notice given to the other Parties on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned at any time prior to the Closing Date:

(a)               by the Seller if (i) there has been a breach of any representation, warranty or covenant or agreement of the Buyer contained in this Agreement that would, individually or in the aggregate, result in the failure of a condition set forth in Section 6.2 on any date prior to the Closing Date (it being understood that, for purposes of this Section 7.1(a), such date prior to the Closing Date shall be substituted for the Closing Date in determining whether the conditions contained in Section 6.2 have been satisfied) and (ii) such breach has not been cured within twenty (20) days after the Buyer’s receipt of written notice thereof from the Seller stating the Seller’s intention to terminate this Agreement pursuant to this Section 7.1(a), it being understood that the Seller may not terminate this Agreement pursuant to this Section 7.1(a) if such breach by the Buyer has been so cured prior to the end of such notice period) or is incapable of being cured prior to the end of such notice period;

(b)               by the Buyer if (i) there has been a breach of any representation, warranty or covenant or agreement of the Seller contained in this Agreement that would, individually or in the aggregate, result in the failure of a condition set forth in Section 6.1 on any date prior to the Closing Date (it being understood that, for purposes of this Section 7.1(b), such date prior to the Closing Date shall be substituted for the Closing Date in determining whether the conditions contained in Section 6.1 have been satisfied) and (ii) such breach has not been cured within twenty (20) days after the Seller’s receipt of written notice thereof from the Buyer stating the Buyer’s intention to terminate this Agreement pursuant to this Section 7.1(b), it being understood that the Buyer may not terminate this Agreement pursuant to this Section 7.1(b) if such breach by the Seller has been so cured prior to the end of such notice period) or is incapable of being cured prior to the end of such notice period;

(c)               by mutual written agreement of the Seller and the Buyer;

(d)               by either the Seller or the Buyer if the Closing shall not have occurred on or before the date that is six (6) months after the date hereof (the “End Date”); provided, that the Party seeking to terminate this Agreement shall not seek termination because of its (and in the case of the Seller’s) breach or violation of any representation, warranty or covenant contained herein having caused or resulted in the failure of the Closing to occur by the End Date;

(e)               by the Buyer if there shall have occurred since the date hereof an effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Seller;

(f)                by the Seller, on the one hand, or by the Buyer, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect prohibiting the consummation of the transactions contemplated by this Agreement; or if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority which would make the consummation of the transactions illegal; provided, that the Party seeking to terminate this Agreement pursuant to this clause shall not have initiated such proceeding or taken any action in support of such proceeding;

(g)               by the Seller, at any time prior to receipt of the Seller Shareholder Approval, if the board of directors of the Seller determines to enter into a written alternative agreement with respect to a Superior Proposal, but only if the Seller shall have complied in all respects with its obligations under Section 5.19 and Section 5.20 with respect to such Superior Proposal and is otherwise permitted to terminate this Agreement and accept such Superior Proposal pursuant to Section 5.20; provided, that any purported termination of this Agreement pursuant to this Section 7.1(g) shall be null and void if the Seller does not, prior to or concurrently with the termination of this Agreement, pay the Seller the Superior Proposal Termination Fee (as defined below);

(h)               automatically if, at least ten (10) business days prior to the End Date, the Seller does not obtain the Seller Shareholder Approval; or

(i)                 by the Buyer, if at any time at or prior to the Closing, the Buyer is unable to complete the financing of the transactions as contemplated by this Agreement and on the terms and conditions provided for in the Second Amendment.

7.2                Termination Fees; Effect of Termination.

(a)               If this Agreement is terminated by the Seller pursuant to Section 7.1(g), the Seller shall pay a termination fee to the Buyer, in immediately available funds, equal to an amount of One Million Six Hundred Thousand Dollars ($1,600,000) (the “Superior Proposal Termination Fee”).

(b)               If this Agreement is terminated by the Seller pursuant to Section 7.1(a) (other than due to the Buyer being unable to complete the financing of the transactions as contemplated by this Agreement, including its good faith compliance with its obligations pursuant to Section 5.24, and on the terms and conditions provided for in the Second Amendment), and all the conditions set forth in Section 6.1 have been met, the Buyer shall pay to the Seller, in immediately available funds, liquidated damages of Eight Hundred Thousand Dollars ($800,000).

(c)               If this Agreement is terminated by the Buyer pursuant to Section 7.1(b), the Seller shall pay to the Buyer, in immediately available funds, liquidated damages of Eight Hundred Thousand Dollars ($800,000).

(d)               If this Agreement is terminated by the Buyer pursuant to Section 7.1(e), the Seller shall pay to the Buyer, in immediately available funds, all fees and expenses reasonably incurred by the Buyer in connection with the transactions contemplated by this Agreement, in an amount not to exceed Four Hundred Thousand Dollars ($400,000).

(e)               If this Agreement is terminated by the Buyer pursuant to Section 7.1(i) and all the conditions set forth in Section 6.1 have been satisfied, the Buyer shall pay to the Seller, in immediately available funds, all fees and expenses reasonably incurred by the Seller in connection with the transactions contemplated by this Agreement, in an amount not to exceed Four Hundred Thousand Dollars ($400,000).

(f)                If this Agreement is terminated automatically pursuant to Section 7.1(h), the Seller shall reimburse and pay to the Buyer, in immediately available funds, all fees and expenses reasonably incurred by the Buyer in connection with the transactions contemplated by this Agreement, in an amount not to exceed Four Hundred Thousand Dollars ($400,000).

(g)               In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be null and void and the transactions contemplated hereby and the Closing shall be abandoned, except that (i) the provisions of Section 5.4 (Confidential Information), Section 5.10 (Public Disclosure), this Article 7, Article 8 and Article 9 shall remain in full force and effect and survive any termination of this Agreement; and (ii) nothing in this Section 7.2(g) shall be deemed to release any Party for any breach of this Agreement prior to its termination or preclude the remedy of specific performance for any other Party to enforce the breaching Party’s obligations under this Agreement; provided, that upon payment of the applicable fee set forth in this Section 7.2, no Party, including any its officers, directors, shareholders, employees, Affiliates, financing sources or Financing Source Related Parties, shall have any further Liability with respect to this Agreement or the transactions contemplated hereby to any other Party or Person (whether at law, in equity, in contract, in tort or otherwise), and none of the Parties nor any other Person shall have any claim or recourse against any other Party or Financing Source Related Party with respect to any representation, warranty, covenant or agreement of the Parties, as applicable, that gave rise to such right of termination pursuant to Section 7.1 and right to receive a termination fee pursuant to this Section 7.2. Receipt of any termination fee pursuant to this Section 7.2 shall constitute the sole and exclusive remedy of the Party entitled to receive such termination fee, and in no event shall any Party be entitled to an injunction to prevent or remedy any breach of this Agreement, to enforce specifically the terms and provisions of this Agreement, or to seek or recover damages in excess of such termination fee.

(h)               The Parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated hereby, and that without these agreements, the Parties would not enter into this Agreement; accordingly, if either Party fails to timely pay any amount due pursuant to this Section 7.2, and, in order to obtain the payment, the non-breaching Party commences a suit which results in a judgment against the breaching Party for the payment set forth in this Section 7.2, the breaching Party shall pay the non-breaching Party the reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred by such Party in connection with such suit, together with interest on such amount at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date such payment was actually received.

8.	INDEMNIFICATION.

8.1                Survival. The representations and warranties of the Seller, and other rights of the Buyer Indemnified Parties (defined below) to claim indemnification pursuant to this Article 8, contained herein or in any document or other instrument required to be delivered hereunder shall survive the Closing and continue in full force and effect until the twenty-four (24) month anniversary of the Closing Date (the “Survival Date”). The termination of any such representation or warranty of the Seller, or other right of the Buyer Indemnified Parties (defined below) to claim indemnification pursuant to this Article 8, however, shall not affect any claim for breaches of representations or warranties or indemnification pursuant to this Article 8 if written notice thereof is submitted to the breaching party or parties prior to the Survival Date. The party making a claim under this Article 8 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Party.”

8.2                Indemnity by the Seller. Subject to the limitations set forth in Section 8.5, the Seller shall protect, defend, indemnify and hold harmless the Buyer and its directors, officers and Affiliates (collectively, the “Buyer Indemnified Parties”) with respect to all Losses related to or arising from any of the following:

(a)               the inaccuracy of any representation or warranty made by the Seller herein, or resulting from any misrepresentation, breach or non-performance of any agreement or covenant of the Seller contained herein or in any agreement or instrument required to be entered into in connection herewith or from any misrepresentation in any schedule, document, certificate or other instrument required to be furnished by the Seller hereunder;

(b)               any Excluded Asset or Excluded Liability;

(c)               any claims of third parties which relate to the acts or omissions of any Selling Party, its members, officers, employees or agents prior to the Closing, including any action or proceeding by shareholders of the Seller relating to the transactions contemplated by this Agreement;

(d)               any Liabilities for Taxes (i) of any Selling Party for any taxable period, including any state or local Taxes that may be assessed upon any Selling Party following the Closing Date, (ii) in connection with or arising out of the ownership of the Acquired Assets, the Assumed Liabilities, or the operation of the Business, in each case, on or prior to the Closing Date, (iii) resulting from the transactions contemplated by this Agreement, including any transfer Taxes described in Section 5.17(b), (iv) relating to the Excluded Assets or Excluded Liabilities for any taxable period or (v) imposed on the Buyer or any of its Affiliates by reason of any Selling Party failing to discharge its primary Liability for Taxes or by reason of transferee or successor liability arising in respect of a transaction, event or status occurring or existing on or prior to the Closing Date, all notwithstanding the Disclosure made in Schedule 3.15;

(e)               accuracy of client records with respect to attrition rate, bad debt and annual renewal dates of Assumed Contracts which have not been prepaid;

(f)                any Liability set forth on Schedule 8.2(f);

(g)               any Liability in connection with or arising out of an Excluded Subsidiary;

(h)               any Liability in connection with or arising out of the Lease;

(i)                 any Liability set forth on Schedule 2.4; and

(j)                 any Liability arising as a direct result of the failure to comply by any Selling Party with customary industry standards in the, collection, processing, testing, documenting, or storing of cord blood, cord tissue or isocell units, including without limitations the units set forth on Schedule 3.18.

8.3                Indemnity by the Buyer. Subject to the limitations set forth in Section 8.5, the Buyer shall protect, defend, indemnify and hold harmless the Seller and its members, managers, directors, officers and Affiliates (collectively, the “Seller Indemnified Parties”) pursuant to the terms of this Agreement in respect of all Losses from any of the following:

(a)               the inaccuracy of any representation or warranty made by the Buyer herein, or resulting from any misrepresentation, breach or non-performance of any agreement or covenant of the Buyer contained herein or in any agreement or instrument required to be entered into in connection herewith or from any misrepresentation in any schedule, document, certificate or other instrument required to be furnished by the Buyer hereunder; and

(b)               any Assumed Liability.

8.4                Right of Setoff. Notwithstanding any other provisions of this Agreement, the Buyer shall have the right to setoff any obligations of the Seller to the Buyer pursuant to the Indemnity provisions of this Agreement against the portion of the Purchase Price otherwise payable to the Seller under Section 2.5(b) and Section 2.5(c); provided that nothing contained herein limits Buyer’s obligations under the penultimate sentence of Section 5.29. Prior to exercising any right of set-off, the Buyer shall furnish written notice to the Seller describing in detail the amount of and the Basis for the indemnity and the set-off (the “Set-off Claim”). If the Seller has any dispute with the Set-off Claim, it shall deliver to the Buyer written notice within ten (10) business days of receipt of the Set-off Claim a description in reasonable detail of the nature of the dispute (the “Set-off Claim Dispute Notice”). Within ten (10) business days of the receipt of the Set-off Claim Dispute Notice, the Seller and the Buyer shall meet at a mutually agreeable time and place and attempt in good faith to resolve the Set-off Claim.

8.5                Certain Limitations.

(a)               Other than in the case of (i) fraud or willful breach or (ii) any inaccuracy of any of the Fundamental Representations and Warranties, the Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.2(a) or Section 8.3(a), unless and until the aggregate amount of the indemnification obligations exceeds One Hundred Thousand Dollars ($100,000) (the “Basket”), in which event the Indemnifying Party shall then be required to pay or be liable for all Losses in excess of $100,000. Any adjustments to the Purchase Price made pursuant to Section 2.5(b) or Section 2.5(c) shall not be subject to or count towards the Basket.

(b)               Other than in the case of (i) fraud or willful breach or (ii) any inaccuracy of any Fundamental Representations and Warranties, the Seller shall not be obligated to indemnify the Buyer Indemnified Parties under Section 8.2(a) in an aggregate amount in excess of two-thirds of the Escrow Payment.

(c)               Other than in the case of fraud or willful breach, the Seller shall not be obligated to indemnify the Buyer Indemnified Parties under Section 8.2(a), solely with respect to the Fundamental Representations and Warranties, or under Section 8.2(b)–(g), inclusive, in an aggregate amount in excess of the Escrow Payment.

(d)               Other than in the case of fraud or willful breach, the Buyer shall not be obligated to indemnify the Seller Indemnified Parties or the Seller be obligated to indemnify the Seller Indemnified Parties in an aggregate amount in excess of the Escrow Payment.

(e)               Payments with respect to any Loss shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.

(f)                For the sole purpose of determining the amount of any damages with respect to any breach of any representation, warranty or covenant by the Seller for purposes of indemnification under this Article 8 (and not for determining whether or not any breaches of representations, warranties or covenants have occurred), any qualification or limitation of a representation, warranty or covenant by reference to materiality of matters stated therein or as to matters having or not having “Material Adverse Effect,” “materiality” or words of similar effect, shall be disregarded.

8.6                Indemnification Procedures.

(a)               Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to make timely delivery of a claim notice shall not relieve the Indemnifying Party from any Liability under this Article 8 with respect to such matter, except to the extent the Indemnifying Party is actually materially prejudiced by failure to give such claim notice. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Buyer shall have the sole right to direct and conduct the defense of any Third Party Claim; provided, that the Buyer shall provide the applicable Selling Party the opportunity to participate, at such Selling Party’s expense, but not direct or conduct, any defense of such claim, except that the Buyer may withhold from such Selling Party such communications with its legal counsel to the extent that legal counsel to the Buyer advises that providing such communication would result in the loss of any attorney-client privilege or right under the work-product doctrine of the Buyer in respect of such claim, after giving due consideration to any “community of interest” or similar privilege. Such Selling Party’s participation will be subject to the Buyer’s right to control such defense and the provisions of this Section 8.6(a). The Buyer will have the right, in its sole discretion, to settle any Third Party Claim, but if the settlement is without the written consent of the applicable Selling Party, the settlement will not be determinative, in and of itself, of the existence or amount of Losses relating to such matter or whether any Indemnified Party is entitled to indemnification for such Losses pursuant to the terms of this Agreement. If the applicable Selling Party consents to any such settlement of a Third-Party Claim, which consent shall be deemed to have been given unless such Selling Party shall have failed to respond indicating that such Selling Party does not consent to such settlement, within ten (10) business days after a written request for such consent by the Buyer, no such Selling Party or any other Person who has a beneficial interest in the Escrow Payment will have any power or authority to object to the amount or validity of any claim by or on behalf of any Indemnified Person for indemnification with respect to such settlement.

(b)               Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim,” and together with Third Party Claims, “Claims”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to make timely delivery of a claim notice shall not relieve the Indemnifying Party from any Liability under this Article 8 with respect to such matter, except to the extent the Indemnifying Party is actually materially prejudiced by failure to give such claim notice. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(c)               Payment. The Indemnifying Party shall pay all amounts payable pursuant to this Article 8, (i) if the Indemnifying Party is the Seller, by the release of funds from the Escrow Payment being held pursuant to the Escrow Agreement and (ii) the Indemnifying Party is the Buyer, then by wire transfer of immediately available funds, and in either case of subsection (i) or (ii) above, promptly following receipt from an Indemnified Party of the claim notice, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party within ten (10) days of receipt of the claim notice. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than thirty (30) days following any final determination of such Loss and the Indemnifying Party’s Liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto. If a Claim is to be paid from the funds held pursuant to the Escrow Agreement, the Buyer and the Seller shall promptly deliver joint written instructions to the Escrow Agent (in the form set forth in the Escrow Agreement) directing the Escrow Agent to release to the applicable Buyer an amount equal to the amount of the Claim.

8.7                Exclusive Remedies. The Parties acknowledge and agree that, except in the case of fraud or willful breach, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 8.

9.	MISCELLANEOUS.

9.1                No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, with respect to the Financing Source, the provisions of Section 7.2(g), Section 9.1, Section 9.3, Section 9.6, Section 9.7 and Section 9.12 (and the related defined terms contained in the foregoing provisions), each of which shall expressly inure to the benefit of the Financing Source and which the Financing Source shall be entitled to rely on and enforce the provisions of as they relate to the Financing Source.

9.2                Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

9.3                Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its qualified subsidiaries or its parent or associated companies, (b) designate one or more of its qualified subsidiaries to perform its obligations hereunder or (c) may, from and after the Closing, assign in whole or in part, this Agreement or any or all of its rights and obligations hereunder to one or more of its Affiliates or for collateral security purposes to any lender or Financing Sources; provided, further, that no such assignment shall relieve such party of any of its obligations under this Agreement.

9.4                Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.5                Notices. All notices, requests, demands, claims, and other communications pursuant to the Transaction Documents will be in writing. Any notice, request, demand, claim, or other communication pursuant to the Transaction Documents shall be deemed duly given (a) upon confirmation of facsimile, (b) one (1) business day following the date sent when sent by overnight delivery and (c) five (5) business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to the Seller:

Cord Blood America, Inc.

Attn: David Sandberg

1857 Helm Drive

Las Vegas, NV 89119

Tel: (702) 914-7250

Fax: (702) 914-7251

With a simultaneous copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn: Kenneth A. Schlesinger, Esq.

Tel: (212) 451-2200

Fax: (212) 451-2222

If to the Buyer:

California Cryobank Stem Cell Services, LLC

Attn: Richard D. Jennings

11915 La Grange Avenue

Los Angeles, CA 90025

Fax: (888) 317-4709

Tel: (310) 496-5693

With a simultaneous copy (which shall not constitute notice) to:

Morrison & Foerster LLP

12531 High Bluff Drive

Suite 100

San Diego, CA 92130-2040

Attn: Jay de Groot

Fax: (858) 523-2821

Tel: (858) 720-5180

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.6                Governing Law; Forum.

(a)               This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Each Party hereby irrevocably submits to the exclusive jurisdiction of the Federal District Court of the State of California located in Los Angeles, California and appellate courts thereof over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts, subject to the requirements contained in this Section that the parties submit disputes to binding arbitration. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

(b)               The Parties further agree that jurisdiction and venue in any suit, action or proceeding brought by any party against any Financing Source Related Party relating to or arising out of this Agreement, the financing contemplated by the Second Amendment, or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto shall properly and exclusively lie in any Federal or state court located in New York County, City of New York, New York. By execution and delivery of this Agreement, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such suit, action or proceeding. The Parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that any such court is an improper or inconvenient forum for the resolution of such suit, action or proceeding.

9.7                Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No amendment to or waiver of any provision of this Agreement to which any Financing Source Related Party is a third-party beneficiary will be effective against any Financing Source Related Party without the prior written consent of the Financing Source.

9.8                Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.9                Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with the Transaction Documents and the transactions contemplated hereby.

9.10             Construction. When a reference is made herein to Articles, Sections, Subsections, Exhibits or Schedules, such reference shall be to an Article, Section or Subsection of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of “or” is not intended to be exclusive unless expressly indicated otherwise; provided, that the use of “or” preceded by the word “either” is intended to be exclusive. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “delivered to,” “made available to” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to has been provided to the party to whom such information or material is to be provided or delivered. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender, (b) words using the singular or plural form also include the plural or singular form, respectively, and (c) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to a Person are also to its permitted successors and assigns. All references to “days” shall be to calendar days in California unless otherwise indicated as a “business day.” The terms “U.S.” and “United States” shall refer to the United States of America. References to the Seller shall mean the Seller and its subsidiaries except as otherwise indicated herein.

9.11             Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.12             Specific Performance.

(a)               Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of the Transaction Documents are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of the Transaction Documents and to enforce specifically the Transaction Documents and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

(b)               Notwithstanding the right of the Selling Parties to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief described in Section 9.12(a) above, no such right may be enforced to cause the Closing to be consummated or the financing to be funded in order to finance the Closing (whether under this Agreement or the Second Amendment), unless:

(i)                 all conditions in Section 6.1 have been satisfied at the time when the Closing would have occurred;

(ii)              the Buyer is required to complete the Closing pursuant to Section 6.1;

(iii)            the financing has been funded or the lenders party to the Credit Agreement have confirmed in a written notice delivered to the Buyer that all conditions to the funding of the financing have been satisfied and the financing will be funded at the Closing; and

(iv)             the Selling Parties have irrevocably confirmed in a written notice delivered to the Buyer that if specific performance under this Section 9.12(b) is granted and the financing is funded, then the Closing will occur.

(c)               To the extent any Party brings any action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to this Section 9.12, each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement. Any Party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)               Notwithstanding anything to the contrary in this Agreement, none of the Seller and its equityholders, partners, members, Affiliates, directors, officers, employees, controlling persons, and agents shall have any rights or claims against any Financing Source Related Party in connection with this Agreement, the financing contemplated by the Second Amendment, or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. In addition, in no event shall any Financing Source Related Party have any liability or obligation to the Seller or any of its equityholders, partners, members, Affiliates, directors, officers, employees, controlling persons, or agents relating to or arising out of this Agreement, the financing contemplated by the Second Amendment, or the transactions contemplated hereby or thereby.

9.13             Separate Legal Counsel. Each of the parties acknowledges that it has been represented by separate legal counsel in connection with this Agreement and the Transactions contemplated hereby. Each of the parties has read and understands this Agreement and has signed and delivered this Agreement with the intent to be legally bound

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER:	CALIFORNIA CRYOBANK STEM CELL SERVICES, LLC

By: /s/ Richard D. Jennings Name: Richard D. Jennings Title: President

SELLER:	CORD BLOOD AMERICA, INC.

By: /s/ David Sandberg Name: David Sandberg Title: Chairman of the Board

By: /s/ Anthony Snow Name: Anthony Snow Title: President

Annex B

FAIRNESSS OPINION

CREO | Montminy & Co.

February 6, 2018

Cord Blood America, Inc.
c/o Board of Directors
1857 Helm Drive
Las Vegas, NV 89119

Ladies and Gentlemen:

By letter dated September 28, 2017, CREO | Montminy & Co., LLC has been retained as an independent financial advisor to render a fairness opinion (the “Opinion”) to the Board of Directors of Cord Blood America, Inc. (“CBAI” or the “Company”) on the possible sale of the Company to California Cryobank Stem Cell Services, LLC (“CCSCS”). We understand that CBAI will potentially enter into that certain draft Asset Purchase Agreement (the “APA”), dated February 6, 2018, with CCSCS, pursuant to which, subject to the terms and conditions of the APA, CCSCS will acquire in a transaction (the “Transaction”) all of CBAI’s rights, title and interest in and to all assets located at or held or used in connection with the business, except for certain excluded assets. Pursuant to the APA, we understand that at the closing of the Transaction CBAI will be purchased for total consideration of $15,500,000, consisting of (a) $12,500,000 at closing plus (b) $3,000,000 held in escrow as an indemnity holdback for a period of 24 months (collectively, the “Purchase Price”).

You have asked us whether, in our Opinion, the Transaction is fair to CBAI shareholders, collectively, from a financial point of view. In reaching our Opinion set forth herein, we have, among other things:

i.	Reviewed term sheets dated August 10, 2017 and September 20, 2017, as well as the draft APA’s and Disclosure Schedules, including the latest version dated February 6, 2018, which, for purposes of this Opinion we have assumed, with your permission to be identical in all material respects to the document to be executed;

ii.	Discussed with the senior management of CBAI the financial consequences of the Transaction;

iii.	Reviewed certain financial and other information about the Company that was publicly available;

iv.	Reviewed information furnished to us by the Company’s management, including certain internal financial analyses, budgets, reports and other information;

v.	Held discussions with various members of senior management of the Company concerning historical and current operations, financial conditions and prospects including recent financial performance;

vi.	Reviewed the recent share trading price history of the Company;

vii.	Reviewed the valuation of the Company implied by the Purchase Price;

viii.	Reviewed the financial terms of selected acquisition transactions involving companies in lines of business that we deemed comparable in certain respects to the business of the Company;

ix.	Compared the financial performance and other key metrics of certain other comparable publicly traded companies and their securities; and

x.	Performed such other analyses and considered such other factors as we have deemed appropriate.

We did not apply the Discounted Cash Flow Methodology since financial projections for CBAI were not provided, other than a fiscal 2017 estimate. We note that projecting future results of any company is inherently subject to uncertainty. In addition, in rendering this Opinion, we have assumed that the Company’s fiscal 2017 estimate has been reasonably prepared by management and reflect management’s best currently available estimates and good faith judgment of the future competitive, operating and regulatory environment and related financial performance of the Company. We express no Opinion as to the estimate or the assumptions on which they are based.

In our review and analysis and in rendering this Opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. This Opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects material to our analysis. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect.

In rendering this Opinion we have also assumed that: (i) in all respects material to our analysis that the representations and warranties of each party contained in the APA are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the APA and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof which would affect the amount or timing of receipt of the Purchase Price; (ii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the APA be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company were as set forth in the consolidated financial statements provided to us by the Company as of the respective dates of such financial statements.

In our review, we did not obtain or receive any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the books and records or the assets of the Company, nor have we been furnished with any such evaluations or appraisals or reports of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. Our Opinion is based on economic, monetary, market and other conditions existing and which can be evaluated as of the date hereof. We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the APA to the Company and its stockholders. In addition, in preparing this Opinion, we have not taken into account any tax consequences of the Transaction to either the Company or to any holder of Common Stock.

In arriving at our Opinion, we did not attribute any particular weight to any analysis or factor considered by us, but instead made qualitative judgments as to the significance and relevance of each analysis and factor. Each method of analysis has inherent strengths and weaknesses, and the nature of the available information may further affect the analytic value of particular methods. Accordingly, our analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein.

It is understood that we have prepared this report solely for the Board of Directors in connection with its review of the Transaction, and we will receive a fee from CBAI for such services upon delivery of this Opinion irrespective of our conclusions. In rendering our Opinion, we have not been engaged to act as an agent of or fiduciary to CBAI, CCSCS, or any other third party. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Transaction. We were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Transaction, or to provide services other than the delivery of this Opinion. Our Opinion does not address the relative merits of the Transaction contemplated by the APA as compared to any alternative transactions that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Transaction or the terms of the APA or the documents referred to therein. Our Opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote or act on any matter relevant to the APA (including without limitation, whether or not to tender Common Stock in connection with the Offer). We have assumed that in conducting the process leading up to the Transaction, the Board of Directors of CBAI has complied with its fiduciary duties and that the decision of the Board of Directors to enter negotiations and execute the APA with CCSCS was based on the exercise of appropriate business judgment.

We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion of which we become aware after the date hereof. It is understood that this letter is for the information of the Board of Directors of the Company and may not be disclosed publicly (except under certain conditions which are enumerated in our engagement letter) in any manner without our prior written approval. In furnishing this Opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Based upon and subject to the foregoing, we are of the Opinion as investment bankers that, as of the date hereof, the Purchase Price to be received by the holders of shares of Common Stock pursuant to the APA is fair, from a financial point of view, to such holders.

Respectfully submitted,

CREO | MONTMINY & Co., LLC

By:	/s/ Joel Montminy
Joel Montminy
President & CEO

Date: February 6, 2018

 Annex C

FLORIDA BUSINESS CORPORATION ACT – APPRAISAL RIGHTS STATUTE

Florida Statutes

Title XXXVI. BUSINESS ORGANIZATIONS

Chapter 607. CORPORATIONS (§§ 607.0101 to 607.193)

Part I. GENERAL PROVISIONS (§§ 607.0101 to 607.193)

Section 607.1301. Appraisal rights; definitions

The following definitions apply to ss. 607.1302 - 607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302 (2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322 - 607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

Section 607.1302. Right of shareholders to appraisal

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(g) An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(h) An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(i) A merger, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(j) A merger, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

Section 607.1303. Assertion of rights by nominees and beneficial owners

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322 (2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Section 607.1320. Notice of appraisal rights

(1) If proposed corporate action described in s. 607.1302 (1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301 - 607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302 (1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

Section 607.1321. Notice of intent to demand payment

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320 (3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

Section 607.1322. Appraisal notice and form

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 (1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301 - 607.1333.

Section 607.1323. Perfection of rights; right to withdraw

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322 (1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322 (2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322 (2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

Section 607.1324. Shareholder’s acceptance of corporation’s offer

(1) If the shareholder states on the form provided in s. 607.1322 (1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

Section 607.1326. Procedure if shareholder is dissatisfied with offer

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322 (2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322 (1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322 (2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322 (2)(b)4.

Section 607.1330. Court action

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

Section 607.1331. Court costs and counsel fees

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

Section 607.1332. Disposition of acquired shares

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

Section 607.1333. Limitation on corporate payment

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

 Annex D

PROPOSED FORM OF ARTICLES OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

TO IMPLEMENT THE PROTECTIVE AMENDMENT

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CORD BLOOD AMERICA, INC.

Cord Blood America, Inc., a corporation organized and existing under and by virtue of the Florida Business Corporation Act (the “Corporation”), adopts the following articles of amendment to its Amended and Restated Articles of Incorporation. These Articles of Amendment to the Amended and Restated Articles of Incorporation add an Article VII to the Amended and Restated Articles of Incorporation to read in its entirety as follows:

ARTICLE VII:

Section 1. Definitions.

As used in this Article VII, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treas. Reg. § 1.382-2T shall include any successor provisions):

(a)	“4.99-percent Transaction” means any Transfer described in clause (a) or (b) of Section 2 of this Article VII.

(b)	“4.99-percent Shareholder” means a Person or group of Persons that is a “5-percent shareholder” of the Corporation pursuant to Treas. Reg. § 1.382-2T(g), as applied by replacing “5-percent” with “4.99-percent” and “five percent” with “4.99 percent,” where applicable.

(c)	“Agent” has the meaning set forth in Section 5 of this Article VII.

(d)	“Board of Directors” means the board of directors of the Corporation.

(e)	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(f)	“Corporation Security” or “Corporation Securities” means (i) any Stock, (ii) shares of preferred stock issued by the Corporation (other than preferred stock described in § 1504(a)(4) of the Code), and (iii) warrants, rights, or options (including options within the meaning of Treas. Reg. § 1.382-2T(h)(4)(v) or Treas. Reg. § 1.382-4(d)(9)) to purchase securities of the Corporation.

(g)	“Effective Date” means the date of filing of these Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation with the Secretary of State of the State of Florida.

(h)	“Excess Securities” has the meaning set forth in Section 4 of this Article VII.

(i)	“Expiration Date” means the earliest of (i) the close of business on the date that is the third anniversary of the Effective Date, (ii) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article VII is no longer necessary or desirable for the preservation of Tax Benefits, (iii) the close of business on the first day of a taxable year of the Corporation as to which the Board of Directors determines that no Tax Benefits may be carried forward or (iv) such date as the Board of Directors shall fix in accordance with Section 12 of this Article VII.

(j)	“Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with Treas. Reg. § 1.382-2T(g), (h), (j) and (k) and Treas. Reg. § 1.382-4, or any successor provisions and other pertinent Internal Revenue Service guidance.

(k)	“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treas. Reg. § 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treas. Reg. § 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group.

(l)	“Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

(m)	“Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article VII.

(n)	“Public Group” has the meaning set forth in Treas. Reg. § 1.382-2T (f) (13).

(o)	“Purported Transferee” has the meaning set forth in Section 4 of this Article VII.

(p)	“Remedial Holder” has the meaning set forth in Section 7 of this Article VII.

(q)	“Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treas. Reg. § 1.382-2T (f) (18).

(r)	“Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect and constructive ownership determined under the provisions of Section 382 of the Code and the Treasury Regulations thereunder, including, for the avoidance of doubt, any ownership whereby a Person owns Stock pursuant to a “coordinated acquisition” treated as a single “entity” as defined in Treas. Reg. § 1.382-3(a)(1), or such Stock is otherwise aggregated with Stock owned by such Person pursuant to the provisions of Section 382 of the Code and the Treasury Regulations thereunder.

(s)	“Tax Benefits” means the net operating loss carry forwards, capital loss carry forwards, general business credit carry forwards, alternative minimum tax credit carry forwards and foreign tax credit carry forwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

(t)	“Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition, event or occurrence or other action taken by a Person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treas. Reg. § 1.382-4(d)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.

(u)	“Transferee” means any Person to whom Corporation Securities are Transferred.

(v)	“Treasury Regulations” or “Treas. Reg.” means the regulations, including temporary regulations or any successor regulations, promulgated under the Code, as amended from time to time.

Section 2. Transfer and Ownership Restrictions. In order to preserve the Tax Benefits, from and after the Effective Date of this Article VII any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (a) any Person or Persons would become a 4.99-percent Shareholder or (b) the Percentage Stock Ownership in the Corporation of any 4.99-percent Shareholder would be increased. The prior sentence is not intended to prevent Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transaction in Corporation Securities entered into through the facilities of a national securities exchange; provided, however, that the Corporation Securities and parties involved in such transaction shall remain subject to the provisions of this Article VII in respect of such transaction.

Section 3. Exceptions.

(a)	Notwithstanding anything to the contrary herein, Transfers to a Public Group (including a new Public Group created under Treas. Reg. § 1.382-2T (j) (3) (i)) shall be permitted.

(b)	The restrictions set forth in Section 2 of this Article VII shall not apply to an attempted Transfer that is a 4.99-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this Section 3 of this Article VII, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or Transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in a limitation on the use of the Tax Benefits as a result of the application of Section 382 of the Code; provided that the Board of Directors may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. The Board of Directors may grant its approval in whole or in part with respect to such Transfer and may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article VII through duly authorized officers or agents of the Corporation. Nothing in this Section 3 of this Article VII shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

Section 4. Excess Securities.

(a)	No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). The Purported Transferee shall not be entitled, with respect to such Excess Securities, to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 5 of this Article VII or until an approval is obtained under Section 3 of this Article VII. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 4 or Section 5of this Article VII shall also be a Prohibited Transfer.

(b)	The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Company with respect to its direct or indirect ownership interests in such Corporation Securities. The Company may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article VII, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Stock and other evidence that a Transfer will not be prohibited by this Article VII as a condition to registering any transfer.

Section 5. Transfer to Agent. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer, then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sale proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6 of this Article VII if the Agent rather than the Purported Transferee had resold the Excess Securities.

Section 6. Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount (or fair market value) shall be determined at the discretion of the Board of Directors; and (iii) third, any remaining amounts shall be paid to one or more organizations selected by the Board of Directors which is described under Section 501(c)(3) of the Code (or any comparable successor provision) and contributions to which are eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2552 of the Code. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 6 of this Article VII. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6 of this Article VII inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

Section 7. Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer which does not involve a transfer of Corporation Securities within the meaning of Florida law but which would cause a 4.99-percent Shareholder to violate a restriction on Transfers provided for in this Article VII, the application of Sections 5 and 6 of this Article VII shall be modified as described in this Section 7 of this Article VII. In such case, no such 4.99-percent Shareholder shall be required to dispose of any interest that is not a Corporation Security, but such 4.99-percent Shareholder and/or any Person whose ownership of Corporation Securities is attributed to such 4.99-percent Shareholder (such 4.99-percent Shareholder or other Person, a “Remedial Holder”) shall be deemed to have disposed of and shall be required to dispose of sufficient Corporation Securities (which Corporation Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.99-percent Shareholder, following such disposition, not to be in violation of this Article VII. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Corporation Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 5 and 6 of this Article VII, except that the maximum aggregate amount payable to a Remedial Holder in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. A Remedial Holder shall not be entitled, with respect to such Excess Securities, to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, following the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such 4.99-percent Shareholder or such other Person. The purpose of this Section 7 of this Article VII is to extend the restrictions in Sections 2 and 5 of this Article VII to situations in which there is a 4.99-percent Transaction without a direct Transfer of Corporation Securities, and this Section 7 of this Article VII, along with the other provisions of this Article VII, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

Section 8. Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 5 of this Article VII (whether or not made within the time specified in Section 5 of this Article VII), then the Corporation may take such actions as it deems appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 8 of this Article VII shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article VII being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in Section 5 of this Article VII to constitute a waiver or loss of any right of the Corporation under this Article VII. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article VII.

Section 9. Liability. To the fullest extent permitted by law, any shareholder subject to the provisions of this Article VII who knowingly violates the provisions of this Article VII and any Persons controlling, controlled by or under common control with such shareholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

Section 10. Obligation to Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article VII or the status of the Tax Benefits of the Corporation.

Section 11. Legends. The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this Article VII bear the following legend:

“THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE AMEDNED AND RESTATED ARTICLES OF INCORPORATION) OF STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A 4.99-PERCENT SHAREHOLDER (AS DEFINED IN THE AMENDED AND RESTATED ARTICLES OF INCORPORATION). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE AMENDED AND RESTATED ARTTICLES OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE FLORIDA BUSINESS CORPORATION ACT (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES THAT VIOLATE THE TRANSFER RESTRICTIONS WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CAUSE THE 4.99-PERCENT SHAREHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Section 3 of this Article VII also bear a conspicuous legend referencing the applicable restrictions.

Section 12. Authority of Board of Directors.

(a)	The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article VII, including, without limitation, (1) the identification of 4.99-percent Shareholders, (2) whether a Transfer is a 4.99-percent Transaction or a Prohibited Transfer, (3) the Percentage Stock Ownership in the Corporation of any 4.99-percent Shareholder, (4) whether an instrument constitutes a Corporation Security, (5) the amount (or fair market value) due to a Purported Transferee pursuant to Section 6 of this Article VII, and (6) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article VII. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article VII for purposes of determining whether any Transfer of Corporation Securities would jeopardize or endanger the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article VII.

(b)	Nothing contained in this Article VII shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its shareholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (1) accelerate the Expiration Date, (2) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article VII, (3) modify the definitions of any terms set forth in this Article VII or (4) modify the terms of this Article VII as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Shareholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(c)	In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article VII requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article VII. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article VII. The Board of Directors may delegate all or any portion of its duties and powers under this Article VII to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article VII through duly authorized officers or agents of the Corporation. Nothing in this Article VII shall be construed to limit or restrict the Board of Directors in its exercise of its fiduciary duties under applicable law.

Section 13. Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article VII. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by, any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

Section 14. Benefits of this Article VII. Nothing in this Article VII shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article VII. This Article VII shall be for the sole and exclusive benefit of the Corporation and the Agent.

Section 15. Severability. The purpose of this Article VII is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article VII or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article VII.

Section 16. Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article VII, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence.

Resolutions were duly adopted by the Board of Directors of the Corporation on [________], 2018 setting forth these proposed Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation and declaring said Articles of Amendment to be advisable and recommended for approval by the shareholders of the Corporation.

Pursuant to resolution of its Board of Directors, a special meeting of the shareholders of the Corporation was duly called and held on [________], 2018, upon notice in accordance with Section 607.0702 of the Florida Business Corporation Act, at which meeting the necessary number of shares as required by applicable law was voted in favor of these Articles of Amendment.

Said Articles of Amendment were duly adopted in accordance with the provisions of Section 607.1006 of the Florida Business Corporation Act.

IN WITNESS WHEREOF, the Corporation, by and through the undersigned duly authorized person, has executed these Articles of Amendment of the Amended and Restated Articles of Incorporation on this      day of                     , 2018 and affirms that the statements made herein are true under the penalties of perjury.

CORD BLOOD AMERICA, INC.

By:
Name:
Title:

SPECIAL MEETING OF STOCKHOLDERS OF

CORD BLOOD AMERICA, INC.

[_____________, ______________ ____], 2018

[_____________] Time

[LOCATION]

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CORD BLOOD AMERICA, INC. (THE “COMPANY”) FOR USE ONLY AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [_____________ _____], 2018 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby appoints [Anthony Snow] and [David Sandberg] as proxies (the “Named Proxies”), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Cord Blood America, Inc. (the “Company”) held of record by the undersigned on [_____________ ___], 2018, at the Special Meeting of Shareholders to be held on [_____________ ___], 2018, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as designated on the other side.  If no choice is specified, this proxy will be voted “FOR” each of the following:

1.	the sale of substantially all of the assets of the Company and its subsidiaries pursuant to the Asset Purchase Agreement attached as Annex A to the Proxy Statement (the “Sale”);

2.	an amendment to the Company’s Amended and Restated Articles of Incorporation to change its corporate name, contingent on and effective upon the consummation of the Sale; and

3.	an amendment to the Company’s Amended and Restated Articles of Incorporation to adopt a provision that protects the net operating losses of the Company by restricting the transfer of the Company’s shares (attached as Annex D to the Proxy Statement); and

4.	the grant of authority to the Board of Directors of the Company (the “Board”) to adjourn the meeting, even if a quorum is present, if necessary or appropriate in the sole discretion of the Board, including to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Sale and/or the change of the Company’s name.

Also, by signing this proxy, you revoke all prior proxies and authorize the above Named Proxies to vote in their discretion upon such other business as may properly come before the meeting.  The Company anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement and notice for the Special Meeting of Shareholders to be held [____________ ____], 2018.

See reverse for voting instructions.

Please detach here

THE BOARD OF DIRECTORS OF CORD BLOOD AMERICA, INC. RECOMMENDS

A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY.

1.	The sale of substantially all of the assets of Cord Blood America, Inc. and its subsidiaries pursuant to, and the other transactions contemplated by, the Asset Purchase Agreement attached as Annex A to the Proxy Statement (the “Sale”):	☐ For	☐ Against	☐ Abstain

2.	An amendment to the Company’s Amended and Restated Articles of Incorporation to change its corporate name, contingent on and effective upon the consummation of the Sale:	☐ For	☐ Against	☐ Abstain

3.	An amendment to the Company’s Amended and Restated Articles of Incorporation to protect the net operating losses of the Company by restricting the transfer of the Company’s shares (attached as Annex D to the Proxy Statement):	☐ For	☐ Against	☐ Abstain

4.	The grant of authority to the Board of Directors of the Company (the “Board”) to adjourn the meeting, even if a quorum is present, if necessary or appropriate in the sole discretion of the Board, including to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Sale and/or the change of the Company’s name:	☐ For	☐ Against	☐ Abstain

5.	In their discretion, Anthony Snow and David Sandberg are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE ABOVE PROPOSALS.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) of Shareholder
Please sign exactly as your name(s) appears on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.